     As filed with the Securities and Exchange Commission on September 12, 1996


                                                     Registration No. 333-10343

===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                          --------------------------
                                AMENDMENT NO. 1
                                      to
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                          --------------------------


                             SYNBIOTICS CORPORATION
             (Exact name of Registrant as specified in its charter)


        CALIFORNIA                           283                      95-3737816
(State or other jurisdiction of   (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization)     Classification Code Number)   Identification No.)
- -------------------------------   ----------------------------   ------------------

                               11011 VIA FRONTERA
                          SAN DIEGO, CALIFORNIA 92127
                                 (619) 451-3771

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                   Kenneth M. Cohen, Chief Executive Officer
                             Synbiotics Corporation
                               11011 Via Frontera
                          San Diego, California 92121
                                 (619) 451-3771
 (Name, address, including zip code, and telephone number, including area code, of agent for service)


                           --------------------------

COPIES OF ALL COMMUNICATIONS, INCLUDING ALL COMMUNICATIONS SENT TO THE AGENT FOR
                          SERVICE, SHOULD BE SENT TO:

                               Hayden J. Trubitt
                        BROBECK, PHLEGER & HARRISON LLP
                          550 W. C Street, Suite 1300
                              San Diego, CA 92101
                                 (619) 234-1966

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 UPON CONSUMMATION OF THE ACQUISITION DESCRIBED HEREIN AND AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

   If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                           --------------------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                            SYNBIOTICS CORPORATION
                            ----------------------

              CROSS-REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
                   OF INFORMATION REQUIRED BY ITEMS OF FORM S-4

    FORM S-4 REGISTRATION STATEMENT ITEM AND HEADING                               LOCATION IN PROSPECTUS
    ------------------------------------------------                               ----------------------
                                  (Information About the Transaction)
1.  Forepart of the Registration Statement and Outside
    Front Cover Page of Prospectus...................................    Facing Page; Cross-Reference Sheet;
                                                                         Outside Front Cover Page
2.  Inside Front and Outside Back Cover Pages of
    Prospectus.......................................................    Inside Front and Outside Back Cover Pages

3.  Risk Factors, Ratio of Earnings to Fixed Charges and
    Other Information................................................    Summary; Risk Factors

4.  Terms of the Transaction.........................................    The Acquisition

5.  Pro Forma Financial Information..................................    Pro Forma Condensed Financial Statements

6.  Material Contacts with the Company Being Acquired................    The Acquisition

7.  Additional Information Required for Reoffering by
    Persons and Parties Deemed to be Underwriters....................    *

8.  Interests of Named Experts and Counsel...........................    Legal Matters; Experts

9.  Disclosure of Commission Position on Indemnification
    for Securities Act Liabilities...................................    *

                                  (Information about the Registrant)

10.  Information with Respect to S-3 Registrants.....................    *

11.  Incorporation of Certain Information by Reference...............    *

12.  Information with Respect to S-2 or S-3 Registrants..............    *

13.  Incorporation of Certain Information by Reference...............    *

14.  Information with Respect to Registrants other than                  Outside Front Cover Page; Summary;
     S-2 or S-3 Registrants..........................................    Introduction; Risk Factors; The
                                                                         Acquisition; Pro Forma Condensed
                                                                         Financial Statements; Market Price of
                                                                         Synbiotics Common Stock; Synbiotics
                                                                         Management's Discussion and Analysis or
                                                                         Plan of Operation; Financial Statements

                       (Information about the Company being Acquired)

15.  Information with Respect to S-3 Companies.......................    *

16.  Information with Respect to S-2 or S-3 Companies................    *



     FORM S-4 REGISTRATION STATEMENT ITEM AND HEADING                              LOCATION IN PROSPECTUS
     ------------------------------------------------                              ----------------------
17.  Information with Respect to Companies other than                     Outside Front Cover Page; Summary;
     S-2 or S-3 Companies.............................................    Introduction; Risk Factors; The
                                                                          Acquisition; Pro Forma Condensed
                                                                          Financial Statements; Business (ICG);
                                                                          Market Price of ICG Common Stock;
                                                                          Dividends; ICG Management's Discussion
                                                                          and Analysis or Plan of Operation;
                                                                          Financial Statements

                                  (Voting and Management Information)

18.  Information if Proxies, Consents or Authorizations are               Summary; Election of Synbiotics Directors;
     to be Solicited..................................................    Amendment of Synbiotics Restated Articles
                                                                          of Incorporation; Shareholder Proposals for
                                                                          1997 Synbiotics Proxy Statement; Executive
                                                                          Officers and Certain Other Significant
                                                                          Employees; Executive Compensation and
                                                                          Other Employment Matters
19.  Information if Proxies, Consents or Authorizations are
     Not to be Solicited or in an Exchange Offer......................    *

_________________________
* Not Applicable.

                            SYNBIOTICS CORPORATION
                               11011 VIA FRONTERA
                          SAN DIEGO, CALIFORNIA 92127


Dear Shareholder:                                             September 16, 1996


  An Annual Meeting of Shareholders of Synbiotics Corporation will be held on October 24, 1996, at 10:30 a.m., local time, at the Doubletree Carmel Highlands Resort, 14455 Penasquitos Drive, San Diego, CA 92129 (the "Synbiotics Meeting").


  At this Synbiotics Meeting, you will be asked to consider and vote (i) to approve Synbiotics' acquisition of substantially all the assets of International Canine Genetics, Inc., a Delaware corporation ("ICG") pursuant to a Purchase Agreement dated July 23, 1996 and amended September 7, 1996 (the "Acquisition"),
(ii) to elect a Board of Directors for the following year, (iii) to consider a proposal to amend Article Fourth of the Restated Articles of Incorporation, and
(iv) to transact such other business as may properly come before the meeting or any postponements or adjournment thereof.

  Synbiotics will own substantially all the assets of ICG upon the effectiveness of the Acquisition (which will occur as soon as possible after obtaining all necessary shareholder approvals, and satisfaction of certain other conditions) (the "Acquisition Date"). On the Acquisition Date, ICG shall receive $1.00 cash plus Synbiotics Common Stock (collectively, the "Acquisition Shares"), the number of which shall be 1,400,000, provided that the average closing sales price of the Common Stock of Synbiotics as quoted on the Nasdaq National Market for the five (5) trading days ending one business day prior to the Acquisition Date (the "Average Closing Sales Price") is not greater than $3.50 per share or less than $2.50 per share. If the Average Closing Sales Price is greater than $3.50 per share, the number of Acquisition Shares shall be equal to 1,400,000 multiplied by a fraction, the numerator of which shall be $3.50 and the denominator of which shall be the Average Closing Sales Price. If the Average Closing Sales Price is less than $2.50 per share, the number of Acquisition Shares shall be equal to 1,400,000 multiplied by a fraction, the numerator of which shall be $2.50 and the denominator of which shall be the Average Closing Sales Price. In addition, all outstanding options to purchase ICG Common Stock under ICG's 1992 Stock Option Plan and all outstanding warrants to purchase ICG Common Stock will be assumed and will become exercisable for shares of Synbiotics Common Stock as of the Acquisition Date. On the Acquisition Date, ICG will own approximately 18% of the then-outstanding Synbiotics Common Stock (assuming the Average Closing Sales Price is between $2.50 and $3.50). Each of these aspects of the Acquisition is more fully described in the enclosed Joint Proxy Statement/Prospectus.

  Synbiotics is registering the issuance of the Acquisition Shares and the shares of Synbiotics Common Stock to be issued upon exercise of the ICG Warrants (the "Warrant Shares") under the Securities Act of 1933, as amended. Synbiotics will cause the shares of Synbiotics Common Stock to be issued upon exercise of the ICG Options to be registered under the Securities Act of 1933, as amended on Form S-8 at or promptly after the Acquisition Date.

  THE SYNBIOTICS BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PURCHASE AGREEMENT AND THE ACQUISITION DESCRIBED IN THE ATTACHED MATERIAL AND THE TRANSACTIONS CONTEMPLATED THEREBY. THE BOARD OF DIRECTORS RECOMMENDS THAT THE SYNBIOTICS SHAREHOLDERS APPROVE THE MATTERS DESCRIBED IN THE ACCOMPANYING MATERIAL.

  In the material accompanying this letter, you will find a Notice of Annual Meeting of Shareholders, a Joint Proxy Statement/Prospectus relating to, among other things, the actions to be taken by Synbiotics shareholders at the Synbiotics Meeting and a proxy card. The Joint Proxy Statement/Prospectus more fully describes the proposed Acquisition and the other matters to be considered by Synbiotics shareholders at the Synbiotics Meeting and includes important information about Synbiotics and ICG. It also serves as a Prospectus for Synbiotics describing the investment in Synbiotics that ICG will receive upon consummation of the Acquisition.

  All shareholders are cordially invited to attend the Synbiotics Meeting in person. However, whether or not you plan to attend the Synbiotics Meeting, please complete, sign, date and return your proxy in the enclosed postage-paid envelope. If you attend the Synbiotics Meeting, you may vote in person if you wish, even though you have previously returned your proxy.

                              Sincerely,

                              Kenneth M. Cohen
                              President and Chief Executive Officer

                             SYNBIOTICS CORPORATION
                               11011 VIA FRONTERA
                          SAN DIEGO, CALIFORNIA  92127

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON OCTOBER 24, 1996

  NOTICE IS HEREBY GIVEN that an Annual Meeting of Shareholders of Synbiotics Corporation, a California corporation ("Synbiotics"), will be held on October 24, 1996, at 10:30 a.m., local time, at the Doubletree Carmel Highlands Resort, 14455 Penasquitas Drive, San Diego, CA 92129, to consider and vote upon the following matters, which are more fully described in the accompanying Joint Proxy Statement/Prospectus:

  1. To approve the principal terms of the acquisition by Synbiotics of substantially all of the assets of International Canine Genetics, Inc., a Delaware corporation ("ICG") (the "Acquisition") pursuant to a Purchase Agreement dated July 23, 1996 and amended September 7, 1996. On the Acquisition Date, ICG shall receive Synbiotics Common Stock (collectively, the "Acquisition Shares"), the number of which shall be 1,400,000, provided that the average closing sales price of the Common Stock of Synbiotics as quoted on the Nasdaq National Market for the five (5) trading days ending one business day prior to the Acquisition Date (the "Average Closing Sales Price") is not greater than $3.50 per share or less than $2.50 per share. If the Average Closing Sales Price is greater than $3.50 per share, the number of Acquisition Shares shall be equal to 1,400,000 multiplied by a fraction, the numerator of which shall be $3.50 and the denominator of which shall be the Average Closing Sales Price. If the Average Closing Sales Price is less than $2.50 per share, the number of Acquisition Shares shall be equal to 1,400,000 multiplied by a fraction, the numerator of which shall be $2.50 and the denominator of which shall be the Average Closing Sales Price. In addition, all outstanding options to purchase ICG Common Stock under ICG's 1992 Stock Option Plan and all outstanding warrants to purchase ICG Common Stock will be assumed and will become exercisable for shares of Synbiotics Common Stock as of the Acquisition Date. Each of these aspects of the Acquisition is more fully described in the enclosed Joint Proxy Statement/Prospectus.

  2. To elect a Board of Directors for the following year. Management has nominated the following persons for election at the Synbiotics Meeting:
     Kenneth M. Cohen, James C. DeCesare, Brenda D. Gavin, D.V.M., M. Blake Ingle, Ph.D., and Donald E. Phillips.

  3. To consider a proposal to amend Article Fourth of the Restated Articles of Incorporation.

  4. To transact such other business as may properly come before the meeting or any postponements or adjournment thereof.

  Only shareholders of record at the close of business on September 6, 1996 are entitled to notice of, and to vote at the Synbiotics Meeting, or at any adjournment or postponement thereof.

                         By Order of the Board of Directors,


                         Michael K. Green
                         Secretary

APPROVAL OF THE PRINCIPAL TERMS OF THE ACQUISITION REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF SYNBIOTICS COMMON STOCK ENTITLED TO VOTE. ABSTENTIONS WILL BE COUNTED FOR PURPOSES OF DETERMINING WHETHER A QUORUM IS PRESENT AT THE SYNBIOTICS MEETING AND WILL HAVE THE EFFECT OF NEGATIVE VOTES. WHETHER OR NOT YOU PLAN TO ATTEND THE SYNBIOTICS MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON, IF YOU WISH TO DO SO, EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR
PROXY.

                      INTERNATIONAL CANINE GENETICS, INC.
                            271 GREAT VALLEY PARKWAY
                          MALVERN, PENNSYLVANIA  19355

Dear Stockholder:                                             September 16, 1996


  A Special Meeting of Stockholders of International Canine Genetics, Inc. will be held on October 17, 1996, at 1:00 p.m., local time, at the Desmond Hotel, One Liberty Boulevard, Malvern, Pennsylvania 19355 (the "ICG Meeting").

  At this ICG Meeting, you will be asked to consider and vote (i) authorize the sale of substantially all of ICG's assets to Synbiotics Corporation, a California corporation ("Synbiotics"), pursuant to a Purchase Agreement dated July 23, 1996 and amended September 7, 1996 (the "Acquisition"), and (ii) to transact such other business as may properly come before the meeting or any postponements or adjournment thereof.

  ICG will sell substantially all of its assets to Synbiotics upon the effectiveness of the Acquisition (which will occur as soon as possible after obtaining all necessary stockholder approvals, and satisfaction of certain other conditions)(the "Acquisition Date"). On the Acquisition Date, ICG shall receive $1.00 cash plus Synbiotics Common Stock (collectively, the "Acquisition Shares"), the number of which shall be 1,400,000, provided that the average closing sales price of the Common Stock of Synbiotics as quoted on the NASDAQ National market for the five (5) trading days ending one business day prior to the Acquisition Date (the "Average Closing Sales Price") is not greater than $3.50 per share or less than $2.50 per share. If the Average Closing Sales Price is greater than $3.50 per share, the number of Acquisition Shares shall be equal to 1,400,000 multiplied by a fraction, the numerator of which shall be $3.50 and the denominator of which shall be the Average Closing Sales Price. If the Average Closing Sales Price is less than $2.50 per share, the number of Acquisition Shares shall be equal to 1,400,000 multiplied by a fraction, the numerator of which shall be $2.50 and the denominator of which shall be the Average Closing Sales Price. In addition, all outstanding options to purchase ICG Common Stock under ICG's 1992 Stock Option Plan and all outstanding warrants to purchase ICG Common Stock will be assumed and will become exercisable for shares of Synbiotics Common Stock as of the Acquisition Date. On the Acquisition Date, ICG will own approximately 18% of the then-outstanding Synbiotics common Stock (assuming the Average Closing Sales Price is between $2.50 and $3.50). Each of these aspects of the Acquisition is more fully described in the enclosed Joint Proxy Statement/Prospectus.

  Synbiotics is registering the issuance of the Acquisition Shares and the shares of Synbiotics Common Stock to be issued upon exercise of the ICG Warrants (the "Warrant Shares") under the Securities Act of 1933, as amended. Synbiotics will cause the shares of Synbiotics Common Stock to be issued upon exercise of the ICG Options to be registered under the Securities Act of 1933, as amended, on Form S-8 at or promptly after the Acquisition Date.

  The ICG Board of Directors has unanimously approved the Purchase Agreement and the Acquisition described in the attached material and the transactions contemplated thereby and has determined that the Acquisition is in the best interests of ICG and the ICG stockholders. The Board of Directors recommends that the ICG stockholders authorize the Acquisition.

  In the material accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a Joint Proxy Statement/Prospectus relating to, among other things, the actions to be taken by ICG stockholders at the ICG Meeting and a proxy card. The Joint Proxy Statement/Prospectus more fully describes the proposed Acquisition and includes important information about ICG and Synbiotics. It also serves as a Prospectus for Synbiotics describing the investment in Synbiotics that ICG will receive upon consummation of the Acquisition.

  All Stockholders are cordially invited to attend the ICG Meeting in person. However, whether or not you plan to attend the ICG Meeting, please complete, sign, date and return your proxy in the enclosed postage-paid envelope. If you attend the ICG Meeting, you may vote in person if you wish, even though you have previously returned your proxy.

                         Sincerely,

                         Paul A. Rosinack, President and Chief Executive Officer

                      INTERNATIONAL CANINE GENETICS, INC.
                            271 GREAT VALLEY PARKWAY
                          MALVERN, PENNSYLVANIA  19355

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 17, 1996


  NOTICE IS HEREBY GIVEN that a Special Meeting of stockholders of International Canine Genetics, Inc., a Delaware corporation ("ICG"), will be held on October 17, 1996, at 1:00, p.m., local time, at the Desmond Hotel, One Liberty Boulevard, Malvern, Pennsylvania 19355, to consider and vote upon the following matters, which are more fully described in the accompanying Joint Proxy Statement/Prospectus:

  1. To authorize the sale of substantially all of the assets of ICG to Synbiotics Corporation, a California corporation ("Synbiotics") pursuant to the terms of a Purchase Agreement dated July 23, 1996 and amended September 7, 1996 (the "Acquisition"). On the Acquisition Date, ICG shall receive $1.00 cash plus Synbiotics Common Stock (collectively, the "Acquisition Shares"), the number of which shall be 1,400,000, provided that the average closing sales price of the Common Stock of Synbiotics as quoted on the NASDAQ National Market for the five (5) trading days ending one business day prior to the Acquisition Date (the "Average Closing Sales Price") is not greater than $3.50 per share or less than $2.50 per share. If the Average Closing Sales Price is greater than $3.50 per share, the number of Acquisition Shares shall be equal to 1,400,000 multiplied by a fraction, the numerator of which shall be $3.50 and the denominator of which shall be the Average closing Sales Price. If the Average Closing Sales Price is less than $2.50 per share, the number of Acquisition Shares shall be equal to 1,400,000 multiplied by a fraction, the numerator of which shall be $2.50 and the denominator of which shall be the Average Closing Sales Price. In addition, all outstanding options to purchase ICG Common Stock under ICG's 1992 Stock Option Plan and all outstanding warrants to purchase ICG Common Stock will be assumed and will become exercisable for shares of Synbiotics Common Stock as of the Acquisition Date. On the Acquisition Date, ICG will own approximately 18% of the then-outstanding Synbiotics Common Stock (assuming the Average Closing Sales Price is between $2.50 and $3.50). Each of these aspects of the Acquisition is more fully described in the enclosed Joint Proxy Statement/Prospectus.

  2. To transact such other business as may properly come before the meeting or any postponements or adjournment thereof.

  Only stockholders of record at the close of business on September 4, 1996 are entitled to notice of, and to vote at the ICG Meeting, or at any adjournment or postponement thereof.

                         By Order of the Board of Directors



                         John R. Bauer, Secretary


APPROVAL OF THE PRINCIPAL TERMS OF THE ACQUISITION REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF ICG COMMON STOCK ENTITLED TO VOTE. ABSTENTIONS WILL BE COUNTED FOR PURPOSES OF DETERMINING WHETHER A QUORUM IS PRESENT AT THE ICG MEETING AND WILL HAVE THE EFFECT OF NEGATIVE VOTES. WHETHER OR NOT YOU PLAN TO ATTEND THE ICG MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT /PROSPECTUS. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON, IF YOU WISH TO DO SO, EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY.

                            SYNBIOTICS CORPORATION
                                   PROSPECTUS
                 (1,712,142 shares of Synbiotics Common Stock)
                                      and
                      INTERNATIONAL CANINE GENETICS, INC.
          JOINT PROXY STATEMENT FOR THEIR ANNUAL AND SPECIAL MEETINGS
          OF STOCKHOLDERS, RESPECTIVELY,  TO BE HELD OCTOBER 24, 1996
                       AND OCTOBER 17, 1996, RESPECTIVELY

     This Joint Proxy Statement/Prospectus is being furnished to holders of common stock of Synbiotics Corporation, a California corporation ("Synbiotics"), and common stock of International Canine Genetics, Inc., a Delaware corporation ("ICG"), in connection with the solicitation by their Boards of Directors for use at their Annual Meeting of Shareholders and Special Meeting of Stockholders, respectively, and at any adjournment or postponement thereof for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders and Notice of Special Meeting of Stockholders. Synbiotics' meeting will be held on October 24, 1996 at the Doubletree Carmel Highlands Resort, 14455 Penasquitos Drive, San Diego, CA 92129, commencing at 10:30 a.m.
(the "Synbiotics Meeting"). ICG's meeting will be held on October 17, 1996 at the Desmond Hotel, One Liberty Boulevard, Malvern, Pennsylvania 19355 at 1:00 p.m. (the "ICG Meeting"). This Joint Proxy Statement/Prospectus is first being mailed to the shareholders of Synbiotics and the stockholders of ICG on or about September 18, 1996.

     AT THE SYNBIOTICS MEETING, SHAREHOLDERS ARE BEING ASKED TO VOTE ON EACH OF THE FOLLOWING SEPARATE PROPOSALS (COLLECTIVELY, THE "SYNBIOTICS PROPOSALS"):

     (A) To approve the principal terms of the acquisition, pursuant to the Purchase Agreement dated July 23, 1996 and amended September 7, 1996 (the "Purchase Agreement"), by Synbiotics of substantially all the assets of ICG (the "Acquisition"). On the Acquisition Date (as defined below), ICG shall receive $1.00 cash plus Synbiotics Common Stock (collectively, the "Acquisition Shares"), the number of which shall be 1,400,000, provided that the average closing sales price of the Common Stock of Synbiotics as quoted on the Nasdaq National Market for the five (5) trading days ending one business day prior to the Acquisition Date (the "Average Closing Sales Price") is not greater than $3.50 per share or less than $2.50 per share. If the Average Closing Sales Price is greater than $3.50 per share, the number of Acquisition Shares shall be equal to 1,400,000 multiplied by a fraction, the numerator of which shall be $3.50 and the denominator of which shall be the Average Closing Sales Price. If the Average Closing Sales Price is less than $2.50 per share, the number of Acquisition Shares shall be equal to 1,400,000 multiplied by a fraction, the numerator of which shall be $2.50 and the denominator of which shall be the Average Closing Sales Price. In addition, all outstanding options to purchase ICG Common Stock under ICG's 1992 Stock Option Plan (the "ICG Options") and all outstanding warrants to purchase ICG Common Stock (the "ICG Warrants") will be assumed and will become exercisable for shares of Synbiotics Common Stock as of the Acquisition Date. Each of these aspects of the Acquisition is more fully described in this Joint Proxy Statement/Prospectus.

     (B)  To elect a Board of Directors for the following year.

     (C) To consider a proposal to amend Article Fourth of the Restated Articles of Incorporation (the "Synbiotics Charter Amendment").

     AT THE ICG MEETING, ICG STOCKHOLDERS WILL BE ASKED TO VOTE TO AUTHORIZE THE SALE OF SUBSTANTIALLY ALL OF ICG'S ASSETS TO SYNBIOTICS PURSUANT TO THE TERMS OF THE PURCHASE AGREEMENT, AS DESCRIBED IN PARAGRAPH (A) ABOVE (THE "ICG PROPOSAL").

     This Joint Proxy Statement/Prospectus also constitutes the prospectus of Synbiotics filed as part of the Registration Statement on Form S-4 relating to the Synbiotics Common Stock issuable (i) in exchange for substantially all the assets of ICG in the Acquisition and (ii) upon exercise of the ICG Warrants.
All information herein with respect to Synbiotics has been furnished by Synbiotics, and all information herein with respect to ICG has been furnished by ICG.

     SEE "RISK FACTORS" AT PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BEFORE VOTING.
                         -------------------------------

 THE SHARES OF SYNBIOTICS COMMON STOCK TO BE ISSUED IN THE ACQUISITION HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         -------------------------------

    THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS SEPTEMBER 16, 1996

                               TABLE OF CONTENTS

                                                                                      Page
                                                                                      ----

AVAILABLE INFORMATION..............................................................     1

SUMMARY............................................................................     2

INTRODUCTION.......................................................................    11

RISK FACTORS.......................................................................    15

THE ACQUISITION (PROPOSAL FOR BOTH SYNBIOTICS AND ICG MEETINGS)....................    20

   BACKGROUND OF THE ACQUISITION...................................................    20

   DESCRIPTION OF THE ACQUISITION..................................................    22

       General.....................................................................    22
       Reasons of the Synbiotics and ICG Boards of Directors for the Acquisition...    22
       Recommendation of the Synbiotics Board of Directors; Factors Considered.....    22
       Recommendation of the ICG Board of Directors; Factors Considered............    23
       Federal Income Tax Consequences.............................................    24
       Accounting Treatment.........................................................   24
       ICG Redemptions..............................................................   24
       Resales of Synbiotics Common Stock; Affiliates...............................   25
       Rosinack Employment Agreement................................................   25
       Regulatory Requirements......................................................   25
       Dissenters' Rights...........................................................   25

   THE PURCHASE AGREEMENT...........................................................   28

       General......................................................................   28
       The Acquisition..............................................................   28
       Acquisition Date.............................................................   28
       Consideration for the Acquisition............................................   28
       S.R. One Closing.............................................................   28
       Conditions...................................................................   29
       Representations and Warranties...............................................   29
       Termination..................................................................   30
       Treatment of Warrants........................................................   30
       Treatment of Stock Options...................................................   31
       Expenses.....................................................................   31
       Acquisition Proposals........................................................   31
       Standstill Provision.........................................................   31
       Conduct of Business Pending Acquisition......................................   32
       Notification of Noncompliance................................................   32
       Best Efforts.................................................................   32
       Meetings of Stockholders.....................................................   32
       Rosinack Employment Agreement................................................   33
       Use of Name..................................................................   33
       ICG Liquidation..............................................................   33
       Limitation on Sales of Acquisition Shares by ICG.............................   33

PRO FORMA CONDENSED FINANCIAL STATEMENTS............................................   34


ELECTION OF SYNBIOTICS DIRECTORS (PROPOSAL FOR THE SYNBIOTICS MEETING).............    39

AMENDMENT OF SYNBIOTICS RESTATED ARTICLES OF INCORPORATION
   (PROPOSAL FOR THE SYNBIOTICS MEETING)...........................................    41

BUSINESS (SYNBIOTICS)..............................................................    42

MARKET PRICE OF SYNBIOTICS COMMON STOCK............................................    46

SYNBIOTICS MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS..............    47

EXECUTIVE OFFICERS AND CERTAIN OTHER SIGNIFICANT EMPLOYEES.........................    52

EXECUTIVE COMPENSATION AND OTHER EMPLOYMENT MATTERS................................    53

SECURITY OWNERSHIP OF CERTAIN SYNBIOTICS BENEFICIAL
   OWNERS AND MANAGEMENT...........................................................    56

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE............................    59

SHAREHOLDER PROPOSALS FOR 1997 SYNBIOTICS PROXY STATEMENT..........................    59

SYNBIOTICS FORM 10-KSB.............................................................    59

BUSINESS (ICG).....................................................................    60

MARKET PRICE OF ICG COMMON STOCK; DIVIDENDS........................................    68

ICG MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION......................    69

DIRECTORS AND EXECUTIVE OFFICERS OF ICG............................................    75

EXECUTIVE COMPENSATION AND CERTAIN OTHER EMPLOYMENT MATTERS OF ICG.................    76

SECURITY OWNERSHIP OF CERTAIN ICG BENEFICIAL OWNERS AND MANAGEMENT.................    77

CERTAIN TRANSACTIONS OF ICG........................................................    79

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE............................    79

STOCKHOLDER PROPOSALS FOR ICG 1997 PROXY STATEMENT.................................    79

DESCRIPTION OF SYNBIOTICS CAPITAL STOCK............................................    80

COMPARISON OF RIGHTS OF HOLDERS OF SYNBIOTICS AND ICG COMMON STOCK.................    81

INDEPENDENT ACCOUNTANTS............................................................    87

LEGAL MATTERS......................................................................    87

EXPERTS............................................................................    87

OTHER MATTERS......................................................................    88


INDEX TO FINANCIAL STATEMENTS......................................................    F-1

                             AVAILABLE INFORMATION


  Synbiotics and ICG are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Synbiotics and ICG and the Registration Statement and exhibits and schedules thereto can be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy statements and other information concerning Synbiotics can also be inspected at the offices of Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006-1506.

  Synbiotics has filed with the Commission a Registration Statement on Form S-4 (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the shares of Synbiotics Common Stock offered hereby. This Joint Proxy Statement/Prospectus omits certain information contained in the Registration Statement and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to Synbiotics, ICG and the Acquisition. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or incorporated herein by reference. Each such statement is qualified in its entirety by such reference.

  THIS JOINT PROXY STATEMENT/PROSPECTUS CONTAINS REFERENCES TO TRADEMARKS OF SYNBIOTICS CORPORATION AND INTERNATIONAL CANINE GENETICS, INC. IN ADDITION TO THE TRADEMARKS OF THIRD PARTIES.

                                    SUMMARY

  The following is a summary of certain of the information contained in this Joint Proxy Statement/Prospectus. The summary does not purport to be complete and is qualified in its entirety by the more detailed information contained in this Joint Proxy Statement/Prospectus, the appendices and the material incorporated by reference, all of which should be carefully reviewed. Cross-references in this Summary refer to indicated captions or portions of this Joint Proxy Statement/Prospectus.

                                  THE PARTIES

SYNBIOTICS

  Synbiotics, incorporated in 1982, has evolved from a research and development company into a developer, manufacturer and marketer of diagnostic products and vaccines for use in the animal health care field. Synbiotics' principal markets are veterinarians and veterinary clinical laboratories in the United States and Europe. Synbiotics' products are sold primarily to wholesale distributors.

  The mailing address of Synbiotics' principal executive offices is 11011 Via Frontera, San Diego, California 92127. Its telephone number at that address is
(619) 451-3771.

ICG

  ICG, incorporated in 1986, develops, manufactures and markets products and services that serve the needs of veterinary specialty markets for companion animals. ICG is focused on developing new technology into high value-added products and services for breeders and owners of purebred dogs and their veterinarians. ICG currently sells products and services in the canine reproduction, genetic disorders, nutritional supplements and grooming products markets. ICG markets its products and services directly to breeders, through mailings, advertisements and telemarketing, through distributors and through its veterinarian referral networks.

  The mailing address of ICG's principal executive offices is 271 Great Valley Parkway, Malvern, Pennsylvania 19355. Its telephone number at that address is
(610) 640-1244.

                                  THE MEETINGS

INTRODUCTION

  At the Synbiotics Meeting, Synbiotics shareholders will be asked to vote on the Synbiotics Proposals:

  (A) To approve the principal terms of the Acquisition pursuant to the Purchase Agreement. On the Acquisition Date ICG shall receive $1.00 cash plus the Acquisition Shares, the number of which shall be 1,400,000, provided that the Average Closing Sales Price is not greater than $3.50 per share or less than $2.50 per share. If the Average Closing Sales Price is greater than $3.50 per share, the number of Acquisition Shares shall be equal to 1,400,000 multiplied by a fraction, the numerator of which shall be $3.50 and the denominator of which shall be the Average Closing Sales Price. If the Average Closing Sales Price is less than $2.50 per share, the number of Acquisition Shares shall be equal to 1,400,000 multiplied by a fraction, the numerator of which shall be $2.50 and the denominator of which shall be the Average Closing Sales Price. In addition, ICG Options and the ICG Warrants will be assumed and will become exercisable for shares of Synbiotics Common Stock as of the Acquisition Date. Each of these aspects of the Acquisition is more fully described in the enclosed Joint Proxy Statement/Prospectus.

  (B) To elect a Board of Directors for the following year.

  (C) To consider a proposal to amend Article Fourth of the Restated Articles of Incorporation.

  At the ICG Meeting, ICG stockholders will be asked to vote to authorize the sale of substantially all of ICG's assets to Synbiotics pursuant to the terms of the Purchase Agreement, as described in paragraph (A) above.

  See "Introduction--Voting and Proxies."

TIME, DATE AND PLACE

  The Synbiotics Meeting will be held on October 24, 1996 at 10:30 a.m., Pacific Time, at the Doubletree Carmel Highlands Resort, 14455 Penasquitos Drive,
San Diego, California 92129.

  The ICG Meeting will be held on October 17, 1996 at 1:00 p.m., Eastern Time, at the Desmond Hotel, One Liberty Boulevard, Malvern, Pennsylvania 19355.

RECORD DATE; SHARES ENTITLED TO VOTE

  Holders of record of Synbiotics Common Stock at the close of business on September 6, 1996 (the "Synbiotics Record Date") will be entitled to notice of and to vote at the Synbiotics Meeting. At the close of business on September 6, 1996, 6,000,706 shares of Synbiotics Common Stock were issued and outstanding. Each outstanding share of Synbiotics Common Stock is entitled to one vote at the Synbiotics Meeting.

  Holders of record of ICG Common Stock at the close of business on September 4, 1996 (the "ICG Record Date") will be entitled to notice of and to vote at the ICG Meeting. At the close of business on September 4, 1996, 2,819,530 shares of ICG Common Stock were issued and outstanding. Each outstanding share of ICG Common Stock is entitled to one vote at the ICG Meeting.

  See "Introduction--Voting and Proxies."

VOTE REQUIRED--SYNBIOTICS

  The affirmative vote of the holders of a majority of the outstanding shares of Synbiotics Common Stock is required for approval of the amendment of the Synbiotics Restated Articles of Incorporation and would be required for approval of the principal terms of the Acquisition.

  The California General Corporation Law (the "California Law") requires Synbiotics shareholder approval of the principal terms of the Acquisition if the Acquisition Shares equal or exceed 20% of the number of shares of Synbiotics common stock outstanding as of immediately before the Acquisition. In addition, the NASD Rules require Synbiotics shareholder approval of the Acquisition if the Acquisition Shares plus the Option Shares plus the Warrant Shares equal or exceed 20% of the number of shares of Synbiotics Common Stock outstanding before the issuance of the Shares. Assuming the shares of Synbiotics Common Stock to be purchased by S.R. One (the "S.R. One Purchase Stock") is deemed outstanding before the issuance of the Acquisition Shares, the California Law will not require Synbiotics shareholder approval if the Average Closing Sales Price is $3.92 or above and (assuming further that 2,820,000 shares of ICG Common Stock are outstanding at the time of the Acquisition) the NASD Rules will not require Synbiotics shareholder approval if the Average Closing Sales Price is $5.27 or above.

  If the NASD Rules require Synbiotics shareholder approval but the California Law does not, Synbiotics will seek such shareholder approval at the Synbiotics Meeting and the Acquisition will not occur unless such approval is obtained. Nonetheless, if Synbiotics shareholder approval was obtained in those circumstances (under the NASD Rules only), Synbiotics shareholders would not have dissenters' rights under the California Law. See "Introduction" and "Description of the Acquisition--Dissenters' Rights."

  Under California Law, shareholders are permitted to cumulate votes for the election of directors whose names have been placed in nomination. Therefore, in voting for directors, each outstanding share of Common Stock would be entitled to five votes which may be cast for one candidate or distributed in any manner among the nominees for director. However, the right to cumulate votes in favor of one or more candidates may not be exercised until the candidate or candidates have been nominated and any shareholder has given notice at the Synbiotics Meeting of the intention to cumulate votes.

  The presence, either in person or by proxy, of the holders of at least a majority of the outstanding shares of Synbiotics Common Stock entitled to vote is necessary to constitute a quorum at the Synbiotics Meeting.

VOTE REQUIRED--ICG

  The affirmative vote of the holders of a majority of the outstanding shares of ICG Common Stock entitled to vote is required for authorization of the Acquisition. The presence, either in person or by proxy, of the holders of at least a majority of the outstanding shares of ICG Common Stock entitled to vote is necessary to constitute a quorum at the ICG Meeting.

  S.R. One, Limited, a Pennsylvania business trust ("S.R. One") and directors and executive officers of ICG as a group (seven persons) beneficially owned 2,571,781 shares of ICG Common Stock (including shares subject to options and warrants exercisable within sixty days of the ICG Record Date), or 79% of the total outstanding shares on the ICG Record Date. ICG has been advised that S.R. One and all of ICG's directors and executive officers intend to vote in favor of the Purchase Agreement.

                                THE ACQUISITION
GENERAL

  On the Acquisition Date, Synbiotics will acquire substantially all the assets of ICG in exchange for the Acquisition Shares. In addition, Synbiotics will assume the ICG Options and ICG Warrants and certain ICG liabilities.

REASONS FOR THE ACQUISITION

  The Board of Directors of Synbiotics and the Board and Directors of ICG believe the Acquisition will strengthen the combined companies' product pipelines in the field of animal health care. In addition, the Boards believe that the two companies complement each other. By combining Synbiotics' financial strength, manufacturing capacity and broad product lines with ICG's unique position in the canine reproduction and canine genetic testing market and its direct sales channels to veterinarians and breeders, the Boards believe the

Acquisition will result in a strengthened market position and an increase in shareholder value. See "Description of the Acquisition--Reasons of the Synbiotics and ICG Boards of Directors for the Acquisition."

RECOMMENDATION OF THE SYNBIOTICS BOARD OF DIRECTORS

  The Synbiotics Board of Directors unanimously approved the Acquisition and the Purchase Agreement. The Synbiotics Board of Directors unanimously recommends that Synbiotics shareholders vote FOR the Synbiotics Proposals, including a vote to approve the principal terms of the Acquisition. See "The Acquisition-Description of the Acquisition--Recommendation of the Synbiotics Board of Directors; Factors Considered" for a discussion of the factors considered by the Synbiotics Board of Directors.

RECOMMENDATION OF THE ICG BOARD OF DIRECTORS

  The ICG Board of Directors unanimously approved the Acquisition and the Purchase Agreement. The ICG Board of Directors unanimously recommends that ICG stockholders vote FOR the proposal to authorize the sale of substantially all of ICG's assets to Synbiotics pursuant to the terms of the Purchase Agreement. See "The Acquisition-Description of the Acquisition--Recommendation of the ICG Board of Directors; Factors Considered" for a discussion of the factors considered by the ICG Board of Directors.

RISK FACTORS

  In connection with a determination to authorize and/or approve the principal terms of the Acquisition, shareholders should evaluate the risk factors associated with Synbiotics, ICG and the Acquisition. Shareholders should note that the market prices for securities of human and animal biotechnology companies, including those of Synbiotics and ICG, have been volatile. Factors such as competition from larger companies, technological innovations, failure to obtain regulatory approval when expected, intellectual property disputes, general market conditions and other factors may impact the market price. Potential fluctuations of the market price of Synbiotics Common Stock make it impossible for stockholders to definitively calculate the value of the consideration to be received by ICG in the Acquisition until the Acquisition Date. In addition, it is not possible to calculate the number of shares that will ultimately be distributed to ICG stockholders due to uncertainty as to the number of Acquisition Shares that ICG will sell or transfer in order to satisfy its remaining unassumed liabilities after the Acquisition. See "Description of the Acquisition--ICG Redemptions."

  FOR A MORE DETAILED DESCRIPTION OF THE RISK FACTORS ASSOCIATED WITH THE ACQUISITION AND THE BUSINESS OF SYNBIOTICS AND ICG, SEE "RISK FACTORS."

ACQUISITION DATE

  The Acquisition will become effective when all conditions to consummation of the Acquisition have been satisfied or waived. It is expected the Acquisition Date will occur within two business days after the later of the Synbiotics Meeting and the ICG Meeting. See "The Acquisition--The Purchase Agreement-- Acquisition Date."

ISSUANCE OF SHARES

  On the Acquisition Date, ICG shall receive the Acquisition Shares, the number of which shall be 1,400,000, provided that the Average Closing Sales Price is not greater than $3.50 per share or less than $2.50 per share. If the Average Closing Sales Price is greater than $3.50 per share, the number of Acquisition Shares shall be equal to 1,400,000 multiplied by a fraction, the numerator of which shall be $3.50 and the denominator of which shall be the Average Closing Sales Price. If the Average Closing Sales Price is less than $2.50 per share, the number of Acquisition Shares shall be equal to 1,400,000 multiplied by a fraction, the numerator of which shall be $2.50 and the denominator of which shall be the Average Closing Sales Price.

  Pursuant to the Purchase Agreement, up to 50,000 of the Acquisition Shares will be withheld from ICG unless ICG is able to satisfy certain conditions regarding patent concerns relating to one of ICG's products. There can be no assurance ICG will be able to satisfy such conditions.

TREATMENT OF ICG STOCK OPTIONS AND WARRANTS

  With appropriate adjustments in exercise price and number of underlying shares to reflect the Acquisition's effective valuation ratio, the ICG Options and the ICG Warrants will be assumed by Synbiotics and will become exercisable for shares of Synbiotics Common Stock as of the Acquisition Date. See "The Purchase Agreement--Treatment of Stock Options" and "--Treatment of Warrants."

S.R. ONE CASH INVESTMENT IN SYNBIOTICS

  The Purchase Agreement provides that shortly before the closing of the Acquisition, S.R. One shall purchase unregistered Synbiotics Common Stock from Synbiotics for $1,000,000 cash. The number of such shares to be purchased by S.R. One is the quotient of $1,000,000 divided by the Average Closing Sales Price.

ACQUISITION PROPOSALS; NO SOLICITATION

  The Purchase Agreement provides that neither ICG nor any of its representatives on its behalf, shall (i) directly or indirectly, through any other party initiate, encourage or engage in any negotiations with or provide any information to any other person, firm or corporation with respect to an acquisition transaction involving ICG or the business of ICG, (ii) directly or indirectly through any other party solicit any proposal relating to the acquisition of, or other major transaction involving, the business of ICG. If ICG or any such representatives receives any inquiries from any other party relating to the proposed disposition of the business of ICG or the assets to be acquired in the Acquisition, ICG will (i) promptly advise such party that ICG is not entitled to enter into any discussions or negotiations and (ii) notify Synbiotics in writing of such inquiry. See "The Acquisition--The Purchase Agreement--Acquisition Proposals."

CONDITIONS TO THE ACQUISITION

  The obligations of ICG and Synbiotics to consummate the Acquisition are each subject to the satisfaction of the following conditions: (i) requisite approval by their respective Board of Directors and stockholders of the transactions contemplated in the Purchase Agreement; (ii) the effectiveness under the Act of the Registration Statement on Form S-4 including a joint proxy statement relating to stockholder approval and no stop order having been issued with respect to the Form S-4 and (iii) there being no pending or threatened lawsuit challenging the transaction by any body or agency of the federal, state, or local government (or by any third party with respect to Synbiotics), and the consummation of the transaction not having been enjoined by a court of competent jurisdiction as of the Acquisition Date.

  The obligations of Synbiotics to consummate the Acquisition are also subject to the satisfaction of the following conditions: (i) the accuracy of the representations and warranties of ICG contained in the Purchase Agreement in all material respects at and as of the Acquisition Date; (ii) ICG having in all material respects performed and complied with all of its covenants, conditions and other obligations contained in the Purchase Agreement on or before the Acquisition Date; (iii) any applicable waiting period under any applicable federal law having expired and any and all filings under any applicable state bulk transfer laws having been timely made and having been completed; (iv) a certificate executed by the President of ICG certifying that the conditions set forth above have been satisfied having been delivered to Synbiotics; (v) ICG having provided to the satisfaction of Synbiotics termination statements of security interests from all secured creditors and releases of related liens;
(vi) Synbiotics having received all licenses from all appropriate governmental agencies or third parties to operate the business of ICG in the same manner as ICG operated such business prior to the Closing Date; (vii) Synbiotics being satisfied in its reasonable business judgment discretion with the results of its due diligence investigation of ICG; (viii) the form and substance of all certificates, instruments, opinions and other documents delivered or to be delivered to Synbiotics pursuant to the Purchase Agreement being satisfactory to Synbiotics and its counsel in all reasonable respects; (ix) Synbiotics having received certain closing documents specified in the Purchase Agreement; and (x) Synbiotics having received an opinion of McCausland, Keen & Buckman, counsel to ICG. See "The Acquisition--The Purchase Agreement--Conditions."

  The obligations of ICG to consummate the Acquisition are also subject to the satisfaction of the following conditions: (i) the accuracy of the representations and warranties of Synbiotics contained in the Purchase Agreement in all material respects at and as of the Acquisition Date; (ii) Synbiotics having performed and complied in all material respects with all of its covenants, conditions and other obligations contained in the Purchase Agreement on or before the Acquisition Date; (iii) the approval upon notice of issuance for listing on the Nasdaq National Market of the shares of Synbiotics Common Stock to be issued in the Acquisition; (iv) ICG having received a certificate of the President of Synbiotics certifying that the conditions set forth in (i) and (ii) have been satisfied; (v) a mutually agreeable designee of ICG having been appointed to the Board of Directors of Synbiotics effective as of the Acquisition Date; (vi) ICG having received the certain closing documents specified in the Purchase Agreement; and (vii) ICG having received an opinion of Brobeck, Phleger & Harrison LLP, counsel to Synbiotics. See "The Acquisition--The Purchase Agreement--Conditions."

TERMINATION

  The Purchase Agreement is subject to termination by Synbiotics or ICG upon the occurrence of certain events. See "The Acquisition--The Purchase Agreement-- Termination."

EXPENSES

  Each side will bear its own expenses in connection with the Acquisition.

ACCOUNTING TREATMENT

  Synbiotics will account for the Acquisition as a purchase. See "The Acquisition--Description of the Acquisition--Accounting Treatment."

THE FUTURE OF ICG

     ICG does not expect to conduct any business after the Acquisition other than to hold the Acquisition Shares and settle its liabilities. ICG intends to distribute any remaining Acquisition Shares to ICG's stockholders in redemption of their ICG shares (the "ICG Share Redemption"). However, the exact timing and nature of the ICG Share Redemption has not yet been determined. After the ICG Share Redemption, ICG would cease to be a publicly traded company. See "The Acquisition--Description of the Acquisition--ICG Redemptions".

RESALES OF SYNBIOTICS COMMON STOCK; AFFILIATES

  The Acquisition Shares to be issued to ICG pursuant to the Purchase Agreement and subsequently any of the Acquisition Shares distributed to the ICG stockholders will be freely transferable under the Act, except for shares in ICG's hands and shares distributed by ICG to any person who as of the ICG Meeting may be deemed to be an "affiliate" of ICG within the meaning of Rule 405 under the Act. With respect to any of the Acquisition Shares subsequently distributed to S.R. One, the volume limitations on resale as set forth in the now-current Rule 144 and Rule 145 under the Act shall apply until the second anniversary of the Acquisition Date. The certificates evidencing Synbiotics Common Stock issued upon the ICG Share Redemption to affiliates of ICG as of the ICG Meeting will bear a legend summarizing the restrictions on resale imposed under Rule 145 of the Act. See "The Acquisition--Description of the Acquisition
- --Resales of Synbiotics Common Stock; Affiliates."

DISSENTERS' RIGHTS

  Pursuant to Chapter 13 of the California Law, if the Synbiotics shareholders are required by California Law to and do approve the principal terms of the Acquisition at the Synbiotics Meeting, holders of shares of Synbiotics Common Stock are entitled under certain circumstances to dissenters' rights with respect to their shares of Synbiotics Common Stock in connection with the Acquisition. The failure of a dissenting shareholder to follow the appropriate procedures in connection with the Acquisition may result in the termination or waiver of such dissenters' rights. See "The Acquisition--Description of the Acquisition--Dissenters' Rights."

  If Synbiotics is not required either by the California Law or by the Rules of the National Association of Securities Dealers, Inc. (the "NASD Rules") to obtain Synbiotics shareholder approval of the principal terms of the Acquisition, then that matter will not be presented at the Synbiotics Meeting. If the NASD Rules require Synbiotics shareholder approval of the Acquisition but the California Law does not, then the matter will be presented at the Synbiotics Meeting. However, in such event, no Synbiotics shareholders will be entitled to dissenters' rights. Whether a requirement exists under the California Law and/or the NASD Rules depends on the number of Synbiotics shares issuable in connection with the Acquisition, which in turn depends on the Average Closing Sales Price. See "Description of the Acquisition--Dissenters' Rights."

  In no event will ICG stockholders have any dissenters' rights (or any appraisal rights under the Delaware General Corporation Law) in connection with the Acquisition.

TAX CONSEQUENCES

  The Acquisition is intended to be a taxable exchange. The ICG Share Redemption would result in taxable gain or loss to ICG stockholders receiving Acquisition Shares. See "The Acquisition--Description of the Acquisition--Federal Income Tax Consequences."

          ICG STOCKHOLDERS SHOULD READ CAREFULLY THE DISCUSSION IN "THE ACQUISITION--DESCRIPTION OF THE ACQUISITION--CERTAIN FEDERAL INCOME TAX CONSEQUENCES." ICG STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC CONSEQUENCES TO THEM UNDER FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS OF THE ACQUISITION AND ICG'S CONTEMPLATED REDEMPTIONS OF SHARES.

                           COMPARATIVE PER SHARE DATA

  The following table sets forth certain historical per share data of Synbiotics and ICG and combined per share data on an unaudited pro forma basis after giving effect to the proposed Acquisition using the purchase method of accounting assuming that 0.49 shares of Synbiotics Common Stock were issued in exchange for each share of ICG in the Acquisition. This data should be read in conjunction with the pro forma condensed financial statements and the separate historical financial statements of Synbiotics and the notes thereto and the historical financial statements of ICG and the notes thereto, incorporated in or included elsewhere in this Joint Proxy Statement/Prospectus. The pro forma condensed financial statements are not necessarily indicative of what actual results of operations would have been for the periods had the transactions occurred on the dates indicated and do not purport to indicate future financial position nor the results of future operations.


                                                            Year Ended       Six Months Ended
                                                        December 31, 1995     June 30, 1996
                                                        ------------------   ----------------

Historical - Synbiotics:
 Net Income per share................................             $  0.09               $0.53
 Cash dividends declared per share...................                  --                  --
 Book value per share (1)............................                1.57                2.30


                                                           Year Ended
                                                          June 30, 1996
                                                        -----------------

Historical - ICG:
 Net Income per share................................             $ (0.60)
 Cash dividends per share............................                  --
 Book value per share (1)............................               (0.37)


                                                           Year Ended        Six Months Ended
                                                        December 31, 1995     June 30, 1996
                                                        -----------------    ----------------

Pro forma combined net income per share
 Pro forma net income per Synbiotics share...........             $ (0.22)              $0.31
 Equivalent pro forma net income per ICG share (3)...               (0.11)               0.15

 Pro forma combined cash dividends per share.........                  --                  --

                                                                             Six Months Ended
                                                                              June 30, 1996
                                                                             ----------------

Pro forma book value per share.......................
 Pro forma book value per Synbiotics share (2).......                                   $2.56
 Equivalent pro forma book value per ICG share (3)...                                    1.25

- ----------------------------

(1) The historical book value per share is computed by dividing shareholders' equity by the number of shares of common stock outstanding at the end of each period.
(2) The pro forma book value per share is computed by dividing pro forma combined shareholders' equity by the number of shares of common stock outstanding after giving effect to the Acquisition.

(3) The ICG equivalent pro forma per share amounts are calculated by multiplying the Synbiotics combined pro forma per share amounts by the exchange ratio of
    0.49 shares of Synbiotics Common Stock for each share of ICG Common Stock.

                           COMPARATIVE MARKET PRICES

  The following table sets forth, for the calendar quarters indicated (ended March 31, June 30, September 30 and December 31), the range of high and low sale prices of Synbiotics Common Stock as reported by the Nasdaq National Market and high and low closing bid prices of ICG Common Stock as reported by the National Quotation Bureau, Inc.

  On May 15, 1996, the last trading date prior to the joint public announcement by Synbiotics and ICG of the announcement of the letter of intent between Synbiotics and ICG concerning the Acquisition (the "Letter of Intent"), the last reported sale price for Synbiotics Common Stock on the Nasdaq National Market was $3.50 per share and the closing bid for ICG Common Stock on the over-the counter market was $0.50 per share. Potential fluctuations of the market price of Synbiotics Common Stock make it impossible for stockholders to definitively calculate the value of the consideration to be received by ICG in the Acquisition until the Acquisition Date. See "Risk Factors."


                 PERIOD                     SYNBIOTICS COMMON STOCK     ICG COMMON STOCK
- -----------------------------------------   -----------------------   -------------------
                                               HIGH         LOW        HIGH       LOW
                                            ----------   ----------   -------     -------

Year Ended December 31, 1994
 1st Quarter.............................        $5.13        $3.13    $  2 1/2    $2 1/2
 2nd Quarter.............................         4.50         3.25       2 1/2       7/8
                                                 -----         2.38         7/8       1/2
 3rd Quarter.............................         3.63         1.63       23/32       5/8
 4th Quarter.............................         2.75


Year Ended December 31, 1995
 1st Quarter.............................        $3.13        $1.50    $    5/8    $  1/4
 2nd Quarter.............................         3.25         2.38        5/16       1/4
 3rd Quarter.............................         5.25         2.50         1/2      3/16
 4th Quarter.............................         4.13         1.88        9/16      5/16

Year Ending December 31, 1996
 1st Quarter.............................        $3.13        $2.25    $   5/16    $ 5/16
 2nd Quarter.............................         5.50         2.38      1 3/16      5/16
 3rd Quarter (through August 1,  1996)...         4.50         3.63      1 3/16       3/4



          Because the market price of Synbiotics Common Stock is subject to fluctuation, the market value of the shares of Synbiotics Common Stock that ICG will receive in the Acquisition may increase or decrease prior to the Acquisition. Synbiotics and ICG stockholders are urged to obtain a current market quotation for the Synbiotics Common Stock.

                                 INTRODUCTION

     This Joint Proxy Statement/Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Synbiotics' and ICG's actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed under "Risk Factors," as well as those discussed elsewhere in this Joint Proxy Statement/Prospectus.


GENERAL

     This Joint Proxy Statement/Prospectus is being furnished to the stockholders of ICG in connection with the solicitation of proxies by the ICG Board of Directors from the holders of outstanding shares of ICG Common Stock, for use at the ICG Meeting. At the ICG Meeting, stockholders will be asked to consider and vote upon the proposal to authorize the sale of substantially all of ICG's assets to Synbiotics pursuant to the terms of the Purchase Agreement.


     This Joint Proxy Statement/Prospectus is also being furnished to the shareholders of Synbiotics, in connection with the solicitation of proxies by the Synbiotics Board of Directors from the holders of outstanding shares of Synbiotics Common Stock, for use at the Synbiotics Meeting. At the Synbiotics Meeting, Synbiotics' shareholders will be asked to consider and vote upon the Synbiotics Proposals which include proposals (i) to approve the principal terms of the Acquisition, (ii) to elect a Board of Directors for the following year and (iii) to approve the Synbiotics Charter Amendment.

     This Joint Proxy Statement/Prospectus constitutes the Prospectus of Synbiotics with respect to the shares of Synbiotics Common Stock to be issued in the Acquisition. The information in this Joint Proxy Statement/Prospectus with respect to Synbiotics has been supplied by Synbiotics and the information with respect to ICG has been supplied by ICG.

     The principal executive offices of Synbiotics are located at 11011 Via Frontera, San Diego, California 92127 and its telephone number is (619) 451-3771. The principal executive offices of ICG are located at 271 Great Valley Parkway, Malvern, Pennsylvania 19355 and its telephone number is (610) 640-1244.

ACQUISITION--CONSIDERATION

     Upon consummation of the Acquisition, Synbiotics will acquire substantially all the assets of ICG in exchange for the Acquisition Shares, the number of which shall be 1,400,000, provided that the Average Closing Sales Price is not greater than $3.50 per share or less than $2.50 per share. If the Average Closing Sales Price is greater than $3.50 per share, the number of Acquisition Shares shall be equal to 1,400,000 multiplied by a fraction, the numerator of which shall be $3.50 and the denominator of which shall be the Average Closing Sales Price. If the Average Closing Sales Price is less than $2.50 per share, the number of Acquisition Shares shall be equal to 1,400,000 multiplied by a fraction, the numerator of which shall be $2.50 and the denominator of which shall be the Average Closing Sales Price. In addition, the ICG Options and the ICG Warrants will be assumed by Synbiotics and will become exercisable for shares of Synbiotics Common Stock as of the Acquisition Date, with appropriate adjustments in exercise price and number of underlying shares to reflect the Acquisition's effective valuation ratio.

     Pursuant to the Purchase Agreement, up to 50,000 of the Acquisition Shares will be withheld from ICG unless ICG is able to satisfy certain conditions regarding patent concerns relating to one of ICG's products. There can be no assurance ICG will be able to satisfy such conditions.

     Following the Acquisition ICG intends to distribute any remaining Acquisition Shares to certain participating ICG stockholders in redemption of their ICG shares. See "Risk Factors--Inability to Calculate Value of Consideration Received in Acquisition."

VOTING AND PROXIES

     Synbiotics. Holders of record of shares of Synbiotics Common Stock at the close of business on the Synbiotics Record Date will be entitled to vote at the Synbiotics Meeting and at any adjournment or postponement thereof. At the close of business on the Synbiotics Record Date, Synbiotics had 6,000,706 shares of its Common Stock outstanding.

     The affirmative vote of the holders of a majority of the outstanding shares of Synbiotics Common Stock is required for approval of the Synbiotics Charter Amendment and would be required for approval of the principal terms of the Acquisition.

     The holder of each outstanding share of Synbiotics Common Stock is entitled to one vote per share on the Synbiotics Proposals, other than the election of directors. Under California Law, shareholders are permitted to cumulate votes for the election of directors whose names have been placed in nomination. Therefore, in voting for directors, each outstanding share of Synbiotics Common Stock would be entitled to five votes which may be cast for one candidate or distributed in any manner among the nominees for director. However, the right to cumulate votes in favor of one or more candidates may not be exercised until the candidate or candidates have been nominated and any shareholder has given notice at the Synbiotics Meeting of the intention to cumulate votes.

     The presence, either in person or by proxy, of the holders of at least a majority of the outstanding shares of Synbiotics Common Stock entitled to vote is necessary to constitute a quorum at the Synbiotics Meeting.

     Depending on the Average Closing Sales Price (which determines the number of Acquisition Shares, Warrant Shares and Option Shares), approval by Synbiotics shareholders of the principal terms of the Acquisition may or may not be required under California Law and/or under Rule 4460(i)(C)(ii) of the NASD Rules. Synbiotics is subject to the NASD Rules by virtue of the designation of Synbiotics Common Stock as a Nasdaq National Market security. Such provisions require stockholder approval of the acquisition of the assets of another company where the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of such stock. California Law and the NASD Rules differ, however, in whether derivative securities are included in the 20% calculation.

     The California Law requires Synbiotics shareholder approval of the Acquisition if the Shares equal or exceed 20% of the number of shares of Synbiotics common stock outstanding as of immediately before the Acquisition. In addition, the NASD Rules require Synbiotics shareholder approval of the Acquisition if the Shares plus the Option Shares plus the Warrant Shares equal or exceed 20% of the number of shares of Synbiotics Common Stock outstanding before the issuance of the Acquisition Shares. Assuming the S.R. One Purchase Stock is deemed outstanding before the issuance of the Acquisition Shares, the California Law will not require Synbiotics shareholder approval if the Average Closing Sales Price is $3.92 or above and (assuming further that 2,820,000 shares of ICG Common Stock are outstanding at the time of the Acquisition) the NASD Rules will not require Synbiotics shareholder approval if the Average Closing Sales Price is $5.27 or above. See "Description of the Acquisition-Dissenters' Rights."

     All shares of Synbiotics Common Stock represented by properly executed proxies will be voted at the Synbiotics Meeting in accordance with the directions indicated on the respective proxies unless the proxies have been previously revoked. Unless contrary direction is given, all Synbiotics shares represented by such proxies will be voted FOR the Synbiotics Proposals and in the proxyholders' discretion as to such other matters incident to the conduct of the Synbiotics Meeting as may properly come before shareholders at the Synbiotics Meeting. Notwithstanding the foregoing, if Synbiotics shareholder approval of the principal terms of the Acquisition is required neither by the California Law nor by the NASD Rules, the proposal to approve the principal terms of the Acquisition will not be presented at the Synbiotics Meeting and the proxies will not be voted for approval of the principal terms of the Acquisition.

     THE SYNBIOTICS BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE SYNBIOTICS PROPOSALS (WHICH INCLUDE APPROVAL OF THE PRINCIPAL TERMS OF THE ACQUISITION). See "The Acquisition," "Approval of the Synbiotics Charter Amendment" and "Election of Directors." If any other matters are properly presented at the Synbiotics Meeting for action, including a question of adjourning the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. The Synbiotics Meeting may be postponed or adjourned, and additional proxies solicited, if at the time of the Synbiotics Meeting the vote necessary to approve the Synbiotics Proposals has not been obtained. Any adjournment of the Synbiotics Meeting will require the affirmative vote of the holders of at least a majority of the shares of Synbiotics Common Stock represented at the Synbiotics Meeting (regardless of whether those shares constitute a quorum).

     A Synbiotics shareholder executing and returning a proxy has the power to revoke it at any time before it is voted. A shareholder who wishes to revoke a proxy can do so by executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Synbiotics prior to the vote at the Synbiotics Meeting, by written notice of revocation to the Secretary prior to the vote at the Synbiotics Meeting or by appearing in person at the Synbiotics Meeting and voting in person the shares to which the proxy relates. Any written notice revoking a Synbiotics proxy should be sent to Synbiotics at 11011 Via Frontera, San Diego, California 92127, Attention: Secretary.

     Abstentions are counted as shares present for purposes of determining the presence or absence of a quorum for the transaction of business. Brokers holding shares for beneficial owners must vote their shares according to the specific instructions they receive from the owners. If specific instructions are not received, brokers may vote the shares in their discretion, except if they are precluded from exercising their voting discretion on certain proposals pursuant to the rules of the New York Stock Exchange. In such a case, the broker may not vote on the proposal absent specific voting instructions. This results in what is known as a "broker non-vote." A broker non-vote has the effect of a negative vote when a majority of the shares issued and outstanding is required for approval of the proposal. For purposes of the proposal to approve the principal terms of the Acquisition, abstentions and broker non-votes will have the same effect as a vote against the proposal. The New York Stock Exchange determines whether brokers have discretionary authority to vote on a given proposal.

     The expenses of printing and mailing proxy materials to Synbiotics shareholders will be borne by Synbiotics. In addition to the solicitation of proxies by mail, solicitation may also be made by personal interview, telephone, or facsimile transmission by certain directors, officers and employees of Synbiotics. No additional compensation will be paid to directors, officers or employees of Synbiotics for such services. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of shares held in their names. Those persons will be reimbursed for their reasonable expenses in forwarding solicitation materials to beneficial owners.

     ICG. Holders of record of ICG Shares at the close of business on the ICG Record Date will be entitled to vote at the ICG Meeting and any adjournment or postponement thereof. As of the close of business on that date, ICG had 2,819,155 shares of ICG Common Stock outstanding.

     The affirmative vote of the holders of a majority of the outstanding shares of ICG Common Stock entitled to vote is required for authorization of the Acquisition. The holder of each outstanding share of ICG Common Stock is entitled to one vote per share.

     The presence, either in person or by proxy, of the holders of at least a majority of the outstanding shares of ICG Common Stock entitled to vote is necessary to constitute a quorum at the ICG Meeting.

     As of the ICG Record Date, S.R. One and directors and executive officers of ICG as a group (seven persons) beneficially owned 2,507,691 shares of ICG Common Stock or 77% of the total outstanding shares of ICG Common Stock. See "ICG-- Principal Stockholders of ICG." ICG has been advised that S.R. One and all of ICG's directors and executive officers intend to vote in favor of the proposal to authorize the sale of substantially all of ICG's assets to Synbiotics pursuant to the terms of the Purchase Agreement.

     All shares of ICG Common Stock represented by properly executed proxies will be voted at the ICG Meeting in accordance with the directions indicated on the respective proxies unless the proxies previously have been revoked. Unless contrary direction is given, the shares of ICG Common Stock will be voted FOR the ICG Proposal.

     THE ICG BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO AUTHORIZE THE SALE OF SUBSTANTIALLY ALL OF ICG'S ASSETS TO SYNBIOTICS PURSUANT TO THE TERMS OF THE PURCHASE AGREEMENT. See "The Acquisition--Description of the Acquisition--Recommendation of the ICG Board of Directors; Factors Considered."

     If any other matters are properly presented at the ICG Meeting for action, including a question of adjourning the meeting from time to time, the proxy holders will have discretion to vote on those matters in accordance with their best judgment. The ICG Meeting may be postponed or adjourned, and additional proxies solicited, if at the time of the ICG Meeting the vote necessary to approve the ICG Proposal has not been obtained. Any adjournment of the ICG Meeting will require the affirmative vote of the holders of at least a majority of the shares of Common Stock of ICG represented at the ICG Meeting (regardless of whether those shares constitute a quorum).

     A stockholder executing and returning a proxy has the power to revoke it at any time before it is voted. A stockholder who wishes to revoke a proxy can do so by executing a later-dated proxy relating to the same shares and delivering it to the Secretary of ICG prior to the vote at the ICG Meeting, by giving written notice of revocation to the Secretary of ICG prior to the vote at the ICG Meeting or by appearing in person at the ICG Meeting and voting in person the shares to which the proxy relates. Any written notice revoking a ICG proxy should be sent to ICG at 271 Great Valley Parkway, Malvern, Pennsylvania 19355,
Attention:  Secretary.

     Abstentions are counted as shares present for purposes of determining the presence or absence of a quorum for the transaction of business. Brokers holding shares for beneficial owners must vote their shares according to the specific instructions they receive from the owners. If specific instructions are not received, brokers may vote the shares in their discretion, except if they are precluded from exercising their voting discretion on certain proposals pursuant to the rules of the New York Stock Exchange. In such a case, the broker may not vote on the proposal absent specific voting instructions. This results in what is known as a "broker non-vote." A broker non-vote has the effect of a negative vote when a majority of the shares issued and outstanding is required for approval of the proposal. For purposes of the proposal to authorize the Acquisition, abstentions and broker non-votes will have the same effect as a vote against the proposal. The New York Stock Exchange determines whether brokers have discretionary authority to vote on a given proposal.

     The expense of printing and mailing proxy materials to ICG stockholders will be borne by ICG. In addition to the solicitation of proxies by mail, solicitation may be made by personal interview, telephone, or facsimile transmission by certain directors, officers and employees of ICG. No additional compensation will be paid to directors, officers or employees of ICG for such services. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of shares held in their names. Those persons who will be reimbursed for their reasonable expenses in forwarding solicitation material to beneficial owners.

                                  RISK FACTORS

     The following are among the factors that should be considered carefully in evaluating Synbiotics, ICG and the Acquisition.

INABILITY TO CALCULATE VALUE OF CONSIDERATION RECEIVED IN ACQUISITION

     Potential fluctuations of the market price of Synbiotics Common Stock make it impossible for stockholders to definitively calculate the value of the consideration to be received by ICG in the Acquisition until the Acquisition Date. As a result, neither at the time of executing a proxy nor at the time of the Meetings will stockholders know such value. In addition, up to 50,000 of the Acquisition Shares will, pursuant to the Purchase Agreement, be withheld from ICG unless ICG is able to satisfy certain conditions regarding patent concerns relating to one of ICG's products. There can be no assurance ICG will be able to satisfy such conditions. Finally, there can be no assurance to ICG stockholders when (or, indeed, if) the ICG Share Redemption will occur; and because certain of the Acquisition Shares will have to be transferred or liquidated to satisfy ICG's liabilities, any ICG stockholder should expect to receive fewer Acquisition Shares in the ICG Share Redemption than his percentage ownership of ICG times the number of Acquisition Shares received by ICG. See "The Acquisition--Description of the Acquisition--ICG Redemptions."

COMPETITION; TECHNOLOGICAL CHANGE

     Competition in the animal health care industry is intense. Many competitors, such as Pfizer Animal Health, Mallinckrodt Veterinary and IDEXX Laboratories, have substantially greater financial, manufacturing, marketing and product research resources than Synbiotics. Large companies in particular have extensive expertise in conducting pre-clinical and clinical testing of new products and in obtaining the necessary regulatory approvals to market products. Competition is based on test sensitivity, accuracy and speed; product price; and similar factors. IDEXX Laboratories requires its distributors not to carry the products of competitors such as Synbiotics. There can be no assurance that such competition will not adversely affect Synbiotics' results of operation or ability to maintain or increase sales and market share. See "Business (Synbiotics)--Competition."

HISTORY OF OPERATING LOSSES; ACCUMULATED DEFICIT

     Synbiotics has had a history of losses, and profitability in the six months ended June 30, 1996 may not result in profit for the year ending December 31, 1996. See "Synbiotics Management's Discussion and Analysis or Plan of Operations--Results of Operations." Synbiotics has incurred an accumulated deficit of $16.0 million through June 30, 1996. There can be no assurance that Synbiotics can generate sufficient revenue to sustain profitability. See "Synbiotics Management's Discussion and Analysis or Plan of Operation."

NO ASSURANCE THAT BUSINESSES CAN BE SUCCESSFULLY COMBINED

     There can be no assurance that the anticipated benefits of the Acquisition will be realized. The Acquisition involves numerous risks, including difficulties in the assimilation of the operations, technologies and products of ICG, potentially dilutive issuances of equity securities, accounting charges, operating companies in different geographic locations with different cultures, the potential loss of key employees of ICG, the diversion of management's attention from other business concerns and the risks of entering markets in which Synbiotics has no or limited direct prior experience. In addition, there can be no assurance that the Acquisition will not have a material adverse effect upon Synbiotics' business, results of operations or financial condition, particularly in the quarters immediately following the consummation of the Acquisition due to operational disruptions, unexpected expenses and accounting charges which may be associated with the integration of ICG and Synbiotics.


SALES AND MARKETING

     Synbiotics markets its products to veterinarians, primarily through independent distributors. Synbiotics' United States distributors have approximately 90 outlets and a total sales force of approximately 600 field sales representatives and approximately 200 telemarketing sales representatives. This allows Synbiotics to focus its major emphasis on developing and manufacturing products. However, this strategy results in a large percentage of sales being to only a few customers. Synbiotics currently does not maintain a direct marketing sales force. Synbiotics markets its products outside of the U.S. through distributors and on an OEM basis. There can be no assurance that Synbiotics will be able to establish an adequate sales and marketing capability in any or all targeted markets or that it will be successful in gaining market acceptance for its products. To the extent Synbiotics enters into distributor arrangements any revenues received by Synbiotics will be dependent on the efforts of third parties and there can be no assurance that such efforts will be successful. See "Business (Synbiotics)-- Marketing."

ATTRACTION AND RETENTION OF KEY EMPLOYEES

     The success of Synbiotics is highly dependent, in part, on its ability to retain highly qualified personnel, including senior management and scientific personnel. Competition for such personnel is intense and the inability to retain additional key employees or the loss of one or more current key employees could adversely affect Synbiotics. Although Synbiotics has been successful in retaining required personnel to date, there can be no assurance that Synbiotics will be successful in the future. In addition, there can be no assurance that key employees of ICG will continue to be employees of Synbiotics.

RELIANCE ON NEW AND RECENT PRODUCTS

     Both ICG and Synbiotics rely on new and recently developed products. There can be no assurance that Synbiotics will obtain and maintain market acceptance of its products. With respect to future products, there can be no assurance that such products will meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable cost or be successfully commercialized. See "--Government Regulation."

     There can be no assurance that new products can be manufactured at a cost or in quantities necessary to make them commercially viable. If Synbiotics were unable to produce internally, or to contract for, a sufficient supply of its products on acceptable terms, or if it should encounter delays or difficulties in its relationships with manufacturers, the introduction of new products and shipment of current products would be delayed, which could have a material adverse effect on Synbiotics.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

     The development and commercialization of Synbiotics' products will require substantial funds to conduct research and development and to manufacture and commercialize any products that are approved for commercial sale. Synbiotics' future capital requirements will depend on many factors, including continued scientific progress in its products and proven development programs, progress with product testing, the cost of manufacturing scale-up, the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims, competing technological and market developments, and the cost of establishing effective sales and marketing arrangements. Synbiotics anticipates that its existing, available cash, cash equivalents and short-term investments will be adequate to satisfy its capital requirements and fund operations at least through 1996. In the event that such sources of funds are not adequate to satisfy its capital requirements and fund its operations, Synbiotics will seek additional funding through collaborative arrangements or through public or private financings. There can be no assurance that additional financing will be available on acceptable terms or at all. If additional funds are raised by issuing equity securities, further dilution to then existing shareholders may result. If adequate funds are not available, Synbiotics may be required to delay, scale back or eliminate one or more of its research and development programs or seek to obtain funds through arrangements with collaborative partners or others even if the arrangements would require Synbiotics to relinquish certain rights to certain of its technologies, product candidates or products that Synbiotics would not otherwise relinquish. See "Synbiotics Management's Discussion and Analysis or Plan of Operation -- Liquidity and Capital Resources."

RELIANCE ON THIRD PARTY MANUFACTURERS

     Certain of Synbiotics' products are, and certain anticipated new products are expected to be, manufactured by third parties under the terms of distribution and/or manufacturing agreements. In the event that these third parties are unable (due to operational, licensing, financial or other reasons) to supply Synbiotics with sufficient finished products, Synbiotics would suffer significant disruption of its business. Synbiotics has the right, under certain circumstances, pursuant to the agreements to use alternate manufacturing sources. See "Business (Synbiotics)--Raw Materials."


     There can be no assurance that new products can be manufactured at a cost or in quantities necessary to make them commercially viable. If Synbiotics were unable to produce internally, or to contract for, a sufficient supply of its products on acceptable terms, or if it should encounter delays or difficulties in its relationships with manufacturers, the introduction of new products and shipment of current products would be delayed, which could have a material adverse effect on Synbiotics.


PATENTS AND PROPRIETARY TECHNOLOGY

     ICG has been issued two patents from the U.S. Patent and Trademark Office ("PTO") relating to certain aspects of its canine pregnancy and ovulation timing testing. ICG has chosen not to obtain patent protection in foreign countries and has foregone the option to do so. ICG has elected to maintain its formulas for semen freezing and chilling medias (buffers) and nutritional supplements as trade secrets, and has not sought patent protection for those technologies. ICG has registered two trademarks with the United States Patent and Trademark Office. ICG currently uses seven trademarks in connection with its products and intends to file applications to register these marks with the PTO. ICG has obtained the rights to several trademarks through various license and distribution agreements. ICG also holds the exclusive licenses for a proprietary patented product and for the patented technology used in a canine pregnancy test. See "Business (Synbiotics)--Patents and Trade Secrets." See "Business (ICG)--Patents, Trademarks and Licenses."

     Synbiotics generally has sought and will continue to seek to protect its interests by treating its particular variations in the production of monoclonal antibodies as trade secrets. Synbiotics also has pursued and intends to continue aggressively to pursue protection for new products, new methodological concepts, and compositions of matter through the use of patents and trademarks where obtainable. At present, Synbiotics has been granted nine U.S. patents.

     There can be no assurance that Synbiotics will be issued any additional patents or that, if any patents are issued, they will provide Synbiotics with significant protection or will not be challenged. Even if such patents are enforceable, Synbiotics anticipates that any attempt to enforce its patents would be time consuming and costly. Moreover, the laws of some foreign countries do not protect Synbiotics' proprietary rights in the products to the same extent as do the laws of the United States.

     The patent positions of biotechnology companies, including Synbiotics and ICG, are uncertain and involve complex legal and factual issues. Additionally, the coverage claimed in a patent application can be significantly reduced before the patent is issued. As a consequence, there can be no assurance that any of Synbiotics' future patent applications will result in the issuance of patents or, if any patents issue, that they will provide significant proprietary protection or will not be circumvented or invalidated. Because patent applications in the United States are maintained in secrecy until patents issue and publication of discoveries in the scientific or patent literature often lag behind actual discoveries, Synbiotics cannot be certain that it was the first inventor of inventions covered by its pending patent applications or that it was the first to file patent applications for such inventions. Moreover, Synbiotics may have to participate in interference proceedings declared by the PTO to determine priority of invention that could result in substantial cost to Synbiotics, even if the eventual outcome is favorable to Synbiotics. There can be no assurance that Synbiotics' patents, if issued, would be held valid by a court of competent jurisdiction. An adverse outcome of any patent litigation could subject Synbiotics to significant liabilities to third parties, require disputed rights to be licensed from or to third parties or require Synbiotics to cease using the technology in dispute.

     There can be no assurance that third parties will not assert infringement claims against Synbiotics in the future or that any such assertions will not result in costly litigation or require Synbiotics to obtain a license to intellectual property rights of such parties. There can be no assurance that any such licenses would be available on terms acceptable to Synbiotics, if at all. Furthermore, parties making such claims may be able to obtain injunctive or other equitable relief that could effectively block Synbiotics' ability to further develop or commercialize its products in the United States and abroad and could result in the award of substantial damages. Defense of any lawsuit or failure to obtain any such license could have a material adverse affect on Synbiotics. Finally, litigation, regardless of outcome, could result in substantial cost to and a diversion of efforts by Synbiotics.

GOVERNMENT REGULATION

     ICG's semen freezing products, diagnostic ovulation timing products and pregnancy testing services for dogs fall within the definition of devices as that term is defined in the Federal Food, Drug, and Cosmetic Act ("FFDCA") and, therefore, may be subject to regulation by the United States Food and Drug Administration (the "FDA"). ICG is also subject to additional regulation in connection with its pet food products. See "Business (ICG)--Government Regulation."

     Most diagnostic test kits for animal health applications, such as those sold by Synbiotics, require approval by the United States Department of Agriculture ("USDA"). In addition, Synbiotics manufactures and sells one product which does not require USDA licensing but has been registered with the Center for Veterinary Medicine of the FDA.

     Synbiotics' manufacturing facility has been registered with the FDA and is licensed by the USDA. Synbiotics adheres to Good Manufacturing Practices (GMP) standards. In addition, Synbiotics' operations may be subject to future legislation and/or rules issued by domestic or foreign governmental agencies with regulatory authority relating to Synbiotics' business. There can be no assurance that Synbiotics will be found in compliance with any of the various regulations to which it is subject. See "Business (Synbiotics)--Government Regulation."

     For marketing outside the United States, Synbiotics will be subject to foreign regulatory requirements in such foreign jurisdictions, which vary widely from country to country and there can be no assurance that Synbiotics will meet and sustain any such requirements.

PRODUCT LIABILITY AND INSURANCE

     The design, development and manufacture of both Synbiotics' and ICG's products involve an inherent risk of product liability claims and associated adverse publicity. Synbiotics and ICG obtained liability insurance for potential product liability associated with the commercial sale of their products. There can be no assurance, however, that Synbiotics will be able to obtain or maintain insurance for any of its commercial products. Although Synbiotics and ICG currently maintain general liability insurance, there can be no assurance that the coverage limits of Synbiotics' or ICG's insurance policies will be adequate. Product liability insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms or at all. A successful claim brought against Synbiotics or ICG in excess of Synbiotics' or ICG's insurance coverage would have a material adverse effect upon Synbiotics. See "Business (ICG)--Manufacturing and Operations."

HAZARDOUS MATERIALS

     Synbiotics' research and development involves the controlled use of hazardous materials, chemicals and various radioactive compounds. Although Synbiotics believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by local, state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, Synbiotics could be held liable for any damages that result and any such liability could exceed the resources of Synbiotics. Synbiotics may incur substantial costs to comply with environmental regulations.

VOLATILITY OF STOCK PRICE; ABSENCE OF DIVIDENDS

     The market prices for securities of animal health companies and biotechnology companies, including Synbiotics and ICG, have historically been highly volatile. Future announcements concerning Synbiotics or its competitors may have a significant impact on the market price of the Synbiotics Common Stock. Such announcements might include the results of research, development, testing, technological innovations, new commercial products, government regulations, developments concerning proprietary rights or litigation. No cash dividends have been paid on Synbiotics Common Stock to date, and Synbiotics does not anticipate paying cash dividends in the foreseeable future. See "Summary--Comparative Market Prices."

CONCENTRATION OF OWNERSHIP

     Upon completion of this Acquisition, Synbiotics' current executive officers, directors and affiliated entities together will beneficially own approximately 37.6% of the outstanding shares of Synbiotics Common Stock, assuming an Average Closing Sales Price of $3.50 per share. As a result, these shareholders, acting together, will be able to influence significantly and possibly control most matters requiring approval by the shareholders of Synbiotics, including the election of directors. Such a concentration of ownership may have the effect of delaying or preventing a change in control of Synbiotics, including a transaction in which stockholders might otherwise receive a premium for their shares over the current market prices. See "Security Ownership of Certain Synbiotics Beneficial Owners and Management."

SEASONALITY

     Synbiotics has experienced some seasonality in its business, with sales highest in December to April, the time period in which distributors purchase canine heartworm diagnostic products to sell to veterinarians for the heartworm season. There can be no assurance that such seasonality will not have a material adverse impact on Synbiotics' operations. See "Business (Synbiotics)-- Market and Product Overview" and "Synbiotics Management's Discussion and Analysis or Plan of Operation--Results of Operations."

                                THE ACQUISITION
                (PROPOSAL FOR BOTH SYNBIOTICS AND ICG MEETINGS)

                         BACKGROUND OF THE ACQUISITION

The history of events resulting in the Acquisition are as follows:

     On January 25, 1996, during a business trip to the West Coast, Paul Rosinack, President and CEO of ICG, met with Robert Widerkehr, then President and CEO, and Michael Green, CFO, of Synbiotics to discuss mutual business opportunities. On January 29, 1996, Synbiotics and ICG entered into a confidentiality agreement to exchange information and agreed to explore the possibility of a business combination.

     During February and March, 1996, the companies exchanged information about their respective businesses. ICG's and Synbiotics' senior executives met on several occasions to discuss the strategy of combining the two companies and to develop a synergistic plan that would strengthen the combined companies' market position and increase shareholder value. Financial terms were also discussed.

     On April 25, 1996, at a regular meeting of the Synbiotics Board of Directors, Synbiotics' management presented a proposal for Synbiotics to enter into a nonbinding letter of intent to acquire substantially all of ICG's assets and certain liabilities. Management presented a strategic overview of the acquisition and its analysis of the perceived complementary strengths of Synbiotics and ICG: Synbiotics' strategy to grow through acquisition, ICG's unique position in the canine reproduction and canine genetic testing market, ICG's diagnostic product line which could be transferred to Synbiotics and utilize Synbiotics' excess manufacturing capacity, ICG's breeder and veterinarian networks which could be utilized to expand the sales of Synbiotics' products. The Synbiotics Board authorized management to enter into a nonbinding letter of intent for the Acquisition.

     On April 25, 1996, at a regular meeting of the ICG Board of Directors, ICG management presented a proposal for ICG to enter into a nonbinding letter of intent to sell substantially all of its assets and certain liabilities to Synbiotics. Management presented a strategic overview of the transaction and its analysis of the perceived complementary strengths of ICG and Synbiotics including Synbiotics' financial position, expanded distribution for ICG products in the U.S. and International markets, manufacturing capacity and broad product lines. The ICG Board of Directors authorized ICG management to enter into a nonbinding letter of intent to sell substantially all of its assets and certain liabilities to Synbiotics as the transaction was determined to be in the best interest of ICG's stockholders.

     On May 14, 1996, management of Synbiotics and ICG entered into a nonbinding letter of intent and made a joint public announcement with respect thereto on May 16, 1996.

     In the weeks that followed, additional confidential information was exchanged between the two companies. Synbiotics management visited ICG's offices to conduct a review of ICG's business. ICG's management visited Synbiotics' offices to conduct a review of Synbiotics' business. Discussions between senior executives and their legal advisors also commenced regarding the terms of the definitive purchase agreement, including, but not limited to, financial structure, treatment of common stock warrants and stock options, certain employee benefits and management compensation.

     On June 27, 1996, at a regular meeting of the Synbiotics Board of Directors, Synbiotics' management reported on the progress of negotiations. Following discussion, the Synbiotics Board of Directors authorized management to conclude negotiations and finalize a Purchase Agreement.

     On June 28, 1996, at a regular meeting of the ICG Board of Directors, management reported on the progress of negotiations. Following a discussion of financing alternatives, ICG's Board of Directors determined that the proposed transaction with Synbiotics was in the best interest of ICG's stockholders, customers and employees and authorized management to conclude negotiations and finalize a Purchase Agreement.

     On July 19, 1996, at a special telephone meeting of the ICG Board of Directors, ICG management and legal counsel, the ICG Board of Directors approved the transaction and authorized management to execute the Purchase Agreement.

     On July 22, 1996, at a special telephone meeting of the Synbiotics Board of Directors, Synbiotics management and legal counsel, the Synbiotics Board of Directors approved the transaction and authorized management to execute the Purchase Agreement.

     On July 23, 1996, Synbiotics and ICG entered into the Purchase Agreement and made a public announcement with respect thereto on July 25, 1996.

     On September 7, 1996, Synbiotics, ICG and S.R. One entered into an amendment of the Purchase Agreement.

                         DESCRIPTION OF THE ACQUISITION

GENERAL

     If the Acquisition is consummated, Synbiotics will acquire substantially all of the assets of ICG. ICG will receive the Acquisition Shares (and $1.00 cash) in exchange for the Assets. The Acquisition will be effective after satisfaction (absent waiver) of all conditions, including the approval of the Purchase Agreement by the stockholders of Synbiotics and ICG.

     All shares of Synbiotics Common Stock to be issued to ICG will be registered under the Act. After the Acquisition (and assuming both an Average Closing Sales Price of $3.50 and consummation of the S.R. One Cash Purchase), approximately 7.7 million shares of Synbiotics Common Stock will be outstanding.

REASONS OF THE SYNBIOTICS AND ICG BOARDS OF DIRECTORS FOR THE ACQUISITION

     The Boards of Directors of Synbiotics and ICG believe the Acquisition will strengthen the combined companies' product pipelines in the field of animal health care. In addition, the Boards believe that the two companies complement each other. By combining Synbiotics' financial strength, manufacturing capacity and broad product lines with ICG's unique position in the canine reproduction and canine genetic testing market and its direct sales channels to veterinarians and breeders, the Boards believe the Acquisition will result in a strengthened market position and an increase in shareholder value.

RECOMMENDATION OF THE SYNBIOTICS BOARD OF DIRECTORS; FACTORS CONSIDERED

     The Synbiotics Board of Directors unanimously approved the Purchase Agreement. The Synbiotics Board of Directors unanimously recommends that Synbiotics shareholders vote FOR the proposal to approve the principal terms of the Acquisition. See "The Acquisition--Description of the Acquisition--Reasons of the Synbiotics and ICG Boards of Directors for the Acquisition." In reaching this conclusion, the Synbiotics Board of Directors considered a number of factors, including the following:

     1. The Synbiotics Board considered the benefits which the Synbiotics Board believed could be achieved from the combination of Synbiotics' business with ICG. The Synbiotics Board considered Synbiotics' strategy to grow through acquisition, as well as the perceived complementary strengths of Synbiotics and ICG. In particular, the Synbiotics Board considered ICG's unique position in the canine reproduction and canine genetic testing market and its synergies with Synbiotics. In addition, the Synbiotics Board considered the effects of transferring ICG's diagnostic product line to Synbiotics and utilizing Synbiotics' excess manufacturing capacity. The Synbiotics Board considered the marketing potential which could result from utilizing ICG's breeder and veterinarian networks to market Synbiotics' products. Accordingly, the Synbiotics Board believed that with ICG's and Synbiotics' complementary products and services, the Acquisition could provide for expanded sales opportunities at little additional expense.

     2. The Synbiotics Board considered the increase in shareholder value that could result from the strength of the combined companies' market position.

     3. The Synbiotics Board also considered potential disadvantages to Synbiotics and its shareholders which could result from the Acquisition, including (i) the possibility that Synbiotics could be unsuccessful in assimilating the operations, technologies and products of ICG; and (ii) the dilutive effect upon its shareholders resulting from the issuance of additional equity securities. The Synbiotics Board concluded, without reliance on any single factor, but based instead upon an evaluation of all pertinent considerations, that the advantages inherent in the Acquisition would outweigh the potential disadvantages, and that principal among the benefits would be the ability to acquire a product line which would complement its own and strengthen its market position.

     In view of the variety of factors considered by the Synbiotics Board of Directors in connection with its evaluation of the Acquisition, the Synbiotics Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

RECOMMENDATION OF THE ICG BOARD OF DIRECTORS; FACTORS CONSIDERED

     The ICG Board of Directors unanimously approved the Purchase Agreement as fair to and in the best interests of the stockholders of ICG. The ICG Board of Directors unanimously recommends that shareholders vote FOR the proposal to authorize the sale of substantially all of ICG's assets to Synbiotics pursuant to the terms of the Purchase Agreement. The ICG Board of Directors believes that the Acquisition represents an attractive opportunity that will enable shareholders of ICG to participate in the enhanced value of the combined technology base, increased scientific and management skills resulting from the Acquisition. See "--Reasons of the Synbiotics and ICG Boards of Directors for the Acquisition." In reaching this conclusion, the ICG Board of Directors considered a number of factors, including the following:

     1. The Board considered the benefits which the ICG Board believed could be achieved from the combination of ICG's business with Synbiotics. The Board considered the opportunity for ICG to become part of a larger organization which has greater distribution channels, additional manufacturing capacities and greater financial resources than those of ICG. The ICG Board also took into consideration various synergies between Synbiotics' and ICG's businesses that might result from the Acquisition. Accordingly, the ICG Board believed that with ICG's and Synbiotics' complementary products and services, the Acquisition could provide for expanded sales opportunities at little additional expense. Further, Synbiotics' presence on the West coast provides greater access and exposure to potential customers for ICG's products on the West Coast. ICG believed that the enhanced profile of being part of a larger company would provide ICG's customers and vendors with greater confidence in ICG's products and services, which the Board believed could facilitate customer sales and more favorable vendor relations.

     2. The ICG Board considered the increased liquidity for its stockholders because of the trading of Synbiotics' Common Stock on the NASDAQ National Market and alternative opportunities for increasing its liquidity. The ICG Board considered the fact that ICG's stock was no longer trading on the NASDAQ Small Cap market and that it would be difficult for ICG to satisfy the requirements for inclusion in either the Small Cap or the National Market.

     3. The ICG Board considered alternative opportunities for growth and financing that might be available to ICG and its stockholders. In determining whether to approve the Acquisition, the ICG Board considered the following alternatives: (i) selling substantially all of ICG's assets for cash or entering into a stock transaction with an acquiror other than Synbiotics; (ii) seeking to obtain major financing from other sources; and (iii) reducing the size of its operations. The ICG Board rejected the first alternative because Synbiotics presented the only firm proposal to ICG and ICG was not able to identify any other potential partners. The ICG Board rejected the second alternative because of the substantial dilution it anticipated would result in connection with obtaining adequate financing to support its growth and operations. In addition, there was no assurance that ICG would be able to obtain the necessary financing. The ICG Board rejected the third alternative because it did not believe that ICG could improve its financial condition or results of operations by scaling down its operations.

     4. Certain potential disadvantages to ICG and its stockholders resulting from the Acquisition were also considered, including (i) the concentration of the value of ICG in the shares of a single publicly-held entity, with the resulting market value fluctuation risks inherent in the public equity markets; and (ii) the loss of control by ICG's management and Board of Directors over the operation of ICG's business. The ICG Board concluded, without reliance on any single factor, but based instead upon an evaluation of all pertinent considerations, that the advantages inherent in the Acquisition would outweigh the potential disadvantages, and that principal among the benefits would be the ability to obtain adequate capitalization for ICG's business and to preserve for its stockholders the opportunity to participate in the future growth of Synbiotics.

     In reaching these conclusions, the ICG Board considered a number of factors, including, among other things, the terms and conditions of the Purchase Agreement, information with respect to the financial condition, business operations and prospects of both ICG and Synbiotics on both a historical and prospective basis, including information reflecting the two companies on a pro forma combined basis, and the views and opinions of ICG's management.

     After taking into consideration all the factors set forth above, the ICG Board determined that the Acquisition was in the best interests of the stockholders of ICG. In view of the various factors considered in connection with its evaluation of the Acquisition, the ICG Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its decision.

     The amount of consideration to be paid in the Acquisition and the final determination of the form and amount of consideration was made pursuant to arm's-length negotiations between ICG and Synbiotics.

FEDERAL INCOME TAX CONSEQUENCES

     This transaction will result in taxable income to ICG. However, ICG does not expect to pay any material income tax because it can use prior net operating losses to offset the gain.

     Following the Acquisition and the satisfaction by ICG of its remaining unassumed liabilities, ICG intends to redeem its stock from certain participating stockholders (the "Redeeming Stockholders") (see "--ICG Redemptions"). If the redemption constitutes a complete termination of a Redeeming Stockholder's interest in ICG which had been held for investment, the Redeeming Stockholder should recognize a capital gain or loss (depending upon such stockholder's basis in the redeemed ICG stock) upon receipt of Acquisition Shares and any other ICG property. If the Redeeming Stockholder has held his or her ICG stock for more than one year, the receipt of Acquisition Shares and any other ICG property in exchange for ICG stock should constitute a long-term capital gain or loss; otherwise, the redemption will be treated as a short-term capital gain or loss.

     The same capital gain or loss treatment should be available to any Redeeming Stockholder who redeems less than all of his or her shares of ICG stock, provided that immediately after the redemption of his or her shares, (i) the Redeeming Stockholder owns less than 50% of the remaining outstanding shares of ICG common stock and (ii) the number of shares of ICG common stock held by the Redeeming Stockholder immediately after the redemption is less than 80% of the number of shares of ICG common stock held by the same Redeeming Stockholder immediately before the redemption.

ACCOUNTING TREATMENT

     The Acquisition will be accounted for by Synbiotics as a purchase.

ICG Redemptions

     ICG intends to adopt a plan to redeem its stock from the Redeeming Stockholders under which ICG would distribute to each of the Redeeming Stockholders a substantial portion of the Acquisition Shares received in the Acquisition and such other property of ICG as its Board of Directors deems appropriate.



     The actual number of shares of Acquisition Shares distributed to the Redeeming Stockholders will depend upon the amount of the ICG liabilities not assumed in the Acquisition since ICG intends to satisfy certain of its remaining unassumed liabilities (i) from the proeeds of sale of some number of Acquisition Shares in the marketplace and (ii) by the transfer of certain Acquisition Shares to S.R. One. ICG intends to satisfy $952,000 of debt owed to S.R. One and up to $467,000 of debt owed to Ben Franklin Technology Center of Southeastern Pennsylvania by transferring to them, on the Acquisition Date, Acquisition Shares valued at the Average Closing Sales Price. Under the ICG Share Redemption, ICG would distribute to each of the Redeeming Stockholders the non-liquidated Acquisition Shares remaining after satisfaction of its unassumed liabilities in the same proportion as the number of shares of ICG stock tendered by each Redeeming Stockholder bears to the total number of shares of ICG stock held by all ICG stockholders immediately prior to the redemption.

     Following the ICG Share Redemption, it is anticipated that there will be two remaining stockholders. One stockholder will be Paul A. Rosinack, now the President and Chief Executive Officer of ICG, who will own a majority of the remaining outstanding shares of ICG common stock. The other stockholder will be S.R. One, which will own the balance of the ICG common stock.

     Following the ICG Share Redemption, ICG stock will cease to be publicly registered or traded, and ICG stock will be an illiquid investment.

RESALES OF SYNBIOTICS COMMON STOCK; AFFILIATES

     The Synbiotics Common Stock to be issued to ICG and subsequently distributed to the ICG stockholders pursuant to the Redemptions will be freely transferable under the Act, except for such shares while in ICG's hands and shares issued to any person who may be deemed as of the ICG Meeting to be an "affiliate" of ICG within the meaning of Rule 405 under the Act. Persons who may be deemed to be affiliates of ICG generally include individuals or entities that, directly or indirectly through one or more intermediaries, control, are controlled by or are under common control with ICG and may include certain officers, directors and principal stockholders of ICG. Affiliates of ICG will not be able to sell, pledge or otherwise transfer any Synbiotics Common Stock issued pursuant to the Purchase Agreement, except in compliance with Rule 145 or another exemption from the registration requirements of the Act. With respect to the Synbiotics Common Stock subsequently distributed to any forty percent or greater stockholder of ICG (i.e., S.R. One), the volume limitations on resale as set forth in the now-current Rule 144 and Rule 145 under the Act shall apply until the second anniversary of the Acquisition Date. The certificates evidencing Synbiotics Common Stock issued to ICG and ICG affiliates pursuant to the ICG Share Redemption will bear a legend summarizing the restrictions on resale imposed on their Acquisition Shares under Rule 145 of the Act.

ROSINACK EMPLOYMENT AGREEMENT

     Pursuant to the Purchase Agreement, upon the Acquisition Date Paul A. Rosinack, now the Chief Executive Officer and President of ICG, will become Vice President and General Manager, Animal Health of Synbiotics at an annual salary of $160,000. In addition, he will receive stock options to purchase 25,000 shares of Synbiotics Common Stock and an interest-free loan of up to $50,000 to cover relocation expenses. The loan will be forgiven over time if Mr. Rosinack continues as a Synbiotics employee.

REGULATORY REQUIREMENTS

     Other than the effectiveness of this Registration Statement, ICG and Synbiotics are not aware of any federal, state or foreign governmental or regulatory approval that is required in order to consummate the Acquisition. Should any such approval be required, it is currently contemplated that such approval would be sought.

DISSENTERS' RIGHTS

     Holders of shares of ICG Common Stock are not entitled to dissenters' rights or to Delaware General Corporation Law "appraisal" rights.

     The California Law requires Synbiotics shareholder approval of the Acquisition if the Acquisition Shares equal or exceed 20% of the number of shares of Synbiotics Common Stock outstanding as of immediately before the Acquisition. Assuming the S.R. One Purchase Stock, which will be purchased one hour before the Acquisition, is deemed outstanding as of immediately before the Acquisition, the California Law will not require Synbiotics shareholder approval if the Average Closing Sales Price is $3.92 or above.

     The NASD Rules require Synbiotics shareholder approval of the Acquisition if the Acquisition Shares plus the Option Shares plus the Warrant Shares equal or exceed 20% of the number of shares of Synbiotics Common Stock outstanding before the issuance of the Shares. Assuming the S.R. One Purchase Stock is deemed outstanding before the issuance of the Shares, and assuming 2,820,000 shares of ICG Common Stock outstanding at the Time of Closing, the NASD Rules will not require
Synbiotics shareholder approval if the Average Closing Sales Price is $5.27 or above.

     If the NASD Rules require Synbiotics shareholder approval but the California Law does not, Synbiotics will seek such shareholder approval at the Synbiotics Meeting and the Acquisition will not occur unless such approval is obtained. Nonetheless, if Synbiotics shareholder approval was obtained in those circumstances (under the NASD Rules only), Synbiotics shareholders would not have dissenters' rights under the California Law.



     If Synbiotics shareholder approval of the principal terms of the Acquisition is required under the California Law and is obtained, then pursuant to Chapter 13 of the California Law, holders of shares of Synbiotics Common Stock may be entitled to dissenters' rights in connection with the Acquisition. The failure of a dissenting shareholder to follow the appropriate procedures may result in the termination or waiver of such dissenters' rights. In addition, such dissenters' rights shall not apply if Synbiotics shareholder approval of the principal terms of the Acquisition is not required by the California law (i.e., the Average Closing Sales Price is $3.92 or above) or if the Synbiotics shareholders do not in fact approve the principal terms of the Acquisition at the Synbiotics Meeting. If it appears at the Synbiotics Meeting that Synbiotics shareholder approval of the principal terms of the Acquisition is required neither by California Law nor by the NASD Rules, the question of Synbiotics shareholder approval of the principal terms of the Acquisition will not be presented to the Synbiotics Meeting and dissenters' rights will be entirely inapplicable. The following discussion assumes the principal terms of the Acquisition are indeed presented to and approved by the Synbiotics shareholders at the Synbiotics Meeting.

     The following summary of the provisions of Chapter 13 of the California Law is not intended to be a complete statement of such provisions and is qualified in its entirety by the full text of Chapter 13.

     If the principal terms of the Acquisition are approved by the required vote of the Synbiotics shareholders and the Acquisition is not abandoned or terminated and if holders of five percent or more of the outstanding shares of Synbiotics Common Stock demand purchase prior to the commencement of the Synbiotics Meeting (the "5% Demand Requirement"), each holder of shares of Common Stock of Synbiotics who has voted against the Acquisition and who follows the procedures set forth in Chapter 13 will be entitled to have his or her shares of Synbiotics Common Stock purchased by Synbiotics for cash at their fair market value. The fair market value of shares of Synbiotics Common Stock will be determined as of the day before the first announcement of the terms of the proposed Acquisition, excluding any appreciation or depreciation in consequence of the proposed Acquisition. The last sales price of Synbiotics Common Stock on the last trading day prior to the announcement of the Letter of Intent was $3.50 per share as quoted on the Nasdaq National Market. Assuming the 5% Demand Requirement is satisfied, the shares of Synbiotics Common Stock with respect to which holders have perfected their purchase demand in accordance with Chapter 13 and have not effectively withdrawn or lost such dissenters' rights are referred to in this Joint Proxy Statement/Prospectus as the "Dissenting Shares."

     If the 5% Demand Requirement is satisfied, within ten days after approval of the principal terms of the Acquisition by the Synbiotics shareholders, Synbiotics must mail a notice of such approval (the "Approval Notice") to all shareholders who have not voted in favor of the proposal to approve the principal terms of the Acquisition, together with a statement of the price determined by Synbiotics to represent the fair market value of the applicable Dissenting Shares (determined in accordance with the immediately preceding paragraph), a brief description of the procedures to be followed in order for the shareholder to pursue his or her dissenters' rights, and a copy of Sections 1300-1304 of the California Law. The statement of price by Synbiotics constitutes an offer by Synbiotics to purchase all Dissenting Shares at the stated amount. Only a holder of record of shares of Common Stock of Synbiotics on the Synbiotics Record Date (or his or her duly appointed representative) is entitled to assert a purchase demand for the shares registered in that holder's name.

     A shareholder of Synbiotics electing to exercise dissenters' rights must demand in writing from Synbiotics the purchase of his or her shares of Synbiotics Common Stock and payment to the shareholder of their fair market value and must submit the certificate representing the Dissenting Shares to Synbiotics for endorsement as Dissenting Shares. A holder who elects to exercise dissenters' rights should mail or deliver his or her written demand to Synbiotics at 11011 Via Frontera, San Diego, California 92127, directed to the attention of Michael

K. Green, Secretary. The demand should specify the holder's name and mailing address, the number of shares of Synbiotics common stock owned by such shareholder and state that such holder is demanding purchase of his or her shares and payment of their fair market value and must also contain a statement as to what the shareholder claims to be the fair market value of such shares, determined in accordance with the second preceding paragraph. Such statement of the fair market value of the shares constitutes an offer by the shareholder to sell the shares to Synbiotics at that price. The demand must be received by Synbiotics within 30 days after the date of the Approval Notice. In addition, the certificate representing the Dissenting Shares must be submitted for endorsement within 30 days after the date of the Approval Notice.

     If Synbiotics and the shareholder agree that the shares are Dissenting Shares and agree upon the purchase price of the shares, the dissenting shareholder is entitled to the agreed upon price with interest thereon at the legal rate on judgments from the date of such agreement. Payment for the Dissenting Shares must be made within 30 days after the later date of such agreement or the date on which all statutory and contractual conditions to the Acquisition are satisfied, and is subject to surrender to Synbiotics of the certificates for the Dissenting Shares.

     If Synbiotics denies that the shares are Dissenting Shares, or if Synbiotics and the shareholder fail to agree upon the fair market value of the shares, then within six months after the date of Approval Notice was mailed to shareholders, any shareholder who has made a valid written purchase demand and who has not voted in favor of approval of the principal terms of the Acquisition may file a complaint in the Superior Court of San Diego County requesting a determination as to whether the shares are Dissenting Shares or as to the fair market value of such holder's shares of Synbiotics Common Stock, or both, or may intervene in any pending action brought by any other Synbiotics shareholder.


     Any holder of Dissenting Shares who has duly demanded the purchase of his or her shares under Chapter 13 of the California Law will not, after the Acquisition Date, be entitled to vote the shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on such Dissenting Shares (except dividends or other distributions payable to shareholders of record as of the date prior to the Acquisition Date).

     If any holder of shares of Synbiotics Common Stock who demands the purchase of his or her shares under Chapter 13 of the California Law fails to perfect, or effectively withdraws or loses his or her right to such purchase, or if the 5% Demand Requirement is not satisfied, such holder will not be entitled to have his or her shares purchased by Synbiotics for cash at their fair market value. Dissenting Shares lose their status as Dissenting Shares if (a) the Acquisition is abandoned; (b) the shares are transferred prior to their submission for the required endorsement; (c) the dissenting shareholder fails to make a timely written demand for purchase, along with a statement of fair market value; (d) the dissenting shareholder does not vote against the approval of the principal terms of the Acquisition; (e) the dissenting shareholder and Synbiotics do not agree upon the status of the shares as Dissenting Shares or do not agree on the purchase price, but neither Synbiotics nor the shareholder files a complaint or intervenes in a pending action within six months after mailing of the Approval Notice; or (f) with Synbiotics' consent, the shareholder delivers to Synbiotics a written withdrawal of such shareholder's demand for purchase of his or her shares.

                             THE PURCHASE AGREEMENT

GENERAL


     The Purchase Agreement and certain related matters are summarized below. The following summarizes the principal terms of the Acquisition. This summary does not purport to be a complete statement of the terms and conditions of the Acquisition and is qualified in its entirety by reference to the Purchase Agreement, which will be provided without charge to any record or beneficial owner of Synbiotics or ICG securities who requests a copy. Requests should be directed to Synbiotics Corporation, 11011 Via Frontera, San Diego, CA 92127,
Attention: Michael K. Green, Secretary (telephone (619) 451-3771, collect). All capitalized terms set forth below in this section entitled "The Purchase Agreement" not otherwise defined herein shall be defined as set forth in the Purchase Agreement.

     All ICG and Synbiotics stockholders are urged to request a copy and to read the Purchase Agreement in its entirety.

THE ACQUISITION

     The Purchase Agreement provides that, subject to the satisfaction or waiver of the various conditions to the Acquisition, Synbiotics will acquire substantially all of the assets of ICG. In addition, Synbiotics will assume certain liabilities and obligations of ICG, not to exceed the sum of Time of Closing cash, accounts receivable and inventory plus $95,000; provided that in no event shall the aggregate amount of assumed liabilities exceed Time of Closing accounts payable and accrued expenses (excluding all accounting and legal fees and other costs related to the transactions contemplated by the Purchase Agreement, and all payroll and payroll related items, unless the limit is not reached when these items are excluded).

ACQUISITION DATE

     The Acquisition will close promptly after all conditions set forth in the Purchase Agreement have been satisfied or waived. See "--Termination."

CONSIDERATION FOR THE ACQUISITION

     On the Acquisition Date, ICG shall receive $1.00 cash plus the Acquisition Shares, the number of which shall be 1,400,000, provided that the Average Closing Sales Price is not greater than $3.50 per share or less than $2.50 per share. If the Average Closing Sales Price is greater than $3.50 per share, the number of Acquisition Shares shall be equal to 1,400,000 multiplied by a fraction, the numerator of which shall be $3.50 and the denominator of which shall be the Average Closing Sales Price. If the Average Closing Sales Price is less than $2.50 per share, the number of Acquisition Shares shall be equal to 1,400,000 multiplied by a fraction, the numerator of which shall be $2.50 and the denominator of which shall be the Average Closing Sales Price. In addition, the ICG Options and the ICG Warrants will be assumed by Synbiotics and will become exercisable for shares of Synbiotics Common Stock as of the Acquisition Date, with appropriate adjustments in exercise price and number of underlying shares to reflect the Acquisition's effective valuation ratio.

     Pursuant to the Purchase Agreement, up to 50,000 of the Acquisition Shares will be withheld from ICG unless ICG is able to satisfy certain conditions regarding patent concerns relating to one of ICG's products. There can be no assurance ICG will be able to satisfy such conditions.

S.R. ONE CLOSING

     Pursuant to the terms of the Purchase Agreement, S.R. One has agreed to purchase from Synbiotics for $1,000,000 cash at the S.R. One Closing, which shall occur one hour before the Time of Closing, the number of shares of Synbiotics Common Stock equal to $1,000,000 divided by the Average Closing Sales Price.

CONDITIONS

     The obligations of ICG and Synbiotics to consummate the Acquisition are each subject to the satisfaction of the following conditions: (i) requisite approval by their respective Board of Directors and stockholders of the transactions contemplated in the Purchase Agreement; (ii) the effectiveness under the Act of the Registration Statement on Form S-4 including a joint proxy statement relating to stockholder approval and no stop order shall have been issued with respect to the Form S-4 and (iii) there being no pending or threatened lawsuit challenging the transaction by any body or agency of the federal, state, or local government (or by any third party with respect to Synbiotics), and the consummation of the transaction shall not have been enjoined by a court of competent jurisdiction as of the Acquisition Date.

     The obligations of Synbiotics to consummate the Acquisition are also subject to the satisfaction of the following conditions: (i) the accuracy of the representations and warranties of ICG contained in the Purchase Agreement in all material respects at and as of the Acquisition Date; (ii) ICG having in all material respects performed and complied with all of its covenants, conditions and other obligations contained in the Purchase Agreement on or before the Acquisition Date; (iii) any applicable waiting period under any applicable federal law shall have expired and any and all filings under any applicable state bulk transfer laws shall have been timely made and have been completed;
(iv) a certificate executed by the President of ICG shall have been delivered to Synbiotics; (v) ICG shall have provided to the satisfaction of Synbiotics termination statements of security interests from all secured creditors and releases of related liens; (vi) Synbiotics shall have received all licenses from all appropriate governmental agencies or third parties to operate the business of ICG in the same manner as ICG operated such business prior to the Closing Date; (vii) Synbiotics shall be satisfied in its reasonable business judgment with the results of its due diligence investigation of ICG; (viii) the form and substance of all certificates, instruments, opinions and other documents delivered or to be delivered to Synbiotics pursuant to the Purchase Agreement shall be satisfactory to Synbiotics and its counsel in all reasonable respects;
(ix) Synbiotics shall have received certain closing documents specified in the Purchase Agreement; (x) the S.R. One Closing shall have occurred and (xi) Synbiotics shall have received an opinion of McCausland, Keen & Buckman, counsel to ICG.

     The obligations of ICG to consummate the Acquisition are also subject to the satisfaction of the following conditions: (i) the accuracy of the representations and warranties of Synbiotics contained in the Purchase Agreement in all material respects at and as of the Acquisition Date; (ii) Synbiotics having in all material respects performed and complied with all of its covenants, conditions and other obligations contained in the Purchase Agreement on or before the Acquisition Date; (iii) the approval upon notice of issuance for listing on the Nasdaq National Market of the shares of Synbiotics Common Stock to be issued in the Acquisition; (iv) ICG shall have received a certificate of the President of Synbiotics; (v) a mutually agreeable designee of ICG (now identified as Brenda D. Gavin, D.V.M. shall have been appointed to the Board of Directors of Synbiotics effective as of the Acquisition Date; (vi) ICG shall have received the certain closing documents specified in the Purchase Agreement; and (vii) ICG shall have received an opinion of Brobeck, Phleger & Harrison LLP, counsel to Synbiotics.

REPRESENTATIONS AND WARRANTIES

     In the Purchase Agreement, ICG and Synbiotics have made certain representations and warranties concerning corporate organization, good standing and power, corporate authorization, litigation, governmental consents and approvals, broker fees, information included in the Proxy Statement/Prospectus, filings made with the SEC, complete disclosure, absence of certain changes, information contained in the Form S-4 Registration Statement to be filed with the SEC in connection with the Acquisition and no reliance on forecasts.

     In addition, Synbiotics has made representations and warranties concerning compliance with other instruments, the validity of the issuance of shares of Common Stock of Synbiotics to ICG, and the capitalization of Synbiotics.

     Additionally, ICG has made representations and warranties concerning its conduct of business, no undisclosed liabilities, inventory, accounts and notes receivable, properties, taxes, compliance with laws, products, proprietary rights, restrictive documents or orders, contracts and commitments, assets, insurance, product warranties and product liability, conflicts or defaults, labor relations, employee benefit plans, interested party relationship, environmental matters, certain payments, books and records and customers and suppliers.

     Pursuant to the Purchase Agreement, the sole liability of ICG for any claims for damages with respect to patent infringement with regard to one identified ICG product shall be the withholding by Synbiotics of up to 50,000 of the Acquisition Shares from ICG. Such shares shall be withheld unless ICG is able to satisfy certain conditions regarding patent concerns relating to such product. There can be no assurance ICG will be able to satisfy such conditions.


TERMINATION

     The Purchase Agreement may be terminated and the transactions therein contemplated may be abandoned at any time notwithstanding any party's Board or stockholder approval, but not later than the S.R. One Closing (as to S.R. One) or the Time of Closing (as to Synbiotics and ICG) as follows:

     1. by Synbiotics, if there has been a material breach by either of S.R. One or ICG of its representations, warranties, covenants or agreements set forth in the Purchase Agreement and S.R. One or ICG, as the case may be, fails to cure within five (5) business days after notice thereof is given by Synbiotics (except that no cure period shall be provided for a breach by S.R. One or ICG which by its nature cannot be cured);

     2. by S.R. One, if there has been a material breach by Synbiotics of the representations, warranties, covenants or agreements set forth in this Agreement as to S.R. One and Synbiotics fails to cure within five (5) business days after notice thereof is given by S.R. One (except that no cure period shall be provided for a breach by Synbiotics which by its nature cannot be cured);

     3. by S.R. One (but only with respect to the Synbiotics/S.R. One transaction), if S.R. One in its reasonable business judgment determines that the ICG Closing is not going to occur;

     4. by ICG, if there has been a material breach by Synbiotics of the representations, warranties, covenants or agreements set forth in this Agreement as to ICG and Synbiotics fails to cure within five (5) business days after notice thereof is given by ICG (except that no cure period shall be provided for a breach by Synbiotics which by its nature cannot be cured);

     5. by Synbiotics, if the required approval of the stockholders of ICG contemplated by the Purchase Agreement has not been obtained within thirty (30) days from the solicitation of such consents or proxies;

     6. by ICG, if the approval of the Purchase Agreement by the shareholders of Synbiotics is required and such approval has not obtained within forty-five
(45) days from the solicitation of such consents or proxies;

     7. by Synbiotics or ICG, if any permanent injunction or other order of a court or other competent authority preventing the Acquisition shall have become final and nonappealable; or

     8. by Synbiotics or ICG, if any governmental or administrative agency shall have issued a temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Acquisition or any litigation shall be pending, the ultimate resolution of which is likely to (i) result in the issuance of such an order or injunction, or the imposition against Synbiotics or ICG, of substantial damages if the Acquisition is consummated, (ii) prohibit Synbiotics' ownership or operation of all or a material portion of the business rights of ICG or Synbiotics taken as a whole, or to compel Synbiotics or ICG to dispose of or hold separate all or a material portion of the business or assets of Synbiotics or ICG as a result of the Acquisition, (iii) materially limit or restrict Synbiotics's conduct or operation of the business of ICG after the Acquisition Date, or (iv) render Synbiotics or ICG unable to consummate the Acquisition. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

TREATMENT OF WARRANTS

     All the ICG Warrants will be assumed by Synbiotics and will become exercisable for shares of Synbiotics Common Stock as of the Acquisition Date, with appropriate adjustments in exercise price and number of underlying shares to reflect the Acquisition's effective valuation ratio. Synbiotics is registering the issuance of the shares of Synbiotics Common Stock to be issued upon exercise of the ICG Warrants (the "Warrant Shares") under the Act.

     An ICG Warrant shall become exercisable for a number of Warrant Shares equal to the number of shares of ICG Common Stock for which the Warrant was exercisable, times the total number of Acquisition Shares, divided by the total number of outstanding shares of ICG Common Stock on the Acquisition Date. The exercise price of the ICG Warrant shall be unchanged in the aggregate, and per Warrant Share shall be the exercise price per share of ICG Common Stock, times the total number of outstanding shares of ICG Common Stock on the Acquisition Date, divided by the total number of Acquisition shares. For example, assuming a $3.50 Average Closing Sales Price (for 1,400,000 Acquisition Shares), with 405,249 Acquisition Shares transferred to satisfy $1,419,000 of financial debt, 50,000 Acquisition Shares withheld in connection with certain patent concerns, and 2,820,000 shares of ICG Common Stock outstanding on the Acquisition Date, an ICG Warrant to purchase 1,000 shares of ICG Common Stock at $1.25 per share shall become exercisable for 335 Warrant Shares at $3.73 per Warrant Share.

TREATMENT OF STOCK OPTIONS

     All the ICG Options will be assumed by Synbiotics and will become exercisable for shares of Synbiotics Common Stock as of the Acquisition Date, with appropriate adjustments in exercise price and number of underlying shares to reflect the Acquisition's effective valuation ratio. Synbiotics will cause the shares of Synbiotics Common Stock to be issued upon exercise of the ICG Options (the "Option Shares") to be registered under the Act on Form S-8 at or promptly after the Acquisition Date.

     An ICG Option shall become exercisable for a number of Option Shares equal to the number of shares of ICG Common Stock for which the Option was exercisable, times the total number of Acquisition Shares, divided by the total number of outstanding shares of ICG Common Stock on the Acquisition Date. The exercise price of the ICG Option shall be unchanged in the aggregate, and per Option Share shall be the exercise price per share of ICG Common Stock, times the total number of outstanding shares of ICG Common Stock on the Acquisition Date, divided by the total number of Acquisition shares. For example, assuming a $3.50 Average Closing Sales Price (for 1,400,000 Acquisition Shares), with 405,249 Acquisition Shares transferred to satisfy $1,419,000 of financial debt, 50,000 Acquisition Shares withheld in connection with certain patent concerns, and 2,820,000 shares of ICG Common Stock outstanding on the Acquisition Date, an ICG Option to purchase 1,000 shares of ICG Common Stock at $7.00 per share shall become exercisable for 335 Option Shares at $20.90 per Option Share.

EXPENSES

     Each party will bear its own costs and expenses in connection with this Purchase Agreement and the transactions contemplated thereby. Synbiotics and ICG will bear the printing expenses of the Form S-4 and the Proxy Statement pro rata based upon the size of their respective shareholder mailings. ICG shall pay all applicable recording or filing fees or sales, use, excise, transfer, documentary and any other similar taxes arising out of the Acquisition.

ACQUISITION PROPOSALS

     The Purchase Agreement provides that neither ICG nor any of its representatives on its behalf, shall (i) directly or indirectly, through any other party initiate, encourage or engage in any negotiations with or provide any information to any other person, firm or corporation with respect to an acquisition transaction involving ICG or the business of ICG, (ii) directly or indirectly, through any other party solicit any proposal relating to the acquisition of, or other major transaction involving, the business of ICG. If ICG or any such representatives receives any inquiries from any other party relating to the proposed disposition of the business of ICG or the assets to be acquired in the Acquisition, ICG will
(i) promptly advise such party that ICG is not entitled to enter into any discussions or negotiations and (ii) notify Synbiotics in writing of such inquiry.

STANDSTILL PROVISION

     Pursuant to the Purchase Agreement, S.R. One agrees during the time from the date of the Purchase Agreement until the fifth anniversary of the S.R. One Closing not to, without express written consent of the Board of Directors of Synbiotics, acquire any equity securities of Synbiotics except (i) its pro rata distribution of the Shares upon liquidation of ICG, (ii) the shares of Common Stock of Synbiotics purchased pursuant to this Agreement, (iii) upon exercise of any Warrants held by S.R. One or (iv) issuances of any securities upon stock splits or stock dividends with respect to any equity securities of Synbiotics.


CONDUCT OF BUSINESS PENDING ACQUISITION

     ICG has agreed that, during the period from the date of the signing of the Purchase Agreement and the Acquisition Date, it shall carry on and use its best efforts to preserve the business of ICG, maintain all equipment and machinery in good working order, discharge and maintain current obligations with respect to any employee withholding taxes, comply with the Securities Act and Exchange Act, preserve inventories of necessary supplies at proper levels, keep available the services of present officers and key employees and preserve relationships with customers, suppliers and others having dealings with ICG. ICG has agreed, except as expressly permitted in the Purchase Agreement, not to (i) enter into agreements or contracts of employment or terminate the employment of any engineering or technical personnel or other key employees except for cause; (ii) alter any employee or personnel benefits; (iii) dispose of any assets to be acquired in the Acquisition (other than in the ordinary course and subject to the obligation to maintain proper inventory levels) or acquire or lease any assets in excess of $10,000 individually, or $20,000 in the aggregate; (iv) make any capital improvements, additions or expenditures; (v) incur any liabilities or obligations (other than in the ordinary course of business) except for a then-contemplated convertible note financing of up to $750,000; (vi) declare any distribution or dividends of any kind; or (vii) repurchase or otherwise acquire any shares of its capital stock. In addition, ICG agreed to advise Synbiotics of any material operating decisions. In addition, certain holders of private ICG warrants may exercise their warrants to provide additional financing to ICG. ICG also agreed to assist Synbiotics in determining which contracts are material to the operations of the business and to assist Synbiotics in establishing separate agreements with the other parties to such contracts.

     Synbiotics and ICG have also agreed to give each other reasonable access to their respective books and records. Each company has agreed to give the other notice of specified material events and to use reasonable efforts to consult with each other before making public announcements.

     Both ICG and Synbiotics have agreed to use their best efforts to effectuate their respective transactions contemplated by the Purchase Agreement and to fulfill and cause to be fulfilled the conditions to the closing under the Purchase Agreement.

NOTIFICATION OF NONCOMPLIANCE

     Each of Synbiotics, ICG and S.R. One have agreed not to take any action that would breach or cause to be inaccurate any of the representations and warranties set forth in the Purchase Agreement, and each shall notify the other parties after becoming aware of any occurrence of or the pending or threatened occurrence of any event that would cause or constitute such a breach or inaccuracy. In addition, each party shall notify the other parties of any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied under the Purchase Agreement.

BEST EFFORTS

     Synbiotics, ICG and S.R. One have agreed to use their best efforts to effectuate the terms of the Purchase Agreement. The parties will also use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Purchase Agreement.

MEETINGS OF STOCKHOLDERS

     In the Purchase Agreement, ICG agreed to use its best efforts to solicit from stockholders of ICG proxies in favor of the Purchase Agreement.

     Likewise, Synbiotics agreed to use its best efforts to solicit from shareholders of Synbiotics proxies in favor of the Purchase Agreement.

ROSINACK EMPLOYMENT AGREEMENT

     Pursuant to the Purchase Agreement, upon the Acquisition Date Paul A. Rosinack, now the Chief Executive Officer and President of ICG, will become Vice President and General Manager, Animal Health of Synbiotics at an annual salary of $160,000. In addition, he will receive stock options to purchase 25,000 shares of Synbiotics Common Stock and an interest-free loan of up to $50,000 to cover relocation expenses. The loan will be forgiven over time if Mr. Rosinack continues as a Synbiotics employee.

USE OF NAME

     In the Purchase Agreement, ICG has agreed to change its corporate name after the Acquisition Date and to thereafter refrain from any use of the words "International Canine Genetics."

ICG LIQUIDATION

     The Purchase Agreement provides that ICG may choose to liquidate and dissolve and distribute to its stockholders the shares of Common Stock of Synbiotics acquired pursuant to the Purchase Agreement; provided, however, that ICG shall not do so at such time or in such a way as to render the purchase and sale of the assets a tax-free reorganization within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code.

LIMITATION ON SALES OF ACQUISITION SHARES BY ICG

     The Purchase Agreement provides that ICG may sell Acquisition Shares only to the extent required in order to pay actual costs incurred in connection with the Purchase Agreement, the transactions contemplated by the Purchase Agreement and the post-closing shutdown and liquidation of ICG. In addition, any sales of Acquisition Shares by ICG would be subject to the volume limitations imposed by Rule 145 under the Act.

                    PRO FORMA CONDENSED FINANCIAL STATEMENTS


     The following unaudited pro forma condensed balance sheet as of June 30, 1996 and the unaudited proforma condensed statements of operations for the year ended December 31, 1995 and the six months ended June 30, 1996 give effect to the proposed Acquisition as of June 30, 1996 for the condensed balance sheet and as of January 1, 1995 for the condensed statements of operations. The pro forma condensed financial statements are based on historical financial statements of Synbiotics and ICG, giving effect to the proposed Acquisition applying the purchase method of accounting and the assumptions and adjustments as discussed in the accompanying notes to the pro forma condensed financial statements. The unaudited pro forma condensed financial statements do not include any consolidation savings which Synbiotics may expect to achieve from Synbiotics' acquisition of substantially all of the assets and certain liabilities of ICG as any such savings are not estimable at this time.

     These pro forma condensed financial statements have been prepared by the management of Synbiotics Corporation based upon the audited statement of operations of Synbiotics Corporation for the year ended December 31, 1995, the unaudited condensed balance sheet as of June 30, 1996 and the related unaudited condensed statement of operations for the six months then ended of Synbiotics, the audited balance sheet of ICG as of June 30, 1996 and the unaudited condensed statements of operations for the year ended December 31, 1995 and the six months ended June 30, 1996 of ICG. The unaudited pro forma condensed financial statements should be read in conjunction with the historical financial statements and notes thereto and narrative sections included elsewhere herein. The pro forma condensed financial statements are not necessarily indicative of what actual results of operations would have been for the periods had the transaction occurred on the dates indicated and do not purport to indicate future financial position nor the results of future operations.

                            SYNBIOTICS CORPORATION

                 PRO FORMA CONDENSED BALANCE SHEET (UNAUDITED)

                                                                     June 30, 1996
                                          -------------------------------------------------------------------
                                                           International
                                           Synbiotics         Canine            Pro Forma         Pro Forma
                                           Corporation    Genetics, Inc.       Adjustments        Combined
                                          -------------   ---------------   -----------------   -------------
ASSETS
Current assets:
 Cash and equivalents..................   $  2,970,000      $     26,000    $   1,000,000 (1)   $  3,996,000
 Securities available for sale.........      3,087,000                --               --          3,087,000
 Accounts receivable...................      2,124,000            94,000               --          2,218,000
 Inventories...........................      4,824,000            92,000               --          4,916,000
 Other current assets..................        565,000            50,000               --            615,000
                                          ------------      ------------    -------------       ------------

   Total current assets................     13,570,000           262,000        1,000,000         14,832,000

Property and equipment, net............        715,000           236,000               --            951,000
Other assets...........................      1,778,000           175,000        4,651,000 (2)      6,604,000
                                          ------------      ------------    -------------       ------------

                                          $ 16,063,000      $    673,000    $   5,651,000       $ 22,387,000
                                          ============      ============    =============       ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued
        expenses.......................   $  1,590,000      $    418,000    $    (135,000)(3)   $  1,873,000
 Capital lease obligations.............                           51,000                              51,000
 Other current liabilities.............        671,000           629,000         (629,000)(3)        671,000
                                          ------------      ------------    -------------       ------------

   Total current liabilities                 2,261,000         1,098,000         (764,000)         2,595,000
                                          ------------      ------------    -------------       ------------

Other liabilities......................             --           620,000         (530,000)(3)         90,000
                                          ------------      ------------    -------------       ------------

Shareholders' equity:
 Common stock..........................     29,801,000        11,544,000        1,000,000 (1)     35,701,000
                                                                              (11,544,000)(3)
                                                                                4,900,000 (4)
 Accumulated deficit...................    (15,999,000)      (12,589,000)      12,589,000 (3)    (15,999,000)
                                          ------------      ------------    -------------       ------------

   Total shareholders' equity..........     13,802,000        (1,045,000)       6,945,000         19,702,000
                                          ------------      ------------    -------------       ------------

                                          $ 16,063,000      $    673,000    $   5,651,000       $ 22,387,000
                                          ============      ============    =============       ============

      See accompanying notes to pro forma condensed financial statements.

                             SYNBIOTICS CORPORATION

            PRO FORMA CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)

                                                              Year ended December 31, 1995
                                          --------------------------------------------------------------------
                                                           International
                                           Synbiotics         Canine            Pro Forma          Pro Forma
                                           Corporation    Genetics, Inc.       Adjustments         Combined
                                          -------------   ---------------   ------------------   -------------
Revenues:
 Product sales.........................    $13,676,000       $   751,000     $      (2,000)(5)    $14,425,000
 Service revenues......................             --           815,000           (11,000)(5)        804,000
 License fees and other................        396,000            13,000           (13,000)(5)        396,000
 Interest..............................         46,000            16,000                --             62,000
                                           -----------       -----------     -------------        -----------
                                            14,118,000         1,595,000           (26,000)        15,687,000
                                           -----------       -----------     -------------        -----------

Cost and expenses:
 Cost of sales.........................      8,009,000           859,000            (7,000)(5)      8,861,000
 Research and development..............        906,000           549,000                            1,455,000
 Selling and marketing.................      4,147,000         1,316,000                            5,463,000
 General and administrative............      1,486,000           707,000           310,000 (6)      2,503,000
                                                                                   (34,000)(7)
                                           -----------       -----------     -------------        -----------
                                            14,548,000         3,431,000          (269,000)        18,282,000
                                           -----------       -----------     -------------        -----------

Loss before gain on disposition of
  investment in affiliated company.....       (430,000)       (1,836,000)         (295,000)        (2,595,000)

Gain on disposition of investment in
  affiliate............................        931,000                --                --            931,000
                                           -----------       -----------     -------------        -----------

Net income (loss)......................    $   501,000       $(1,836,000)    $    (295,000)       $(1,664,000)
                                           ===========       ===========     =============        ===========

Net income (loss) per share............    $       .09       $       n/a     $         n/a        $      (.22)
                                           ===========       ===========     =============        ===========


Weighted average shares                      5,832,000               n/a         1,662,000 (9)      7,494,000
  outstanding..........................    ===========       ===========     =============        ===========

      See accompanying notes to pro forma condensed financial statements.

                             SYNBIOTICS CORPORATION

            PRO FORMA CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)


                                                           Six Months Ended June 30, 1996
                                          -----------------------------------------------------------------
                                                          International
                                           Synbiotics        Canine            Pro Forma        Pro Forma
                                          Corporation    Genetics, Inc.       Adjustments        Combined
                                          ------------   ---------------   -----------------   ------------
Revenues:
 Product sales.........................    $10,851,000       $  438,000    $          --        $11,289,000
 Service revenues......................             --          456,000           (1,000)(5)        455,000
 License fees and other................        230,000               --               --            230,000
 Interest..............................         54,000            5,000               --             59,000
                                           -----------       ----------    -------------        -----------

                                            11,135,000          899,000           (1,000)        12,033,000
                                           -----------       ----------    -------------        -----------
Cost and expenses:
 Cost of sales.........................      5,334,000          464,000           (1,000)(5)      5,797,000
 Research and development..............        461,000          282,000               --            743,000
 Selling and marketing.................      2,358,000          498,000               --          2,856,000
 General and administrative............        854,000          340,000          155,000 (6)      1,310,000
                                                                                 (39,000)(7)
                                           -----------       ----------    -------------        -----------
                                             9,007,000        1,584,000         (115,000)        10,706,000
                                           -----------       ----------    -------------        -----------
Income (loss) before gain on sale of
  securities available for sale........      2,128,000         (685,000)        (116,000)         1,327,000

Gain on sale of securities available
  for sale.............................      1,159,000               --               --          1,159,000
                                           -----------       ----------    -------------        -----------

Income (loss) before income taxes......      3,287,000         (685,000)        (116,000)         2,486,000

Provision for income taxes.............        118,000               --          (28,000)(8)         90,000
                                           -----------       ----------    -------------        -----------

Net income (loss)......................    $ 3,169,000       $ (685,000)   $     (88,000)       $ 2,396,000
                                           ===========       ==========    =============        ===========

Net income (loss) per share............    $       .53       $      n/a    $         n/a        $       .31
                                           ===========       ==========    =============        ===========

Weighted average shares outstanding....      5,968,000              n/a        1,686,000 (9)      7,654,000
                                           ===========       ==========    =============        ===========

      See accompanying notes to pro forma condensed financial statements.

                            SYNBIOTICS CORPORATION

         NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS (UNAUDITED)


(1) Adjustment to record the sale of 286,000 shares of Synbiotics Corporation common stock, at $3.50 per share, to S.R. One, Limited, the major shareholder of International Canine Genetics, Inc., as a condition of the acquisition agreement.

(2) Adjustment to record the fair value of patents, licenses, customer lists and other intangible assets to be acquired from International Canine Genetics, Inc., as well as the purchase price in excess of the fair values assigned to the assets acquired and liabilities assumed from International Canine Genetics, Inc.

(3) Adjustment to eliminate the assets, liabilities and shareholders' equity of International Canine Genetics, Inc. not acquired or assumed by Synbiotics Corporation.

(4) Adjustment to record the issuance of 1,400,000 shares of Synbiotics Corporation common stock, at $3.50 per share, for certain of the assets and assumption of certain of the liabilities of International Canine Genetics, Inc. As described elsewhere herein, the actual number of shares to be issued will vary depending on the average closing sales price of the Synbiotics shares.

(5) Adjustment to eliminate product revenues and service revenues, and their associated costs, related to certain discontinued products and services of International Canine Genetics, Inc.

(6) Adjustment to record amortization of the fair value of intangibles acquired from International Canine Genetics, Inc. based on a 15 year amortization period.

(7) Adjustment to eliminate interest expense related to certain International Canine Genetics, Inc. debt obligations not assumed by Synbiotics Corporation.

(8) Adjustment to record reduced income tax provision due to pre-tax loss sustained by International Canine Genetics, Inc.

(9) Adjustment to reflect increase in weighted average shares outstanding due to the issuance of Synbiotics Corporation common stock (Notes (1) and (4)).

                       ELECTION OF SYNBIOTICS DIRECTORS
                     (PROPOSAL FOR THE SYNBIOTICS MEETING)


Five directors are to be elected at the Annual Meeting to serve until the next Annual Meeting and until their respective successors are elected or appointed. Unless authority to vote for one or more nominees is withheld, it is intended that the proxyholders will vote for the election of the nominees named below.
In the event any of them shall become unable or unwilling to accept nomination or election, the shares represented by the enclosed proxy will be voted for the election of such other person as the Synbiotics Board of Directors may recommend in his place.

The following information is furnished regarding the nominees of Synbiotics.

              Name; Positions; Business Experience During the                    Director
           Past Five Years; Directorships in Reporting Companies                  Since      Age
- -----------------------------------------------------------------------------    --------   ----
Kenneth M. Cohen.............................................................        1996     41
Chief Executive Officer of the Company since May 1996; Executive Vice
 President and Chief Operating Officer of Canji, Inc. from March 1995 to
 February 1996; Vice President of Argus Pharmaceuticals, Inc. from May
 1990 to March 1995.

James C. DeCesare............................................................        1993     65
President and Chief Operating Officer of Boehringer Ingelheim Animal
 Health from 1986 to 1992 when he retired; currently a consultant to the animal health and pharmaceutical industries.

Brenda D. Gavin, D.V.M.......................................................        n/a      48
Vice President of S.R. One, Limited since 1989.

M. Blake Ingle, Ph.D.........................................................        1994     54
President and Chief Executive Officer of Canji, Inc. March 1993 to
 February 1996; Acting President of Telios Pharmaceuticals, Inc. December
 1994 to June 1995; President and Chief Executive Officer of IMCERA
 Group, Inc. (now known as Mallinckrodt Group Inc.) from 1991 to 1993;
 President and Chief Operating Officer of IMCERA Group, Inc. (now
 known as Mallinckrodt Group Inc.) from 1990 to 1991; Director of Corvas
 International, Inc.

Donald E. Phillips...........................................................        1987     63
Chairman of the Board of Directors of the Company since August 1994;
 Vice Chairman of the Board of Directors of the Company from 1993 to
 August 1994; a consultant to IMCERA Group, Inc. (now known as
 Mallinckrodt Group Inc.) from 1988 to 1990, when he retired; Director of
 Potash Corporation of Saskatchewan (Canada).


  Dr. Gavin has advised Synbiotics that in view of her connection with S.R. One and ICG, she would, following her election as a Synbiotics director, resign from the Synbiotics Board of Directors if the Acquistion is not promptly completed.

  In addition, the following persons currently directors of Synbiotics will not be standing for reelection:

Patrick Owen Burns.......................................................       1988      59
Vice President of R&D Funding Corp, an affiliate of Prudential Securities
 Inc., and Senior Vice President of Prudential Securities Inc. since 1986;
 Director of Ecogen, Inc., Creative BioMolecules, Inc. and Texas
 Biotechnology Corporation.

Robert J. Kunze..........................................................       1995     61
General Partner, H&Q Life Science Ventures, a San Francisco based investment banking and venture capital firm, since 1987; Director of
 Intelligent Surgical Lasers, Inc. and Abaxis, Inc.

The Board of Directors of Synbiotics held a total of ten minutes during the fiscal year ended December 31, 1995. Except for Mr. Kunze, each director attended more than seventy-five percent (75%) of the meetings of the Board of Directors (and the Board committees of which he was a member) held during the time he was a member of the Board.

Synbiotics currently has Compensation and Audit Committees of the Board of Directors. Synbiotics does not have a Nominating Committee of the Board of Directors. The current membership of each committee is as follows:

  COMPENSATION COMMITTEE                    AUDIT COMMITTEE
  James C. DeCesare                         Patrick Owen Burns, Chairman
  M. Blake Ingle, Ph.D., Chairman           Robert J. Kunze
  Donald E. Phillips                        Donald E. Phillips

The function of the Compensation Committee is to review the Synbiotics compensation policies. The Audit Committee oversees the Synbiotics accounting and financial reporting policies, reviews with the independent accountants the accounting principles and practices followed, reviews the annual audit and financial results and makes recommendations to the Board regarding any of the preceding. The Audit Committee met three times and the Compensation Committee met once during the fiscal year ended December 31, 1995.

Dr. Ingle became an executive officer of Telios Pharmaceuticals, Inc. in December 1994, shortly after that company's primary product failed a clinical trial. In January 1995, Telios files a voluntary bankruptcy petition. Telios subsequently emerged from bankruptcy via the sale of the company to Integra Life Sciences. Synbiotics believes these facts do not impugn Dr. Ingle's ability or integrity in any way.

For their services as directors, each of the outside directors of Synbiotics received fees of $1,000, plus $500 for travel, for each Board of Directors meeting attended, except for Mr. Burns. Fees payable to Mr. Burns are paid instead to R&D Funding Corp. Outside directors do not receive any fees for committee meetings attended as committee members. Employee directors do not receive any fees for attendance at meetings of the Board of Directors or committee meetings. In addition, Mr. Phillips was paid fees of $24,996 during the fiscal year ended December 31, 1995 pursuant to a consulting agreement with Synbiotics. On July 12, 1995, pursuant to the Automatic Grant Program under the 1995 Stock Option/Stock Issuance Plan (the "1995 Plan"), Mr. Burns, Mr. DeCesare, Dr. Ingle and Mr. Phillips were each granted an option to purchase 7,000 shares of Common Stock at $2.75 per share. The options, which expire on July 12, 2005, vest ratably over a one-year period following the grant date.
On November 2, 1995, pursuant to the Automatic Grant Program under the 1995 Plan, Mr. Kunze was granted an option to purchase 7,000 shares of Common Stock at $3.25 per share. The option, which expires on November 2, 2005, vests ratably over a one-year period following the grant date.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends a vote FOR the nominees listed herein.

                            AMENDMENT OF SYNBIOTICS
                      RESTATED ARTICLES OF INCORPORATION
                     (PROPOSAL FOR THE SYNBIOTICS MEETING)

     Article Fourth of Synbiotics' Restated Articles of Incorporation currently authorizes 24,800,000 shares of Common Stock and 200,000 shares of Series B Common Stock. No Series B Common Stock is outstanding; all 2,000 outstanding shares were automatically converted into an equal number of shares of Common Stock, pursuant to the Articles of Incorporation, on March 31, 1994 when in the 12 months ended on that day Synbiotics achieved revenues of over $10,000,000. Synbiotics believes it would be infeasible to issue any more shares of Series B Common Stock because they would immediately and automatically be converted into Common Stock. In any event, Synbiotics has no intention or desire to issue any more shares of Series B Common Stock.

     Synbiotics wishes to eliminate the Series B Common Stock authorization from the Restated Articles of Incorporation in order to simplify the Restated Articles of Incorporation and Synbiotics' (authorized) capital structure. The California Secretary of State has advised Synbiotics that such elimination requires shareholder approval.

     Synbiotics proposes to amend Article Fourth to read in full as follows:

     FOURTH:

     The total number of shares which the corporation is authorized to issue is 24,800,000 shares of Common Stock.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends a vote FOR the approval of the Amendment of Article Fourth of the Restated Articles of Incorporation. Approval will require the affirmative vote of a majority of Synbiotics outstanding shares. Abstentions and broker non-votes will have the same effect as votes against approval of the amendment.

                             BUSINESS (SYNBIOTICS)

GENERAL

     Founded in 1982, Synbiotics has evolved from a research and development company into a developer, manufacturer and marketer of diagnostic products and vaccines for use in the animal health care field. Synbiotics has substantially increased its revenue base through the introduction of new products and increasing sales of existing products. Synbiotics currently markets twenty diagnostic test kits and devices for detection of infectious and other diseases in animals, one veterinary immunotherapeutic product and ten vaccines.

BUSINESS STRATEGY

     Synbiotics' near term strategy is to (i) offer complete veterinary patient management for companion animals by broadening its product offerings; (ii) innovate technologically while avoiding excess research risk by seeking technologies that can be readily developed into products; and (iii) acquire, license and collaborate to expand product offerings.

MARKET AND PRODUCT OVERVIEW

     Synbiotics sells its products both in the United States and in foreign countries. The total number of family owned dogs and cats is estimated to exceed 100 million in the United States alone. Synbiotics believes that the market for sales of diagnostic, therapeutic and vaccine products to United States veterinarians for dogs and cats was approximately $160,000,000 in 1995. Synbiotics believes that its current and intended future products will offer veterinarians an opportunity to improve the quality and expand the scope of veterinary health care services.

     In March 1995, Synbiotics introduced ICT GOLD(TM), the first third-generation diagnostic test format to be used in the animal health market. This format is more convenient, easier to use and faster than the predominantly used animal health diagnostic formats, while providing the same degree of accuracy. The first test kit, ICT GOLD(TM) HW, which tests for canine heartworm, provides Synbiotics with an opportunity to increase its modest penetration of the $16.5 million U.S. in-clinic stat canine heartworm market. Synbiotics' second ICT GOLD(TM) product, utilizing the ICT GOLD(TM) format for feline leukemia, was introduced in April 1996.

Synbiotics Products Marketed as of June 30, 1996:
- -------------------------------------------------

DIAGNOSTICS:
- ------------
ASSURE(R)/CH                    -                Heartworm antigen test kit (canine and feline)
ASSURE(R)/FeLV                  -                Feline leukemia virus antigen test kit
ASSURE(R)/Parvo                 -                Canine parvo virus test kit
CRF(R)                          -                Canine rheumatoid factor test kit
DiroCHEK(R)                     -                Heartworm antigen test kit (canine and feline)
D-TEC(R) BRUCELLA A.            -                Brucella abortus antibody test kit (bovine and bison)
D-TEC(R) CB                     -                Canine brucellosis antibody test kit
EstruCHEK(R)                    -                Progesterone test kit (bovine, canine and equine)
FUNGASSAY(R)                    -                Dermatophyte test medium
ICT GOLD(TM) HW                 -                Canine heartworm antigen test kit
ICT GOLD(TM) FeLV               -                Feline leukemia virus antigen test kit
LAB-EZ(TM)EIA                   -                Equine infectious anemia test kit
LEUKASSAY(R) B                  -                Bovine leukemia virus antigen test kit
LymeCHEK(TM)                    -                Canine borrelia burgdorferi antibody test kit
MIP(R) COLOR-CHEK               -                Pregnant mare gonadotropin test kit
OVASSAY(R) Plus                 -                Fecal diagnostic system
TUBERCULIN(TM) OT               -                Mammalian intradermic skin test
TUBERCULIN(TM)PPD               -                Bovine intradermic skin test
UNI-TEC(R) CHW                  -                Heartworm antibody test kit (canine and feline)


UNI-TEC(R) FeLV                 -                Feline leukemia virus antigen test kit
ViraCHEK(R)/FeLV                -                Feline leukemia virus antigen test kit
ViraCHEK(R)/FIV                 -                Feline immunodeficiency virus antigen test kit (not marketed in the
                                                 United States)
BIOLOGICALS:
- ------------
CL/MAb 231                      -                Canine lymphoma monoclonal antibody 231 therapeutic
VacSYN(TM)FeLV                  -                Feline leukemia virus (killed) vaccine
PANACINE(R) RC                  -                Feline rhinotracheitis (MLV), calicivirus (MLV), panleukopenia
                                                 (MLV) vaccine
PANACINE(R)-5                   -                Feline rhinotracheitis (MLV), calicivirus (MLV), panleukopenia
                                                 (MLV), chlamydia (MLV), leukemia (killed) vaccine
PANAVAC(R) RC                   -                Feline rhinotracheitis (MLV), calicivirus (MLV), panleukopenia
                                                 (killed) vaccine
SENTRYRAB-1(TM)                 -                Rabies (killed) vaccine (canine and feline)
SENTRYPAR(R)                    -                Canine parvovirus (MLV) vaccine
SENTRYPAR(R) DHP                -                Canine distemper (MLV), hepatitis (MLV), parainfluenza (MLV),  parvovirus (MLV)
                                                 vaccine
SENTRYPAR(R) DHP/L              -                Canine distemper (MLV), hepatitis (MLV), parvovirus (MLV), lepto (killed) vaccine
SENTRYVAC(TM) DHP               -                Canine distemper (MLV), hepatitis (MLV), parainfluenza (MLV)  vaccine
SENTRYVAC(TM) DHP/L             -                Canine distemper (MLV), hepatitis (MLV), parainfluenza (MLV), lepto (killed)
                                                 vaccine

     Currently, Synbiotics' most commercially successful products are its canine heartworm diagnostic products. See "Legal Proceedings" below. This has caused some seasonality in Synbiotics business, with sales highest in the December to April time period as distributors purchase these products to sell to veterinarians for the heartworm season.

MARKETING

     Synbiotics markets its products primarily to veterinarians, and primarily through independent distributors. Synbiotics' United States distributors have approximately 90 outlets and a total sales force of approximately 600 field sales representatives and approximately 200 telemarketing sales representatives. This allows Synbiotics to focus its major emphasis on developing and manufacturing products. However, this strategy results in a large percentage of sales being to only a few customers. During the year ended December 31, 1995, sales to two distributors totalled 44% of Synbiotics gross revenues.

     While Synbiotics currently does not maintain a direct marketing sales force, its internal marketing staff and regional field representatives service the external sales network by training distributor sales representatives, responding to customer technical inquiries, advertising and promoting Synbiotics products through journals, magazines and direct mail, and organizing training workshops and symposia presentations at trade and professional association meetings. Synbiotics has established its own telemarketing operation to sell its products to domestic market segments not reached by its marketing partners and to gather critical field marketing data.

     Synbiotics markets its products outside of the U.S. through distributors and on an OEM basis. Synbiotics is increasing its penetration in international markets, primarily focusing on the European and Pacific Rim marketplaces. In January 1996, Synbiotics signed an exclusive distribution agreement with Daiichi Pharmaceutical Co., Ltd. for the distribution of Synbiotics vaccine and diagnostic products in Japan. This arrangement is not expected to generate significant revenues until 1998.

PATENTS AND TRADE SECRETS

     Synbiotics believes that its proprietary technology is an important competitive factor in its business, and that protection of its intellectual property rights is a high priority. Despite the existence of patent litigation in the monoclonal antibody industry, not involving Synbiotics, Synbiotics believes that the basic hybridoma (the cell that produces the monoclonal antibody) technology is in the public domain and is therefore not patentable. The complex biological and chemical process, however, is subject to numerous improvements, variations and applications of hybridoma technology which may prove to be patentable. Considering the difficulty of enforcing any patent rights to such improvements, and the rapid advancements in the field, Synbiotics generally has sought and will continue to seek to protect its interests by treating its particular variations in the production of monoclonal antibodies as trade secrets. Synbiotics also has pursued and intends to continue aggressively to pursue protection for new products, new methodological concepts, and compositions of matter through the use of patents and trademarks where obtainable. At present, Synbiotics has been granted nine U.S. patents.

GOVERNMENT REGULATION

     Most diagnostic test kits for animal health applications require approval by the United States Department of Agriculture ("USDA"). In addition, Synbiotics manufactures and sells one product which does not require USDA licensing but has been registered with the Center for Veterinary Medicine of the FDA.

     Synbiotics' manufacturing facility has been registered with the FDA and is licensed by the USDA. Synbiotics adheres to Good Manufacturing Practices (GMP) standards.

     In addition to the foregoing, Synbiotics' operations may be subject to future legislation and/or rules issued by domestic or foreign governmental agencies with regulatory authority relating to Synbiotics' business. Synbiotics has no reason to believe that any such future legislation and/or rules would be materially adverse to its business.

COMPETITION

     Competition in the animal health care industry is intense. Many competitors, such as Pfizer Animal Health, Mallinckrodt Veterinary and IDEXX Laboratories, have substantially greater financial, manufacturing, marketing and product research resources than Synbiotics. Large companies in particular have extensive expertise in conducting pre-clinical and clinical testing of new products and in obtaining the necessary regulatory approvals to market products. Competition is based on test sensitivity, accuracy and speed; product price; and similar factors. IDEXX Laboratories requires its distributors not to carry the products of competitors such as Synbiotics. Synbiotics believes that it is the second-leading competitor in the dog and cat veterinary diagnostic market.

RESEARCH AND DEVELOPMENT

     Synbiotics spent approximately $906,000 and $833,000 on research and development activities during the year ended December 31, 1995 and the nine months ended December 31, 1994, respectively. During the year ended December 31, 1995 and the nine months ended December 31, 1994, Synbiotics contracted for research and development activities with outside parties relating to certain companion animal diagnostic products which utilize licensed technology.

EMPLOYEES

     As of December 31, 1995, Synbiotics had a total of 60 employees, 57 of whom were full-time.

RAW MATERIALS

     The manufacturing of diagnostics, therapeutics and vaccines requires raw materials which are, and have been, readily available from several sources.


     There can be no assurance that new products can be manufactured at a cost or in quantities necessary to make them commercially viable. If Synbiotics were unable to produce internally, or to contract for, a sufficient supply of its products on acceptable terms, or if it should encounter delays or difficulties in its relationships with manufacturers, the introduction of new products and shipment of current products would be delayed, which could have a material adverse effect on Synbiotics.


     Certain of Synbiotics products are manufactured by third parties under the terms of distribution and/or manufacturing agreements. In the event that these third parties are unable to supply Synbiotics with sufficient finished products, Synbiotics would suffer significant disruption of its business. Synbiotics has the right, under certain circumstances, under the agreements to use alternate manufacturing sources.


OTHER

     Synbiotics also founded two biotechnology companies, UniSyn Technologies, Inc. (of which Synbiotics is now a less than 5% shareholder) and ImmunoPharmaceutics, Inc. (which was acquired by Texas Biotechnology Corporation during 1994).

     ImmunoPharmaceutics, Inc. ("IPI") engaged in human drug discovery utilizing proprietary rational drug design technology. On July 25, 1994, IPI, of which Synbiotics was a 41% shareholder, was acquired by Texas Biotechnology Corporation ("TBC") in a triangular merger transaction whereby unregistered shares of TBC common stock were issued in exchange for all of the outstanding stock of IPI. In 1996, Synbiotics sold all its TBC shares on the open market.

PROPERTIES

     Synbiotics leases two buildings in San Diego, California. The buildings contain approximately 49,000 square feet of space, and house Synbiotics corporate and sales headquarters, executive offices, research and development laboratories and manufacturing facilities. Synbiotics subleases approximately 19,000 square feet of this space to ImmunoPharmaceutics, Inc. Management believes that the remaining 30,000 square feet are adequate for Synbiotics current level of operations. Synbiotics also leases a telemarketing facility in Kansas City, Missouri.

LEGAL PROCEEDINGS

     The Barnes-Jewish Hospital of St. Louis (the "Hospital") is the owner of a patent which it believes covers Synbiotics' canine heartworm diagnostic products. Synbiotics is also the owner of several patents which cover its canine diagnostic products. The Hospital has notified Synbiotics that it believes Synbiotics' canine heartworm diagnostic products infringe the Hospital's patent, and has offered to license their patent to Synbiotics. Synbiotics believes that it does not infringe the Hospital's patent.

     The Hospital is currently suing IDEXX Laboratories, Inc., Synbiotics primary competitor for canine heartworm diagnostics, for patent infringement under the Hospital's patent; IDEXX's defense involves an assertion that the patent is invalid. If the Hospital sues Synbiotics and if the Hospital is successful, Synbiotics could be precluded from selling canine heartworm diagnostic products or be required to pay damages or make additional royalty payments with respect to such sales. Synbiotics' business and results of operations could be materially adversely affected.

                    MARKET PRICE OF SYNBIOTICS COMMON STOCK

     Synbiotics' Common Stock is traded on the Nasdaq National Market under the symbol SBIO. Price ranges reported are the high and low trade price information as reported by the Nasdaq National Market. No cash dividends have ever been paid, and Synbiotics does not currently anticipate paying cash dividends in the foreseeable future. As of September 6, 1996, there were approximately 574 shareholders of record of Synbiotics Common Stock.

                 Period                    Synbiotics Common Stock
- ----------------------------------------   -----------------------
                                              High         Low
                                           ----------   ----------

Year Ended December 31, 1994
 1st Quarter............................        $5.13        $3.13
 2nd Quarter............................         4.50         3.25
 3rd Quarter............................         3.63         2.38
 4th Quarter............................         2.75         1.63

Year Ended December 31, 1995
 1st Quarter............................        $3.13        $1.50
 2nd Quarter............................         3.25         2.38
 3rd Quarter............................         5.25         2.50
 4th Quarter............................         4.13         1.88

Year Ending December 31, 1996
 1st Quarter............................        $3.13        $2.25
 2nd Quarter............................         5.50         2.38
 3rd Quarter (through August 1, 1996)...         4.50         3.63

                SYNBIOTICS MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OR PLAN OF OPERATIONS

RESULTS OF OPERATIONS

     Six Months Ended June 30, 1996 Compared to Six Months Ended June 30, 1995
     -------------------------------------------------------------------------

     Total revenue for the second quarter of 1996 increased by $1,287,000 or 33% over the quarter ended June 30, 1995, and increased for the six months ended June 30, 1996 by $2,333,000 or 27% over the six months ended June 30, 1995. The increases are primarily due to an increase in product sales of $1,290,000 or 34% during the second quarter of 1996, and an increase in product sales of $2,214,000 or 26% during the six months ended June 30, 1996, respectively.

     The increase in product sales during the second quarter of 1996 comprises an increase in diagnostic sales of $1,183,000 or 53% and a $107,000 or 7% increase in the sales of vaccines. The increased diagnostic sales are primarily due to increased average selling prices and the introduction of Assure(R)/Parvo, for the detection of canine parvovirus, and ICT GOLD(TM) FeLV, Synbiotics' new feline leukemia diagnostic. The increased average selling prices of Synbiotics' existing diagnostic products resulted from a general price increase during the second quarter of 1996, as well as the non-recurrence of promotional pricing which was in effect during the second quarter of 1995. Vaccine sales increased due to sales through new distribution channels, offset by decreased international and domestic shipments of bulk feline leukemia vaccine. The six months ended June 30, 1996 saw an increase in diagnostic sales of $1,463,000 or 26% and a $751,000 or 26% increase in vaccine sales, both explained by the respective factors discussed above. Also, in 1996 Synbiotics was able to market its ICT GOLD(TM) HW canine heartworm diagnostic for the full six months (the product was introduced in March 1995).

     The cost of sales as a percentage of product revenue decreased to 50% during the second quarter of 1996 as compared to 60% for the quarter ended June 30, 1995. The decrease is due to the increase in average selling prices discussed above, as well as decreased domestic shipments of bulk feline leukemia vaccine to Rhone Merieux, Inc. (located in Athens, Georgia) during the second quarter of 1996. Synbiotics has contracted to sell bulk vaccine to Rhone Merieux, Inc. at cost because Synbiotics receives a royalty on Rhone Merieux, Inc.'s resulting product sales in the United States. By contrast, Synbiotics' international sales of bulk feline leukemia vaccine to Rhone-Merieux of France are at a profit, not at cost. Cost of sales as a percentage of product revenue would have been 47% and 55% during the quarters ended June 30, 1996 and 1995, respectively, if the zero margin bulk sales were not taken into consideration. The cost of sales as a percentage of product revenue decreased to 49% for the six months ended June 30, 1996 as compared to 52% for the six months ended June 30, 1995. The increase is primarily due to factors similar to those discussed in the quarterly comparison.

     Research and development expenses during the second quarter of 1996 increased by $27,000 or 12% over the quarter ended June 30, 1995, and increased during the six months ended June 30, 1996 by $43,000 or 10% over the six months ended June 30, 1995. The increases are primarily due to amortization and consulting expenses related to certain technologies licensed from third parties in March 1996.

     Selling and marketing expenses during the second quarter of 1996 increased by $148,000 or 15% over the quarter ended June 30, 1995, and remained relatively unchanged during the six months ended June 30, 1996 as compared to the six months ended June 30, 1995. The increase during the second quarter is due primarily to advertising and sales promotion expenses related to the launch of Synbiotics' new diagnostic products, Assure(R)/Parvo and ICT GOLD(TM) FeLV, as well as continuing promotional expenses related to Synbiotics' existing products.

     General and administrative expenses during the second quarter of 1996 increased by $108,000 or 30% over the quarter ended June 30, 1995, and increased during the six months ended June 30, 1996 by $142,000 or 20% over the six months ended June 30, 1995. The increases are due to the addition of a new Chief Executive Officer in May 1996 and an increase in certain patent-related legal expenses.

     Synbiotics' business is seasonal, and is concentrated within the canine heartworm selling season, which falls mainly in the quarters ending March 31 and June 30 of each year. Sales and results from operations in the quarters ending September 30 and December 31 of each year are expected to be less favorable than in the heartworm selling season.

     Year Ended December 31,1995 Compared to (Twelve-Month) Year Ended December
     --------------------------------------------------------------------------
     31, 1994
     --------

     Total revenue for the year ended December 31, 1995 increased $2,011,000 or 17% over the year ended December 31, 1994. The increase comprises a $1,958,000 or 17% increase in product sales and an increase in interest, license fees and other revenue of $53,000 or 14%.

     The increase in product sales was due primarily to ICT GOLD(TM) HW, Synbiotics new canine heartworm diagnostic, which was introduced in March 1995 and generated $2,355,000 of sales during 1995 despite not becoming available until midway into the 1995 heartworm selling season. These sales were partly offset by declines in Synbiotics other canine heartworm diagnostic products, which were caused (for microwell tests) by competition from a major competitor's improved product and (for stat tests) by customer shifts to ICT GOLD(TM) HW. Synbiotics has developed an improved DiroCHEK(R) canine heartworm diagnostic, with greater ease-of-use to match the competitor's microwell product modification. Intending to regain unit sales and price points in this important product line, Synbiotics introduced its improved microwell product (called DiroCHEK(R) TF) in January 1996.

     In addition, in 1995 there was an increase in domestic shipments of bulk feline leukemia vaccine to Rhone Merieux, Inc. (located in Athens, Georgia) of $425,000.

     License fees and other revenue increased $97,000 or 33% during the year ended December 31, 1995 due to increased royalties earned on certain of Synbiotics products which are licensed to Rhone Merieux, Inc.

     The cost of sales as a percentage of product revenue increased to 59% during the year ended December 31, 1995 as compared to 56% for the year ended December 31, 1994. The increase is due primarily to increased unapplied manufacturing overhead, resulting from a larger percentage of product sales during 1995 being generated from products which are manufactured for Synbiotics by third parties. Synbiotics' manufacturing costs are predominantly fixed costs. Among Synbiotics' major products, DiroCHEK(R) canine heartworm diagnostic products are manufactured at Company facilities, whereas ICT GOLD(TM) HW and all vaccines are manufactured by third parties. In addition to affecting gross margins, this shift in product mix renders Synbiotics relatively more dependent on the third-party manufacturers.

     The cost of sales percentage was also negatively impacted by the increased domestic shipments of bulk feline leukemia vaccine to Rhone Merieux, Inc. during 1995. Synbiotics has contracted to sell bulk vaccine to Rhone Merieux, Inc. at cost because Synbiotics receives a royalty on Rhone Merieux, Inc.'s resulting product sales in the United States. By contrast, Synbiotics' international sales of bulk feline leukemia vaccine to Rhone-Merieux of France are at a profit, not at cost. Cost of sales as a percentage of product revenue would have been 53% and 51% during the years ended December 31, 1995 and 1994, respectively, if the zero margin bulk sales were not taken into consideration. Finally, the 1995 cost of sales percentage also increased as a result of reduced average selling prices due to increased competition (as to DiroCHEK(R)) and promotional programs accounted for as reductions in revenue; the cost of sales percentage suffers when more units of product must be manufactured and sold to achieve the same revenue. All of these factors outweighed the economies of scale associated with Synbiotics' increased 1995 product revenues. In fact, revenues from products manufactured at Synbiotics' facilities actually decreased slightly in 1995.

     Research and development expenses decreased $185,000 or 17% from the year ended December 31, 1994. The decrease is due primarily to a decrease in contracted research and development resulting from the completion of the development of Synbiotics ICT GOLD(TM) HW canine heartworm diagnostic test which was introduced in March 1995. This factor was partly offset by additional research programs with outside research and development contractors. In 1996 Synbiotics intends to introduce several interesting new products, including DiroCHEK(R) TF.

     Selling and marketing expenses decreased $609,000 or 13% from the year ended December 31, 1994 due primarily to the non-recurrence of significant 1994 advertising and special sales promotion expenses related to the launch of Synbiotics new vaccine product line.

     General and administrative expenses decreased $929,000 or 39% from the year ended December 31, 1994. The decrease is due to decreased legal expenses as a result of the settlement of major litigation in December 1994.

     On June 30, 1995, Synbiotics received 573,000 shares of TBC Common Stock resulting from the satisfaction of a certain contingency on May 31, 1995 related to the acquisition of IPI by TBC in July 1994. Synbiotics had been a major shareholder of IPI, and had previously recognized a $2,036,000 gain on the transaction for financial reporting purposes. In the second quarter of 1995, Synbiotics recognized an additional gain for financial reporting purposes in the amount of $931,000. Synbiotics may receive an additional 409,000 shares of TBC common stock pending the outcome of certain remaining contingencies. Synbiotics will recognize additional income when, and if, these contingencies are satisfied.

     Nine Months Ended December 31, 1994 Compared to Nine Months Ended December
     --------------------------------------------------------------------------
     31, 1993
     --------

     Total revenue for the nine months ended December 31, 1994 decreased $2,525,000 or 28% from the nine months ended December 31, 1993. The decrease comprises a $2,425,000 or 28% decrease in product sales and a decrease in interest, license fees and other revenue of $100,000 or 24%. (The comparison in this section is of the two respective nine-month periods because in 1994 Synbiotics changed its fiscal year-end from March 31 to December 31.)

     The decrease in product sales was primarily the result of timing of shipments to distributors. The timing of shipments to distributors is dependent upon, among other things, distributor inventory levels, anticipated seasonal inventory requirements and the timing of both Synbiotics and its competitors' promotional programs. In the quarter ended March 31, 1993 Synbiotics manufacturing facility was on back order for several products (particularly canine heartworm diagnostics) which resulted in those products being shipped in the quarter ended June 30, 1993, whereas there was no back order situation in the quarter ended March 31, 1994 and no corresponding benefit to the quarter ended June 30, 1994. Also, Synbiotics strove to make all possible shipments before the end of the March 31, 1994 fiscal year, even if doing so reduced reportable sales for the quarter ended June 30, 1994. Therefore, the period-to-period comparison favors the nine months ended December 31, 1993 over the nine months ended December 31, 1994. In addition, Synbiotics believes that the December 1994 introduction by a competitor of a revised canine heartworm diagnostic kit caused distributors to wait until January 1995 to purchase Synbiotics heartworm diagnostic products, which they would ordinarily have purchased in December 1994, in order to evaluate the new kit and evaluate Synbiotics' response.

     Also, international shipments of bulk feline leukemia vaccine to Rhone-Merieux, which bottles and markets Synbiotics feline leukemia vaccine under its own brand name in certain parts of Europe, decreased by $850,000 from the nine months ended December 31, 1993. Rhone-Merieux had made unusually large purchases in 1993 in anticipation of launching its product in the United Kingdom, and that launch later was delayed.

     Synbiotics' sales of its own feline leukemia virus products declined in the 1994 period, primarily because of product maturation and because Synbiotics was preliminarily enjoined in 1993 from selling a feline immunodeficiency virus diagnostic which had been sold in combination with the feline leukemia virus diagnostic. That injunction has now become permanent.

     As a partial counterpart to these decreases, there was an increase in domestic shipments of bulk feline leukemia vaccine to Rhone Merieux, Inc. (located in Athens, Georgia) of $454,000.

     The decrease in license fees and other revenue of $53,000 or 18% during the nine months ended December 31, 1994 is primarily due to the receipt in the 1993 time period of a final license fee payment related to the Japanese distribution agreement with Kyoritsu Shoji Co., Ltd., which was terminated in January 1994. This factor was partially offset by an increase in royalties earned on certain of Synbiotics products which were cross-licensed to Rhone Merieux, Inc. in fiscal 1993.

     Interest income decreased $47,000 or 39% from the nine months ended December 31, 1993 due to less cash being available for investment as Synbiotics made cash withdrawals to meet its operating cash flow requirements.

     Cost of sales as a percentage of product revenue increased to 62% during the nine months ending December 31, 1994 as compared to 45% for the nine months ended December 31, 1993. The increase is primarily due to the decrease in product sales, as Synbiotics' manufacturing costs are predominantly fixed costs. The increase is also due to the increase in domestic shipments of bulk feline leukemia vaccine to Rhone Merieux, Inc. (located in Athens, Georgia) during the nine months ended December 31, 1994. Synbiotics has contracted to sell bulk vaccine to Rhone Merieux, Inc. at cost because Synbiotics receives a royalty on Rhone Merieux, Inc.'s resulting product sales in the United States. By contrast, Synbiotics' international sales of bulk feline leukemia vaccine to Rhone-Merieux of France are at a profit, not at cost. Cost of sales as a percentage of product revenue would have been 54% and 43% during the nine months ended December 31, 1994 and 1993, respectively, if the zero margin bulk sales were not taken into consideration.

     Research and development expenses increased $471,000 or 130% over the nine months ended December 31, 1993. The increase is due primarily to the continuing outsourced development of certain companion animal diagnostics utilizing immunochromatographic technology ("ICT") licensed from Binax, Inc. ("Binax"), which began in the quarter ended December 31, 1993, the addition of a research and development manager during the quarter ended December 31, 1993 and increased overhead related to moving the research and development group into larger laboratory facilities.

     Selling and marketing expenses increased $463,000 or 16% over the nine months ended December 31, 1993 due primarily to sales promotional programs. Marketing competition from large competitors in the biologicals area was particularly heavy in 1994, and Synbiotics was forced to incur substantial expenses to try to respond. Despite its response, Synbiotics experienced disappointing sales of biologicals in the nine-month 1994 period.

     General and administrative expenses decreased $344,000 or 17% from the nine months ended December 31, 1993. The decrease is due primarily to a decrease in legal expenses. Legal expenses were unusually high in both the 1994 and 1993 periods due to patent litigation brought by IDEXX Laboratories, Inc., Synbiotics' primary competitor, which was settled in December 1994.

     On July 25, 1994, IPI, of which Synbiotics was a 41% shareholder, was acquired by TBC in a triangular merger transaction whereby unregistered shares of TBC common stock were issued in exchange for all of the outstanding stock of IPI. Synbiotics received approximately 655,000 shares of TBC common stock. As a result of the merger transaction, Synbiotics recognized during the nine months ended December 31, 1994 a gain for financial reporting purposes of approximately $2,036,000.

FINANCIAL CONDITION
- -------------------

     Liquidity and Capital Resources
     -------------------------------

     Cash provided by operations during the year ended December 31, 1995 was $229,000 as compared to cash used by operations during the (twelve-month) year ended December 31, 1994 of $2,000,000. The increase in cash is directly related to the increase in revenues and decreased legal fees due to the settlement of patent litigation in December 1994, and the resultant reduced net operating loss during the year ended December 31, 1995. These factors were partly offset by Synbiotics' decision to purchase in late 1995 substantial amounts of

ICT GOLD(TM) HW inventory from Binax in advance of 1996 orders; as a result, Synbiotics had relatively higher inventory and relatively lower cash at December 31, 1995.

     As of December 31, 1995, Synbiotics held 7% of TBC's common stock. TBC filed a Registration Statement on Form S-3, effective December 6, 1995, relating to the shares issued to the former IPI shareholders. On February 27, 1996 and February 28, 1996, Synbiotics sold a total of 614,000 shares of TBC common stock on the American Stock Exchange at an average selling price of $3.573 per share. As a result of the sale of the shares, Synbiotics recognized a gain of $385,000 during the first quarter of 1996. As a result of the sale of the shares, Synbiotics' ownership of TBC was reduced to approximately 3%. During the period April 25, 1996 to May 2, 1996, Synbiotics sold its remaining 614,000 shares of TBC common stock on the American Stock Exchange at an average selling price of $4.205 per share. As a result of the transactions, Synbiotics recognized a gain of $774,000 during the second quarter of 1996. The net proceeds received from the sales, which totalled $4,727,000, will be used primarily for working capital requirements and to fund business opportunities such as acquisitions.

     Management believes that the Synbiotics' present capital resources, which included working capital of $11,309,000 at June 30, 1996, are sufficient to meet its current working capital needs and also the working capital needs associated with the Acquisition. ICG has had operating losses to date and Synbiotics expects that business's losses to continue through at least 1997.

     Capital Expenditures
     --------------------

     Capital expenditures for the year ended December 31, 1995 were not significant. During the nine months ended December 31, 1994 capital expenditures totalled $424,000, of which $242,000 was related to building improvements in Synbiotics manufacturing facility for biological production laboratories. Synbiotics has no material commitments for capital expenditures in 1996.

    EXECUTIVE OFFICERS AND CERTAIN OTHER SIGNIFICANT EMPLOYEES OF SYNBIOTICS

     The executive officers and key employees of Synbiotics as of August 1, 1996 are as follows:

                                           Name, Age, and Business Experience
          Position                             During the Past Five Years
- -----------------------------            --------------------------------------
                              EXECUTIVE OFFICERS

Chief Executive Officer -                Kenneth M. Cohen (41)
since May 1996 (also became              Formerly, Executive Vice President
President on August 1, 1996)             and Chief Operating Officer of Canji,
                                         Inc. March 1995 -February 1996; Vice
                                         President of Argus Pharmaceuticals,
                                         Inc. May 1990 - March 1995


Vice President-Finance,                  Michael K. Green (40)
  Chief Financial Officer and
  Secretary - since May 1991


                             SIGNIFICANT EMPLOYEES


                                           Name, Age, and Business Experience
          Position                             During the Past Five Years
- -----------------------------            --------------------------------------
Corporate Controller and Chief           Keith A. Butler (34)
 Accounting Officer -
 since March 1991

Director of Research and Development -   John A. Cutting (57)
since August 1995                        Formerly, Senior Manager of Research
                                         and Development for Synbiotics
                                         November 1993 -August 1995; Director
                                         of Research of AVID Therapeutics,
                                         Inc., 1992 - November 1993; Senior
                                         Scientist, Virology of Solvay Animal
                                         Health, 1985 - 1992

Director of Operations -                 Clifford Frank (46)
since September 1992                     Formerly, Manager of Manufacturing
                                         for Synbiotics 1991 - 1992;
                                         President of Akorn Pharmaceuticals
                                         and President of Walnut
                                         Pharmaceuticals, a division of Akorn
                                         Pharmaceuticals, 1990 - 1991

Manager - Business Development and       Gregory A. Soulds (49)
International Marketing - since          Formerly, Vice President - Marketing
 1992 (with Synbiotics since 1983)       and Sales for Synbiotics 1989 - 1992


       EXECUTIVE COMPENSATION AND OTHER EMPLOYMENT MATTERS OF SYNBIOTICS


Summary of Cash and Certain Other Compensation

     The following table provides certain summary information concerning the compensation earned by Synbiotics' Chief Executive Officer and each of the other four highly compensated executive officers of Synbiotics for whom disclosure is required ("Named Executive Officers") for services rendered in all capacities to Synbiotics for fiscal years ended December 31, 1995, December 31, 1994 and March 31, 1994:

                           SUMMARY COMPENSATION TABLE

                                                                                               Long-Term
                                                                                              Compensation
                                                      Annual Compensation                       Awards(3)
                                      ------------------------------------------------------
                                                                                               Securities
                                                                                Other Annual    Underlying         All Other
                                                                                Compensation     Options/        Compensation
Name and Principal Position            Year       Salary($)/(1)/   Bonus($)      ($)/(2)/        SARs(#)          ($) /(2)/
- ---------------------------      --------------   --------------   --------    ------------   -----------      -----------

Robert L. Widerkehr...........        1995         $179,375               -      $2,188/(3)/      30,000         $    3,587
President and Chief                   1994/(4)/    $131,250               -      $8,750/(3)/      22,000         $    2,625
Executive Officer                     1993         $135,000         $19,280      $8,750/(3)/      78,000         $    2,700
Michael K. Green..............        1995         $101,853               -            -          25,000         $    2,213
Vice President                        1994/(4)/    $ 73,805               -            -          15,000         $    1,476
                                      1993         $ 93,721         $10,677            -               -         $    1,874

_____________________

(1) Includes amounts deferred under the 401(k) Compensation Deferral Savings Plan pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended.

(2) Consists of matching contributions made by Synbiotics to Mr. Widerkehr's 401(k) account and Mr. Green's 401(k) account.

(3) Forgiveness of a loan made to Mr. Widerkehr to defray relocation expenses. The loan was fully forgiven as of December 31, 1995.

(4)  Information is for the nine month fiscal year ended December 31, 1994.

Stock Options and Stock Appreciation Rights

     The following table contains information concerning the grant of stock options and tandem limited stock appreciation rights ("SARs") under Synbiotics' 1995 Stock Option/Stock Issuance Plan to the Named Executive Officers during the year ended December 31, 1995.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR


                               Individual Grants
                               -----------------
                          Number of          % of Total
                          ---------          ----------
                          Securities        Options/SARs
                          ----------        ------------
                          Underlying         Granted to        Exercise or
                          ----------         ----------        -----------
                         Options/SARs       Employees in       Base Price      Expiration
                         ------------       ------------       ----------      ----------
                         Granted(#)(1)      Fiscal Year          ($/Sh)           Date
                         ------------       ------------       ------------    ----------
Robert L. Widerkehr...      30,000              18.02%            $2.63         04/27/05
Michael K. Green......      25,000              15.02%            $2.63         04/27/05

________________

(1) The options become exercisable ratably over a two-year period following the date of grant. The grant date for the options listed in the above table is April 27, 1995. The option has a maximum term of 10 years, subject to earlier termination in the event of optionee's cessation of service with Synbiotics.

Option/SAR Exercises and Holdings

     The following table provides information, with respect to the named executive officers, concerning the exercise of options and/or SARs during the last fiscal year and unexercised options and SARs held as of the end of the fiscal year:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES


                                                          Number of Securities Underlying
                                                          -------------------------------
                                                            Unexercised Options/SARs at         Value of Unexercised In-the-Money
                                                            ---------------------------         ---------------------------------
                                                                December 31, 1995(#)           Options/SARs at December 31, 1995(1)
                                                     --------------------------------------   --------------------------------------
                           Shares
                           ------
                         Acquired on       Value
                         -----------       -----
         Name            Exercise(#)   Realized ($)    Exercisable        Unexercisable         Exercisable         Unexercisable

- ----------------------   ------------  ------------  ---------------   --------------------   -----------------  -------------------

Robert L. Widerkehr...          -         $   -         214,500              65,500              $   -                $   -
Michael K. Green......          -         $   -          25,937              24,063              $   -                $   -

_______________

(1) Value is defined as market price of the Synbiotics' Common Stock at fiscal year end less exercise price. The closing sale price of the Synbiotics' Common Stock at December 31, 1995 was $2.38.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

     Synbiotics entered into an Employment Agreement dated May 7, 1996 with Kenneth M. Cohen, its Chief Executive Officer and President. The Employment Agreement provided for salary at an initial rate of $225,000 per annum, options to purchase 225,000 shares of Synbiotics Common Stock (at $3.875 per share), and a direct grant of 10,000 shares of unregistered Synbiotics common stock. In addition, he will be eligible for a cash bonus of up to 30% of his annual salary. If Mr. Cohen is terminated without cause, he will receive six months' salary at his then base salary rate (provided, that if termination without cause occurs before May 15, 1997, he will also receive salary at $225,000 per annum through May 14, 1997).

     In connection with the retirement of Robert L. Widerkehr, Synbiotics entered into a General Release and Severance Agreement dated July 31, 1996 with Mr. Widerkehr. Mr. Widerkehr was Synbiotics' Chief Executive Officer until May 1996 and its President until July 31, 1996. Under the Severance Agreement and General Release, Mr. Widerkehr gave Synbiotics a general release and in return
(i) vesting of all his stock options was accelerated, (ii) his stock options will remain exercisable until July 31, 1999, (iii) he will receive, under Synbiotics' 1996 management cash bonus program, $42,875 times the percentage of their maximum bonus which Synbiotics' other managers receive under such plan for 1996, (iv) he will receive an additional $30,000 and (v) he will receive an additional $5,104.17 each month for 36 months beginning August 1996.

          On June 27, 1996, the Synbiotics Board of Directors adopted an executive protection plan pursuant to which, if any of Messrs. Cohen, Green, Cutting or Frank were terminated in connection with an acquisition of Synbiotics, they would receive severance pay equal to six months of salary. In addition, their unvested stock options would fully vest. In the case of Mr. Cohen, since his Employment Agreement already called for six months' severance, he would receive twelve months' severance in such a situation.

                             SECURITY OWNERSHIP OF
              CERTAIN SYNBIOTICS BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of Synbiotics' Common Stock as of August 1, 1996, of each of the Synbiotics' directors, director nominees, 5% shareholders and the Named Executive Officers, and of the directors and executive officers of Synbiotics as a group, both before and after the Acquisition. Except as noted, each person has sole investment and voting power over the shares shown. Percentages are calculated in accordance with the method set forth in the Securities and Exchange Commission's rules.

                                                                                           PERCENT
                                                                AMOUNT AND                OF CLASS
                                                                NATURE OF     PERCENT    (PRO FORMA
                                                                BENEFICIAL   OF CLASS        FOR
            NAME AND ADDRESS OF BENEFICIAL OWNER                  OWNER      (ACTUAL)    ACQUISITION)
- -------------------------------------------------------------   ----------   ---------   -----------
Patrick Owen Burns/(1) (3)/..................................      503,503        8.2%          6.4%
   c/o R&D Funding Corp
   1 Seaport Plaza
   16th Floor
   New York, NY  10292

Kenneth M. Cohen/(3)/........................................       10,000         *            *
   c/o Synbiotics Corporation
   11011 Via Frontera
   San Diego, CA  92127

James C. DeCesare/(3)/.......................................       26,000         *            *
   5260 S. Landings Drive, #200
   Ft. Myers, FL  33919

Brenda D. Gavin, DVM/(6)/....................................          -0-         -0-        23.3%
   c/o S.R. One, Limited
   Bay Colony Executive Park
   Suite 315
   565 East Swedesford Road
   Wayne, PA 19087

Michael K. Green/(3)/........................................       35,937         *            *
   c/o Synbiotics Corporation
   11011 Via Frontera
   San Diego, CA  92127

M. Blake Ingle, Ph.D./(3)/...................................       17,000         *            *
   Plaza Del Mar 300-6
   12526 High Bluff Drive
   San Diego, CA  92130

Robert J. Kunze/(2)(3)/......................................      494,291        8.0%          6.3%
   c/o H&Q Life Science Ventures
   One Bush Street
   San Francisco, CA  94104

Donald E. Phillips/(3)/......................................       40,500         *            *
   372 Fannin Landing Circle
   Brandon, MS  39042

Robert L. Widerkehr/(7)/.....................................      282,000        4.6%          3.6%
   17523 Corte Lomas Verdes
   Poway, CA 92064

                                                                                           PERCENT
                                                                AMOUNT AND                OF CLASS
                                                                NATURE OF     PERCENT    (PRO FORMA
                                                                BENEFICIAL   OF CLASS        FOR
            NAME AND ADDRESS OF BENEFICIAL OWNER                  OWNER      (ACTUAL)    ACQUISITION)
- -------------------------------------------------------------   ----------   ---------   -----------
Daniel F. Cain...............................................      350,000        5.7%          4.5%
   1719 Centennial Road
   Fort Collins, CO  80525

Gruber & McBaine Capital Management/(4)/.....................      586,300        9.5%          7.5%
   c/o John P. Broadhurst, Esq.
   Shartsis, Friese & Ginsburg
   One Maritime Plaza
   18th Floor
   San Francisco, CA  94111

H&Q Life Science Ventures....................................      489,041        7.9%          6.2%
   One Bush Street
   San Francisco, CA  94104

International Canine Genetics, Inc./(6)/.....................          -0-        -0-          17.8%
   271 Great Valley Parkway
   Malvern, PA 19355

Mallinckrodt Group Inc.......................................      458,806        7.4%          5.8%
   7733 Forsyth Boulevard
   St. Louis, MO  63105

Edward T. Maggio, Ph.D./(5)/.................................      461,999        7.5%          5.9%
   c/o Structural Bioinformatics, Inc.
   11011 Via Frontera
   San Diego, CA  92127

PruTech Research and Development Partnership II..............      458,003        7.4%          5.8%
   3945 Freedom Circle
   Suite 800
   Santa Clara, CA  95054

S.R. One, Limited/(6)/.......................................          -0-        -0-          23.3%
   Bay Colony Executive Bank
   Suite 315
   565 East Swedesford Road
   Wayne, PA  19087

All executive officers and directors as a group/(1)(2)(3)/       1,127,231       18.3%         36.7%
(7 persons; 8 persons for pro forma purposes)

- ---------------------------
*    Less than one percent.

(1) Includes 458,003 shares of Common Stock held by PruTech Research and Development Partnership II, which is a public research and development partnership sponsored by R&D Funding Corp. Mr. Burns is a Vice President of R&D Funding Corp, and disclaims any beneficial ownership of these shares.

(2) Includes 489,041 shares of Common Stock held by H&Q Life Science Ventures, a California limited partnership. Mr. Kunze is a general partner of H&Q Life Science Ventures.

(3) Includes options to purchase shares of Common Stock, which are exercisable on or before September 29, 1996, as follows: Mr. Burns - 45,500 shares; Mr. DeCesare - 21,000 shares; Mr. Green - 35,937 shares; Dr. Ingle - 12,000 shares; Mr. Kunze - 5,250; Mr. Phillips - 40,500 shares.

(4) Owned by a group of six persons who granted their respective powers of attorney to Gruber & McBaine Capital Management ("GMCM"), a California corporation, to handle any and all necessary filings in connection with these securities. The direct ownership of these shares is as follows:
     GMCM - 29,500 shares; Jon D. Gruber ("Gruber") - 68,000 shares; J. Patterson McBaine ("McBaine") - 55,400 shares; Lagunitas Partners ("Lagunitas") - 235,800; GMJ Investments, LP ("GMJ") - 6,500 shares; Proactive Partners, a California Limited Partnership ("Proactive") - 191,100 shares. Gruber and McBaine are the sole directors and sole executive officers of GMCM. GMCM, Gruber and McBaine are the general partners of Lagunitas and GMJ. Gruber and McBaine are general partners in the entity which is the general partner of Proactive. Gruber and McBaine disclaim beneficial ownership of the shares held by GMCM, Lagunitas, GMJ and Proactive except to the extent of their respective pecuniary interests. GMCM disclaims beneficial ownership of the shares held by Gruber, McBaine, Lagunitas and GMJ except to the extent of its pecuniary interest.

(5) Includes options to purchase 6,999 shares of Common Stock, which are exercisable on or before September 29, 1996, held by Dr. Maggio.

(6) Assuming that the Average Closing Sales Price will be $3.50 per share, International Canine Genetics, Inc. will own 1,400,000 shares of Common Stock of Synbiotics directly; S.R. One, Limited will own 285,714 shares of Common Stock of Synbiotics directly and 1,400,000 beneficially, as the majority stockholder of ICG, and will own warrants to purchase 145,785 shares of Common Stock of Synbiotics; Dr. Gavin will own 1,685,714 shares of Common Stock of Synbiotics beneficially, as Vice President of S.R. One. Dr. Gavin disclaims beneficial ownership of such shares.

(7) Includes options to purchase 280,000 shares of Common Stock, which are exercisable on or before September 29, 1996 held by Mr. Widerkehr.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Synbiotics' officers and directors, and persons who own more than 10% of a registered class of Synbiotics' equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish Synbiotics with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to Synbiotics, or written representations that no Forms 5 were required, Synbiotics believes that, during the fiscal year ended December 31, 1995, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, with the following exception: On November 2, 1995 Mr. Kunze became a director of Synbiotics, at which time a Form 3 should have been filed. However, due to an oversight by Synbiotics, the Form 3 was not filed until March 22, 1996.


           SHAREHOLDER PROPOSALS FOR 1997 SYNBIOTICS PROXY STATEMENT

     Under the present rules of the Commission, the deadline for shareholders to submit proposals to be considered for inclusion in Synbiotics' Proxy Statement for next year's Annual Meeting of Shareholders is expected to be March 15, 1997. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the Commission.


                             SYNBIOTICS FORM 10-KSB

     SYNBIOTICS WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF THE ANNUAL REPORT ON FORM 10-KSB, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO SYNBIOTICS CORPORATION, 11011 VIA FRONTERA, SAN DIEGO, CALIFORNIA 92127, ATTENTION MICHAEL K. GREEN.

                                 BUSINESS (ICG)

GENERAL

     ICG is engaged in the business of developing, manufacturing and marketing products and services that serve the needs of veterinary specialty markets for companion animals. Currently, ICG is focused on developing new technology into high value-added products and services for breeders and owners of purebred dogs and their veterinarians. ICG currently sells its products and services in four specialized markets: canine reproduction, genetic disorders, nutritional supplements and grooming products.

     U.S. Government statistics state that approximately 36 million households in the United States own 52.3 million dogs. According to the American Kennel Club, there are 22 million purebred dogs in the U.S. Of the total 2.5 million U.S. annual dog breedings, ICG estimates that one million breedings of purebred dogs occur in the United States annually. Each year approximately 750,000 purebred dog litters are born (whelped) producing approximately 3,450,000 purebred puppies. This one million purebred dog breeding estimate includes show dogs, sporting dogs, and special situation dogs (i.e. Seeing Eye, MWD, etc.). The international market for ICG's products and services is comparable in size to that of the United States. Europe, Japan, Canada, Australia and New Zealand represent the vast majority of potential revenues.

     The objective of most breeders of purebred dogs is to improve the breed with each litter. Substantial time and attention is devoted to selecting the correct breeding partner in order to avoid genetic disorders and other undesirable traits. Frequent breeders, those involved with show or field trial competition, study pedigrees and performance records of dogs to determine the optimal breeding partner. Often the best stud dog for a bitch lives some distance away and breeding requires traveling a substantial distance or shipping the dog.

     Most breedings are conducted by natural methods. The generally accepted protocol requires the owners of female dogs to drive or ship their dogs to the stud owner's kennel for one to three services over several days. If the owner of a female dog wishes to breed it to a stud dog outside the immediate area, the cost, time, stress and risk to the dog of injury or death increases dramatically. International breedings are exceedingly rare due to these risk factors, the significant expense of such breedings and quarantine requirements. Even so, many breeders report that up to half of their breedings are conducted over a long distance where a dog is shipped by air or driven many hours. Other breeders, in order to avoid the inconvenience and risks associated with long distance breedings, opt to breed their bitches to a stud dog that is locally available. The locally available stud dog may be closely related to the bitch, increasing the likelihood of promoting undesirable genetic traits due to inbreeding.

     Breeders are further limited by the lack of veterinary assistance and support in the area of canine reproduction. Prior to the availability of ICG's products and services, many veterinarians were unable to offer basic reproductive diagnostic services such as ovulation timing and pregnancy testing because diagnostic products were not available and because most veterinary schools offer little or no training regarding canine reproduction. The Veterinary Economics and Veterinary Medicine July 1995 data base stated that 38,230 veterinarians specialized in small animal practice at 20,803 clinic/hospital locations throughout the U.S. ICG currently sells its products and services to 4,500 veterinary clinics/hospitals in the U.S. (approximately
22%).   ICG's objective is to increase market penetration through expanded product distribution and new product introduction.

     ICG has begun to address the genetic disorder market with the introduction of the PennHIP/(R)/ diagnostic service. More than 300 genetic defects have been identified in dogs. Despite more than a quarter century of international efforts at eradication, Canine Hip Dysplasia ("CHD") is the most common, heritable orthopedic problem occurring in dogs. A degenerative joint disease, CHD is painful and can be extremely debilitating. Though it affects virtually all breeds of dogs, it is especially a problem in large and giant breeds, such as Golden Retrievers, Labrador Retrievers, German Shepherds and St. Bernards. In the United States alone, dogs affected number in the millions.

     In the area of nutritional supplements, ICG has developed and is marketing two life cycle nutritional supplements which address the nutritional requirements of dogs during gestation and lactation and various stages of life and activity levels. ICG entered the grooming products market through its agreement with the W. R. Van Wyck Group, Limited for the exclusive marketing and distribution rights for the Duurstede/(R)/ line of premium coat and skin care products.

EXISTING PRODUCTS AND SERVICES

     Canine Reproduction
     -------------------

     OVULATION TIMING DIAGNOSTIC PRODUCTS. ICG's ovulation timing products assist breeders in more accurately determining when the female dog is fertile. Improper timing is a primary cause of missed breedings, a problem that can cut conception rates in half.

     A female dog comes into heat once every six to eight months with the heat cycle lasting between 15 and 30 days. The fertile period during each heat cycle lasts only two to three days and cannot be accurately determined without hormone testing. Missed breedings require a six to eight month waiting period prior to the next attempt and, therefore, can create a major problem in a breeding program. The effective breeding life of most female dogs is only about four to six years, or eight to twelve heat cycles.

     In June of 1989, ICG introduced its first ovulation timing diagnostic test for veterinarian use, ICAGEN(TM)Target, which was co-developed and is manufactured by an unaffiliated company. In June 1992, ICG introduced an internally developed ovulation timing test, Status-Pro(TM), which is superior to the original test. Status-Pro(TM) is manufactured by ICG at its Malvern facility. Because demand exists from customers unwilling to change practices which have worked in the past, ICG continues to sell ICAGEN(TM) Target although it believes Status-Pro(TM) to be simpler to use. Each product is sold in a kit which provides enough tests to time two heat cycles. In April 1994, ICG introduced a canine LH/Progesterone testing service to provide veterinarians with quantitative test results for breedings using frozen semen or chilled semen of poor quality. In February 1995, ICG introduced Status-LH(TM), the first in-clinic diagnostic test to measure canine luteinizing hormone ("LH") for timing ovulation.

     Although the initial market for these products and services has been breeders with bitches which have had difficulty conceiving, breeders are beginning to use these products and services routinely. The current products require breeders to make several trips to their veterinarians for testing until the fertility peak has been determined. Nevertheless, these products and services have been well received by dog breeders despite the cost and inconvenience involved in visiting veterinarians. Status-Pro(TM), Status-LH(TM) and ICAGEN(TM)Target are sold directly by ICG and have been well received by veterinarians who are now able to offer an additional service to dog breeders.

     On October 19, 1995, ICG introduced OPTIMATE(TM), the first at-home canine ovulation confirmation test available to dog breeders. OPTIMATE(TM)is an easy to use, urine based test that allows dog breeders to confirm, at home, that ovulation has occurred and that it is appropriate to proceed with their planned natural breeding. Additionally, ICG believes that OPTIMATE(TM) will become an important preliminary diagnostic tool to enable breeders to identify dogs experiencing abnormal ovulation and encourage breeders to seek veterinary help to isolate the underlying causes.

     The target market for OPTIMATE(TM)is the estimated 850,000 U.S. purebred dog breedings that occur every year without the benefit of technology or the involvement of a veterinarian. OPTIMATE(TM) is available directly from ICG, through veterinarians, and from a select number of dog show product distributors throughout the United States. International product introduction is scheduled to begin during the second quarter of 1996. With the release of OPTIMATE(TM), ICG believes that it provides dog breeders and their veterinarians the most comprehensive system of canine ovulation timing products in the world.

     PREGNANCY TESTING. ICG introduced what it believes to be the first canine pregnancy testing service in the United States, the ICAGEN(TM) Pregnancy Test, in July 1990. ICG's current pregnancy testing service is based upon technology licensed to ICG. The license agreement provides ICG with the exclusive right to use the pregnancy test in the United States for a period of five years beginning July 13, 1990 and provides for an automatic five year renewal of the license. Kits are sold to veterinarians who collect and ship a blood sample to ICG for testing. The ICAGEN(TM) Pregnancy Test is 95% accurate and can detect pregnancy during a window of 28 to 37 days after breeding (total gestation is 63 to 65 days). The initial market for ICG's existing pregnancy testing service has been serious breeders who use this service to confirm the results of a palpation examination or in lieu of an expensive ultrasound procedure.

     On November 6, 1995, ICG concluded an agreement with the Cornell Research Foundation, the University of Medicine and Dentistry of New Jersey-New Jersey Medical School and New York University for the exclusive rights to a U.S. patent entitled "Relaxin Testing for Early Detection of Pregnancy in Dogs." In addition, ICG entered into a Sponsored Research Agreement with each of the universities for the co-development of a canine pregnancy test kit based on the underlying technology covered by the patent.

     ICG believes that there are currently no inexpensive and reliable methods available commercially for early detection of canine pregnancy for the estimated one million purebred dog breedings in the U.S. as well as the millions of other dog owners. In addition, a test to rule out pregnancy in dogs as a pre-surgical screen is of high interest to veterinarians.

     ICG's goal is to develop and validate a simple qualitative test for use in the veterinary clinic that can reliably determine the success or failure of a planned breeding, artificial insemination or the inadvertent exposure of valuable females to unwanted males. This in-clinic product can also be used as a pre-surgical screening test. Market introduction is targeted for the first fiscal quarter of 1997.

     A second product, an at-home pregnancy test is planned for introduction approximately one year following the in-clinic test to compliment ICG's other over the counter diagnostic product, OPTIMATE(TM), and to address the large portion of the market that breeds their dogs without the involvement of a veterinarian. In addition, there is evidence that Relaxin may be an early indicator of feline pregnancy, a test which could provide a logical expansion of activities into the broader companion animal market.

     ARTIFICIAL INSEMINATION PRODUCTS AND SERVICES. ICG's artificial insemination products and services, introduced in fiscal 1989, include semen freezing and chilling systems which incorporate proprietary buffers designed specifically for the dog. Buffers are chemical solutions added to semen which minimize damage to sperm cell function during freezing, chilling and transportation. These buffers are sold in kits for overnight shipping of semen together with a variety of other supplies necessary for artificial insemination. These products enable breeders to conduct long distance and international breedings using chilled or frozen semen and artificial insemination thereby eliminating the constraints of time, distance, shipping stress and risk to the animals. Frozen semen can be shipped to most countries for breeding thereby making stud dogs around the world available. Frozen semen also permits breedings for years after the dog's natural life span.

     ICG's Fresh Express(R) system for chilled semen shipping allows breeders to ship semen overnight between veterinarians to conduct long distance breedings without shipping dogs. The kit includes all of the supplies and instructional materials necessary to collect and ship the semen and to document the breeding. Kits for semen shipping are sold to the 894 veterinarians participating, under contract, in ICG's veterinarian referral network ("ICG Network Veterinarians"), as well as other veterinarians who then provide the total service for the breeder. The total service includes the collection of semen from the stud, shipment of the semen using the Fresh Express(R) kit to the bitch's veterinarian, artificial insemination of the bitch by the bitch's veterinarian and the completion by both veterinarians of the documentation contained in the Fresh Express(R) kit necessary to register the puppies as purebred with the American Kennel Club or other pedigree registering organization.

     ICG also offers semen freezing services, breeding supplies and instructional materials to breeders directly and through freezing centers and ICG Network Veterinarians. Freezing services are performed at ICG's Malvern facility and through 43 freezing centers located in North America, seven freezing centers located in Australia and New Zealand, and one center in the United Kingdom. In addition, ICG has assisted the Seeing Eye, Moorestown, NJ and the Military Working Dog Program, Lackland AFB, TX establish semen freezing centers for their special breeding requirements. Freezing centers are independently owned and operated by veterinarians trained by ICG. Pursuant to contractual arrangements with ICG, these freezing centers offer semen freezing services using ICG's proprietary technology and products. In addition to training, the veterinarians operating freezing centers receive technical and marketing support, and purchase the equipment and supplies necessary to operate the freezing center from ICG.

     Veterinarians operating freezing centers freeze semen as part of the services offered in their practices. Several times each year the collected frozen semen is shipped to ICG for long term storage at its Malvern facility. Each year thereafter, ICG bills the stud owner for storage of the semen. At present, ICG has frozen semen stored for over 2,700 dogs. ICG's long-term semen storage facilities located in the United States meet the requirements of the American Kennel Club including those relating to the maintenance of appropriate security and records systems necessary to verify pedigree.

     ANCILLARY PRODUCTS. ICG sells various breeding-related products such as training videos, educational literature and seminars, laboratory supplies and record keeping systems.

     Canine Genetic Disorders
     ------------------------

     CANINE HIP DYSPLASIA DIAGNOSIS. CHD is the most common, heritable orthopedic problem occurring in dogs. It affects virtually all breeds of dogs but it is especially a problem in large and giant breeds. Dogs affected number in the millions in the United States alone. A degenerative joint disease, CHD is painful and can be extremely debilitating.

     In December 1993, ICG concluded an agreement with the University of Pennsylvania for the exclusive worldwide rights to commercialize the PennHIP(R) technology, a new scientific method for the early diagnosis and screening of Canine Hip Dysplasia. The technology is being marketed under the University of Pennsylvania registered trademark PennHIP(R) for which ICG also obtained an exclusive worldwide license. The PennHIP(R) method for evaluating dogs for CHD was developed during eleven years of intensive research involving biomechanics, clinical medicine, radiology, population genetics and associated statistical analysis by Dr. Gail K. Smith at the University of Pennsylvania. On January 9, 1996, a U.S. patent was issued for the PennHIP(R) method and other key aspects of the technology.

     Based on scientific data, ICG believes that the PennHIP(R) method surpasses other diagnostic methods in the ability to accurately predict susceptibility to developing CHD. The method can be performed on dogs as young as sixteen weeks of age compared with two years using the standard technique. The ability to receive an early estimate of a dog's hip integrity is important whether the dog is intended for breeding, working or a family pet. The reliability of the data generated by PennHIP(R) will allow breeders to confidently identify the tightest hip members of their breeding stock and accurately assess the progress they are making with their breeding program as they strive to reduce the amount of hip laxity in their dogs.

     Veterinarians wishing to become members and participate in ICG's PennHIP(R) Referral Network of trained and certified veterinarians attend a program taught by Dr. Gail Smith. During this program, veterinarians are instructed on the basis of the technology and proper positioning of the dog during X-ray. After training, veterinarians are required to submit test radiographs to ICG for interpretation. If the radiograph's quality is acceptable, the veterinarian is then certified. The cost of certification is included in the training seminar fee. Only certified veterinarians can submit radiographs to ICG for interpretation with results reported back to the veterinarian and dog owner.

     ICG began offering PennHIP(R) training seminars to veterinarians in the U.S. in June 1994. Since that time, 763 veterinarians have been trained in U.S. seminars. Of the total veterinarians trained, 487 have been certified by ICG and are offering PennHIP(R) to their clients. Certified veterinarians have the option to join the PennHIP(R) Referral Network by contractually agreeing to receive referrals from ICG. As of June 30, 1996, 424 certified veterinarians have joined the PennHIP(R) Referral Network.

     CHD is a worldwide problem. Interest in PennHIP(R) is as high in the major international dog markets (i.e. Europe, Japan, Canada, Australia) as it is in the United States. Since June of 1994, 38 international veterinarians from Canada, Australia, Spain, France, Denmark, the Netherlands and Japan have attended training seminars in the United States.

     On March 5, 1996, the Japan Kennel Club ("JKC") agreed to adopt PennHIP(R) as the method of CHD evaluation for the JKC HIP Registry. The JKC, the largest dog registry in Japan, has approximately 150,000 members with over 350,000 dogs registered.

     As part of the JKC HIP Registry, only dogs tested by the PennHIP(R) method will be registered in the JKC studbook. PennHIP(R) results will also be recorded in each dog's certified pedigree and published in the JKC magazine along with the PennHIP(R) requirements of breeding and registering puppies. Under the agreement, ICG will provide the training and certification of Japanese veterinarians, the for-fee measurement of PennHIP(R) radiographs and the program database management. A total of seventy-one veterinarians, university professors and JKC representatives attended the first two training sessions in Tokyo and Kyoto the week of March 25, 1996. Two additional training sessions are being scheduled for the Fall of 1996.

     In order to expedite the receipt of films from Japan and other international markets, streamline the measurement of all films and maximize the overall profitability of PennHIP(R), ICG has begun a project to automate the PennHIP(R) process. Phase one of the project was completed in July 1996. Longer term, it is expected that automation will enable ICG to process the projected increase in PennHIP(R) films with existing manpower resources.

     ICG has also been informed by the American Kennel Club ("AKC") that it is developing an "Information and Health Database" for its members and that PennHIP(R) test results will be included. While the AKC breeding requirements will not be as stringent as those of the JKC, inclusion in this program represents an endorsement by the primary dog registry in the U.S. that PennHIP(R) is an effective genetic screening tool.

     Canine Nutrition
     ----------------

     NUTRITIONAL SUPPLEMENTs. ICG has developed and is marketing two life cycle nutritional supplements, ICG Stress Formula(TM) and ICG Coat & Skin Formula(TM). These products are marketed to dog owners who recognize the increased nutritional requirements and the stress to the bitch related to breeding, gestation and lactation and the importance of maintaining the general health of their dogs which is reflected in the condition of a dog's coat and skin. ICG's nutritional supplement products are manufactured to ICG's specifications by an unaffiliated company under the supervision of the consultant with whom ICG has contracted for the development of nutritional supplements.

     Grooming Products
     -----------------

     GROOMING PRODUCTS.  In September 1994, ICG concluded an agreement with the
W. R. Van Wyck Group, Limited of Canada for the exclusive marketing and distribution rights to the Duurstede(R) line of premium coat and skin care products for dogs in the United States and selected international markets. Developed in research facilities in Europe and Canada, the Duurstede(R) line of products offers a comprehensive, easy to use system that addresses the needs of all coat types.

MARKETING AND SALES

     ICG markets directly to breeders in North America through mailings, advertisements in trade magazines and by participating in major dog shows. Currently, ICG's database contains over 85,000 breeders.

     The ICG "typical breeder client" is a dog enthusiast spending an average of one-half of his or her weekends each year involved in some activity with his or her dogs. A favorite activity of ICG clients is participating in AKC sanctioned dog shows or field trials of which over 13,000 are held each year in the U.S.
In order to provide easy access to ICG's nutritional supplements, grooming products, consumer breeding products and prepare for the market introduction of OPTIMATE(TM), ICG entered into distribution agreements with six regional dog show distribution companies in 1995.

     Breeding supplies and instructional materials are also offered directly to breeders through a toll free number. The toll free number is staffed by a veterinarian and trained technicians and provides ICG with an opportunity to build an awareness of its products and services directly with breeders. ICG generally receives over 3,000 toll free telephone calls per month requesting technical, product and service information and to place orders. To improve timely response and follow-up, ICG has organized a sales/telemarketing group which routinely contacts potential customers to sell ICG's products or make veterinary referrals. Network veterinarians are also contacted by the sales/telemarketing group to market ICG's products and perform selected market research.

     The major part of ICG's marketing strategy is designed to increase the involvement of veterinarians in the dog breeding process. ICG instituted training programs in fiscal 1990 to develop a network of qualified veterinarians to deliver its Canine Reproduction products and services and in June 1994 to develop a PennHIP(R) Referral Network. As of March 1996, there were 880 veterinarians in ICG's Reproduction Network and as of June 30, 1996 there were 424 veterinarians in its PennHIP(R) Referral Network.

     Through its direct breeder marketing activities, ICG is able to provide client referrals to Network Veterinarians thereby enabling them to increase revenues by attracting new breeder clients and by offering new services to existing clients. Network Veterinarians receive a product purchase discount and an opportunity to resell selected Company products. Additionally, ICG provides extensive marketing support and training to Network Veterinarians. ICG maintains a veterinary services staff to answer technical inquiries and a customer support staff to market its products and perform general customer service.

     ICG believes that Western Europe, Japan, Canada, Australia and New Zealand offer a significant opportunity for its products and services since the problems confronted by breeders of purebred dogs are similar to those found in the United States. ICG has established freezing centers in Canada, Australia, New Zealand and the United Kingdom and has entered into distribution agreements for its diagnostic products with companies in Australia, Canada, Italy and Finland. Under the agreements, the distributors are able to purchase diagnostic and other products at specified discounts from retail prices subject to minimum order requirements. All sales are denominated in U.S. dollars. The distributors have undertaken to promote sales of ICG's products through various advertising and promotional programs.

MANUFACTURING AND OPERATIONS

     ICG currently manufactures its Status-Pro(TM), Status-LH(TM) and OPTIMATE(TM) products for ovulation timing at its Malvern facility. By manufacturing these products, ICG believes it maintains greater control of quality and is better able to limit outside access to its proprietary technology. ICG also assembles the kits for Fresh Express(R) and packages ancillary products at its Malvern facility.

     ICG's ICAGEN(TM) Target test for ovulation timing is manufactured by an unaffiliated company which co-developed that product. The nutritional supplement products are manufactured by an unaffiliated manufacturer to ICG's specifications under the direct supervision of a consultant to ICG. ICG's proprietary buffers used in its Fresh Express(R) kit and frozen semen operations are manufactured by an independent contractor.

     ICG relies on single sources of supply for certain of the key components of products it manufactures. However, it believes that alternative sources for these components are available and it generally maintains an adequate inventory to avoid temporary product flow interruptions. In addition, although ICG does not have supply contracts with suppliers of its diagnostic and nutritional supplement products, ICG believes that other contract manufacturers are available in the event a manufacturer is unable or unwilling to supply products to it.

     ICG may be subject to product liability claims based upon product failure or improper use of products by customers. ICG maintains product liability insurance of $1,000,000 per occurrence, subject to an annual aggregate limit of $1,000,000. Based upon its experience and industry practice, ICG believes that its insurance coverage is adequate for its present operations.

COMPETITION

     ICG believes that its products and services are targeted at emerging markets in which there is only fragmented competition. The primary competition for its artificial insemination products and services is, and is projected to remain, natural breeding. Regional competition exists in the area of artificial insemination from a number of small businesses including veterinarian sole practitioners who offer semen freezing services through their practices. ICG is not aware of any national or international companies marketing artificial insemination products or services in competition with ICG. Several companies market nutritional supplements which compete with those of ICG. Also, various companies and research and academic institutions are working in the areas of canine genetic research and fertility management. To date, this research has not resulted in products or services which compete with those offered or under development by ICG. Although, as described above, ICG's competition to date has been limited, primarily because it is creating a new market, ICG believes that competition will increase as the market for its products and services expands.

     The Orthopedic Foundation for Animals ("OFA"), a non-profit foundation, does present established competition for ICG's PennHIP(R) product. The OFA has been providing a diagnostic service for Canine Hip Dysplasia in the U.S. for over twenty years. However, ICG believes the PennHIP(R) diagnostic service, which is a quantitative test, is superior to the OFA's qualitative diagnostic testing service. ICG believes it can successfully compete with the OFA for the U.S. Canine Hip Dysplasia testing market.

PATENTS, TRADEMARKS AND LICENSES

     ICG has been issued two patents from the PTO relating to certain aspects of its canine pregnancy and ovulation timing testing. ICG has chosen not to obtain patent protection in foreign countries and has foregone the option to do so. ICG has elected to maintain its formulas for semen freezing and chilling medias (buffers) and nutritional supplements as trade secrets, and has not sought patent protection for those technologies. ICG has registered two trademarks with the PTO. ICG currently uses seven trademarks in connection with its products and intends to file applications to register these marks with the PTO. ICG has obtained the rights to several trademarks through various license and distribution agreements. ICG also holds the exclusive licenses to several proprietary products.

     ICG has registered its Fresh Express(R) trademark with the PTO. ICG currently uses ICG(TM), ICAGEN(TM), Status-Pro(TM), Status-LH(TM), OPTIMATE(TM), ICG Stress Formula(TM), and ICG Coat & Skin Formula(TM) as trademarks in connection with its products and intends to file applications to register these marks with the USPTO. ICG has obtained the rights to the registered trademark PennHIP(R) via its license from the University of Pennsylvania and the use of the trademark Duurstede(R) through its distribution agreement with the W. R. Van Wyck Group, Limited. ICG intends to apply to register additional federal trademarks and service marks with the USPTO when and as ICG management deems necessary or appropriate.

     ICG holds the exclusive licenses to several proprietary products, including a license for proprietary technology used in the pregnancy testing service provided by it. The license agreement provides ICG with the right to use the pregnancy test in the United States for a period of five years beginning July 13, 1990 and provides for an automatic five year renewal of the license.

     In December 1993, ICG entered into a license agreement with the University of Pennsylvania for the exclusive worldwide rights to commercialize a new technology for the diagnosis of Canine Hip Dysplasia and an exclusive worldwide license to use the University of Pennsylvania registered trademark PennHIP(R). The license agreement is for a term of seventeen years based on the issuance of a U.S. patent for the PennHIP(R) method on January 9, 1996. In addition, as part of this transaction, ICG entered into an agreement with Ortho/Analytic, Inc. for the purchase, on an exclusive basis, of devices used to position the dog during x-ray and which are provided to the veterinarian as part of the training fee. The agreement is for a term of seventeen years.

     In November 1995, ICG entered into a license agreement with the Cornell Research Foundation, the University of Medicine and Dentistry of New Jersey-New Jersey Medical School and New York University for the exclusive rights to the U.S. patent entitled "Relaxin Testing for Early Detection of Pregnancy in Dogs". The license agreement is for a term of 13 years.

GOVERNMENT REGULATION

     ICG's semen freezing products, diagnostic ovulation timing products and pregnancy testing services for dogs fall within the definition of devices as that term is defined in the FFDCA and, therefore, may be subject to regulation by the FDA. While no formal pre-approval process is required for ICG's products at this time, such products must adhere to certain labeling, use and effectiveness requirements. ICG believes that it is in material compliance with these requirements. The FFDCA also regulates pet foods, which include ICG's nutritional supplements, by requiring certain information to be included on pet food labels. States also often impose labeling requirements on pet food manufacturers which exceed the federal requirements and require such information as minimum protein and fat content and maximum fiber content. ICG's nutritional supplements, which contain nutrients for the promotion of good health in dogs during pregnancy or for the maintenance of a healthy coat and skin in dogs, are subject to such regulations. ICG believes that it is in compliance with federal, state and local regulations applicable to its products and services.

EMPLOYEES

     As of June 30, 1996, ICG had a total of 17 full-time employees, each of whom has entered into a confidentiality and non-competition agreement with ICG. Of the 17 employees, four provide veterinary services, four are devoted to administrative and financial activities, five are involved in sales, marketing and order processing, three are engaged in research, development and manufacturing activities and one employee handles shipping, receiving and warehousing. ICG considers its employee relations to be satisfactory.

PROPERTIES

     Since April 1989, ICG's executive, marketing, research and development, manufacturing and distribution operations have been located in an office/industrial park in Malvern, Pennsylvania. In May 1993, ICG entered into a five year lease agreement which expanded its facility from 4,725 square feet to 9,240 square feet. Approximately 25% of ICG's current facilities are devoted to each of its four principal operations: (i) Research, Development and Manufacturing; (ii) Veterinary Services and Clinical Operations; (iii) Sales, Marketing, Finance and Administration; and (iv) Shipping, Receiving and Warehousing.

LEGAL PROCEEDINGS

     ICG is not a party to any legal proceedings.

                  MARKET PRICE OF ICG COMMON STOCK; DIVIDENDS

     ICG's Common Stock and warrants to acquire Common Stock were moved from the NASDAQ Small Cap Market to the OTC Bulletin Board on January 13, 1995. The inability to maintain a minimum $1.00 per share bid price was the reason cited by NASDAQ for this action. ICG actively pursued an appeal of this decision. However, the decision to delist the Common Stock was upheld in May 1995.

     The following table sets forth for the quarters indicated, the high and low closing bid prices of the Common Stock and the Warrants as reported by the National Quotation Service. Prices represent quotations between dealers without adjustments for retail markups, markdowns or commissions and may not represent actual transactions.

                                                                   Bid Price
                                                          ---------------------------
                                                          Common Stock     Warrants
                                                          -------------   -----------
                                                           High    Low    High   Low
                                                          ------   ----   ----   ----
                     Fiscal year ended June 30, 1996
                     First Quarter                           1/2   3/16   3/64   1/64
                     Second Quarter                         9/16   5/16   1/64   1/64
                     Third Quarter                          5/16   5/16   1/64   1/64
                     Fourth Quarter                       1 3/16   5/16   5/64   1/64

                                                           High    Low   High    Low
                                                          ------   ----   ----   ----
                     Fiscal year ended June 30, 1995         7/8    1/2    1/8    1/8
                     First Quarter                         23/32    5/8    1/8    1/8
                     Second Quarter                          5/8    1/4    1/8    1/8
                     Third Quarter                          5/16    1/4   1/32   1/32
                     Fourth Quarter


     As of September 4, there were approximately 425 holders of ICG's Common Stock and 375 holders of the Warrants.

     ICG has not paid dividends in cash or stock on its Common Stock since inception. ICG does not anticipate paying dividends in the foreseeable future and any cash otherwise available for such dividends will be reinvested in its business. The payment of cash dividends will depend on the ICG's earnings, if any, its capital requirements and other factors considered relevant by the Board of Directors.

                    ICG MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

     The selected financial data set forth on the next page should be read in conjunction with the audited financial statements and related notes appearing elsewhere herein and the discussion of Results of Operations and Liquidity and Capital Resources below.

GENERAL

     Since its formation in 1986, ICG has devoted substantially all of its resources to research and development programs and to the marketing of products and services developed by ICG or licensed from third parties. ICG has been unprofitable since its inception and expects to incur additional losses as it expands the marketing of existing products and services and continues to invest in research and development programs.

     ICG's net revenues consist primarily of sales of its breeding, diagnostic, nutritional supplement and coat and skin care products and revenues from its PennHIP(R), ovulation timing, pregnancy and paternity testing services. Gross profit consists of net revenues reduced by the related cost of revenues which represents ICG's cost of purchasing, providing or manufacturing diagnostic and breeding products and services, nutritional supplement and coat and skin care products, and the cost of providing hip dysplasia, ovulation timing, pregnancy and paternity testing services to customers.

RESULTS OF OPERATIONS
FISCAL YEARS ENDING JUNE 30, 1996 AND 1995

Net Revenues

     Net revenues for the fiscal year ended June 30, 1996 were $1,651,000, an increase of $149,000 or 10% compared to the $1,502,000 reported for the fiscal year ended June 30, 1995. The overall year-to-year increase resulted primarily from the growth in sales of ICG's diagnostic products, breeding services and coat and skin care products.

     Diagnostic revenues increased 16% to $495,000 in fiscal 1996 from $426,000 in fiscal 1995. During fiscal 1996, sales of ICG's Status Pro and Target ovulation timing test increased 5% to $384,000 in fiscal 1996 from $366,000 in fiscal 1995. In October 1995, ICG introduced to the market Optimate, ICG's at-home ovulation confirmation test sold to dog breeders. This product contributed $45,000 to overall diagnostic revenues in fiscal 1996. Status-LH, ICG's diagnostic test to measure canine luteinizing hormone (LH), which was introduced in February 1995, contributed $49,000 to fiscal 1996 revenues compared to $21,000 in fiscal 1995. Revenues from ICG's LH/Progesterone testing service declined from $17,000 in fiscal 1995 to $4,000 in fiscal 1996 as veterinarians are now using the diagnostic kit in lieu of the testing service. ICG has discontinued the testing service. Revenues from ICG's pregnancy testing and paternity testing services declined from $19,000 and $4,000, respectively, in fiscal 1995 to $10,000 and $2,000 in fiscal 1996.

     Revenues from ICG's hip dysplasia service remained at $278,000 in both fiscal 1996 and 1995. Revenues from the training of new veterinarians in the PennHIP technology declined from $231,000 in fiscal 1995 to $197,000 in fiscal 1996. The decline was due to lower than planned attendance at the U.S.
training programs compared to fiscal 1995. In March 1996, the Japan Kennel Club
(JKC) agreed to include PennHIP in the JKC HIP Registry and ICG conducted the first international training seminars for veterinarians in Tokyo and Kyoto. These seminars contributed $45,000 to total training revenues. To date, ICG has trained 810 veterinarians in the PennHIP technology of which 487 have been certified by ICG and are making PennHIP available to their clients. During fiscal 1996, ICG generated $81,000 in revenues from the evaluation of PennHIP radiographs compared to $47,000 in fiscal 1995.

     Total breeding services, which consist of frozen and chilled semen revenues, were $662,000 in fiscal 1996, an increase of 10% compared to the $601,000 recorded in fiscal 1995. Overall frozen semen revenues increased 15% to $521,000 in fiscal 1996 from $454,000 in fiscal 1995. Contributing to the increase in overall frozen semen revenues was a 35% increase in semen storage revenues from $103,000 in fiscal 1995 to $140,000 in fiscal 1996. This increase was due to the general increase in semen collection and freezing activity combined with a price increase implemented in February 1996. Revenues from semen collection and freezing activities grew, but at a slower rate, to $324,000 in fiscal 1996 from $319,000 in fiscal 1995. During fiscal 1996, ICG generated $57,000 from training and equipping new veterinary practices in the semen collection and freezing technology. ICG's network of independently owned and operated veterinary practices trained in semen collection stands at 51 centers worldwide compared to 44 centers at June 30, 1995.

     Overall chilled semen revenues declined 4% to $141,000 in fiscal 1996 from $147,000 in fiscal 1995. Sales of kits to perform chilled semen breedings declined marginally to $98,000 in fiscal 1996 from $101,000 in fiscal 1995. Contributing to the decline in overall chilled semen revenues was a 39% reduction in revenues from the sale of chilled semen training materials as the growth of the membership in ICG's reproductive network has slowed. Partially offsetting these declines was a 12% increase in veterinary reproductive fees, generated at ICG's Malvern, PA facility, from $28,000 in fiscal 1995 to $32,000 in fiscal 1996.

     Revenues from grooming products, for which ICG has exclusive marketing and distribution rights from the W. R. Van Wyck Group, Limited in Canada, increased from $26,000 in fiscal 1995 to $43,000 in fiscal 1996. ICG sells these products directly to consumers and through a network of 6 distributors who make these products available at dog shows in 27 states.

     During fiscal 1996, nutritional supplement revenues declined 13% to $79,000 from $91,000 in fiscal 1995 as ICG did not actively advertise or promote these products during fiscal 1996.

     During fiscal 1996, revenues from ancillary products and services increased 33% to $77,000 in fiscal 1996 from $58,000 in fiscal 1995. Also, during fiscal 1996, ICG completed all aspects of the Military Working Dog contract and generated revenue of $32,000 compared to $35,000 in fiscal 1995.

Gross Profit

     ICG's gross profit for the twelve months ended June 30, 1996 was $762,000, an increase of 11% compared to the $688,000 recorded for the twelve months ended June 30, 1995. ICG's gross profit margin increased to 46.1% of net revenues in fiscal 1996 from 45.8% in fiscal 1995. The improvement in the gross profit margin was due to favorable product mix. In fiscal 1996, ICG's diagnostic products, PennHIP radiographs and semen storage fees, which have higher gross margins than ICG's other products and services, were 43% of ICG's total revenues compared to 38% of total revenues in fiscal 1995.

Operating Expenses

     Research and development expenses increased 1% from $549,000 in fiscal 1995 to $555,000 in fiscal 1996. The cost incurred for the development of an in-clinic pregnancy test were partially offset by expense control measures implemented by ICG in December, 1995, which included a reduction in the number of employees and development cost incurred in fiscal 1995 for the Status-LH test kit.

     Selling, general and administrative expenses declined 7% to $1,479,000 in fiscal 1996 from $1,588,000 in fiscal 1995. Increased consulting fees and travel expenses related to the development of the Japanese market for PennHIP were more than offset by expense control measures implemented by ICG in December 1995, which included a reduction in the number of employees.

     Advertising and promotional expenses declined 1% to $279,000 in fiscal 1996 from $282,000 in fiscal 1995. Significant expenses associated with the launch of Optimate were more than offset by expense control measures implemented by ICG in December 1995.

Loss from Operations

     ICG's loss from operations declined 10% to $1,550,000 in fiscal 1996 from $1,731,000 in fiscal 1995. The decrease in the loss from operations resulted from increased revenues and resulting gross profit and a decline in operating expenses.

Interest Expense and Other Income, Net

     Interest expense increased $22,000 to $74,000 in fiscal 1996 from $52,000 in fiscal 1995. The increase in interest expense was due entirely to the interest incurred on the S. R. One, Limited bridge loan of $500,000 which was borrowed in December 1995 to continue to fund operations.

     Other income, net, declined to $13,000 in fiscal 1996 from $43,000 in fiscal 1995. The decline was due to lower interest income resulting from declining cash balances and gain on the sale of an asset in fiscal 1995.

Net Loss Per Share of Common Stock

     The net loss per share of Common Stock in fiscal 1996 was $0.60 compared to a net loss per share of Common Stock of $0.96 in fiscal 1995. The decline in the loss per share was due to a reduction in the net loss, accounting for $0.07 of the reduction, and the increase in the number of shares of common stock outstanding, which accounted for $0.29 of the reduction.


FISCAL YEARS ENDING JUNE 30, 1995 AND 1994

Net Revenues

     Net revenues for the fiscal year ended June 30, 1995 were $1,502,000, an increase of $387,000 or 35% compared to the fiscal year ended June 30, 1994. The overall year-to- year increase resulted primarily from growth in sales of ICG's PennHIP(R) hip dysplasia diagnostic service, breeding services, diagnostic products and services and coat and skin care products.

     Revenues from ICG's hip dysplasia service increased from $47,000 in fiscal 1994 to $278,000 in fiscal 1995. PennHIP(R) was the fastest growing component of revenue and accounted for 60% of ICG's overall year-to-year sales increase. PennHIP(R) revenues are derived from fees from training veterinarians in the PennHIP(R) technology and from radiographs submitted to ICG for evaluation. During the fiscal year ended June 30, 1995, ICG trained 321 veterinarians in PennHIP(R) which generated $231,000 in revenues compared to $40,000 in fiscal 1994. Also during the fiscal year ended June 30, 1995 ICG certified 252 trained veterinarians enabling them to submit radiographs to ICG for evaluation. Radiograph revenues in fiscal 1995 amounted to $47,000 compared to $7,000 in fiscal 1994.

     Diagnostic revenues increased 21% to $426,000 in fiscal 1995 from $352,000 in fiscal 1994. During fiscal 1995, sales of ICG's Status-Pro and Target ovulation timing tests increased 14% to $366,000 from $321,000 in fiscal 1994 due to increased market demand. In February 1995, ICG introduced Status-LH(TM), its new in-clinic diagnostic test to measure LH for ovulation timing. This new product generated $21,000 in revenues during fiscal 1995. Revenues from ICG's LH/Progesterone in-laboratory testing service, which was introduced in April 1994, increased to $17,000 in fiscal 1995 from $4,000 in fiscal 1994. Revenues from this testing service began, as expected, to slow in the fourth quarter of fiscal 1995 following the market launch of the Status-LH(TM) test kit. Revenues from ICG's pregnancy testing service remained flat at $19,000 in both fiscal 1995 and 1994 and revenues from paternity testing declined from $7,000 in fiscal 1994 to $4,000 in fiscal 1995.

     Total breeding services, which consist of frozen and chilled semen revenues, were $601,000 in fiscal 1995, an increase of $60,000 or 11% compared to the $541,000 recorded in fiscal 1994. Overall frozen semen revenues increased 17% to $454,000 in fiscal 1995 from $387,000 in fiscal 1994. Contributing to the increase in overall frozen semen revenues was an 82% increase in semen storage revenues to $103,000 in the 1995 period from

$57,000 in the 1994 period. This increase was due to the general increase in semen collection and freezing activity combined with a price increase implemented in August 1994. Revenues from semen collection and freezing activities grew, but at a slower rate, to $319,000 in fiscal 1995 from $307,000 in fiscal 1994. During fiscal 1995, ICG trained and equipped five additional veterinary practices in the semen collection and freezing technology which generated $32,000 in revenues compared to $23,000 in fiscal 1994. ICG's network of independently owned veterinary practices trained in semen collections and freezing technology stands at 44 centers worldwide compared to 40 at June 30, 1994. Overall chilled semen revenues declined 4% to $147,000 in fiscal 1995 from $154,000 in fiscal 1994. Revenues from sales of kits used to perform chilled semen breedings increased only 2% from $100,000 in fiscal 1994 to $101,000 in fiscal 1995. Management believes the slow rate of growth was due to the severe weather conditions during the 1994 period, which had the effect of increasing revenues at a faster than normal rate in fiscal 1994. Completely offsetting the growth in chilled semen kits was a 29% decrease in revenues from the sale of chilled semen training materials. Management expected this decline as growth of the membership in ICG's reproductive network has slowed.

     In September 1994, ICG concluded an agreement with the W.R. Van Wyck Group Limited in Canada for the exclusive marketing and distribution rights, in the United States and selected international markets, for the Duurstede line of premium grooming products for dogs. ICG sells these products directly to consumers and through a network of six distributors who make the Duurstede products available at dog shows in 27 states. During fiscal 1995, Duurstede products contributed $26,000 to ICG's total revenue.

     During fiscal 1995, nutritional supplements declined 13% to $91,000 from $105,000 in fiscal 1994. ICG believes the decline in nutritional supplement revenues is due to the deferred production of its newsletter to breeders and owners of purebred dogs. The newsletter, which has been the primary means of advertising support for the nutritional products, was deferred while ICG evaluated alternate means of advertising and/or distribution.

     During fiscal 1995, revenues from ancillary products amounted to $58,000, an increase of 10% compared to the $53,000 reported in fiscal 1994. Also during fiscal 1995, ICG completed Phase 2 of the Military Working Dog Contract which generated $35,000 compared with $29,000 in fiscal 1994 associated with the completion of Phase 1.

Gross Profit

     ICG's gross profit for the twelve months ended June 30, 1995 was $688,000, an increase of 47% compared to the $469,000 recorded for the twelve months ended June 30, 1994. Gross profit margin increased to 45.8% of net revenues in fiscal 1995 from 42.1% of net revenues in fiscal 1994. The growth in gross profit and the improvement in the gross profit margin was due to the overall 35% increase in revenues and favorable product mix. In fiscal 1995, ICG's PennHIP(R) and diagnostic revenues, which have higher gross profit margins than ICG's other products, were 47% of ICG's total revenues compared to 35% of total fiscal 1994 revenues.

Operating Expenses

     Research and development expenditures increased 44% from $381,000 in fiscal 1994 to $549,000 in fiscal 1995. The increase resulted from the full year impact of a scientist hired in fiscal 1994, development expenses associated with Status-LH(TM) which was introduced to the market in February 1995 and expenses associated with new diagnostic test kits scheduled for market introduction in fiscal 1996 and beyond.

     Selling, general and administrative expenses grew 2% to $1,588,000 in fiscal 1995 from $1,558,000 in fiscal 1994. The full year salary impact in fiscal 1995 of hires made in fiscal 1994 and the expenses associated with the market introduction and ongoing support of the PennHIP(R) technology were partially offset by relocation expenses incurred during fiscal 1994, in connection with the employment of a department head, which were not incurred in the 1995 fiscal year.

     Advertising and promotion expenses, which consist of the costs incurred in developing and placing advertisements, direct mail and attendance at dog shows and veterinary meetings and conferences, decreased 19% to $282,000 in fiscal 1995 from $348,000 in fiscal 1994. The primary reason for the year-to-year decline was ICG's decision to defer the quarterly newsletter to breeders and owners of purebred dogs. In fiscal 1995, ICG prepared and mailed two newsletters compared to four newsletters in fiscal 1994.

Losses from Operations

     ICG's loss from operations declined 5% to $1,731,000 in fiscal 1995 from $1,818,000 in fiscal 1994. The decrease in the loss from operations resulted from revenues and the resulting gross profit increasing at a faster rate than operating expenses.

Interest Expense

     ICG's interest expense increased from $28,000 in fiscal 1994 to $52,000 in fiscal 1995. The increase in interest expense was due primarily to the full year impact of equipment purchased in fiscal 1994 under non-cancelable lease agreements which have been classified and accounted for as capital leases.

     Other income was $43,000 in fiscal 1995 compared to $79,000 in fiscal 1994. The decrease in other income was due to the reduced amount of cash available to ICG to invest which was partially offset by a $18,000 gain on the sale of a fully depreciated asset.

Net Loss

     As a result of the foregoing, ICG incurred a net loss of $1,740,000 in fiscal 1995 compared to a net loss of $1,766,000 in fiscal 1994. Net loss per share of Common Stock was $.96 in each of fiscal 1995 and 1994. Despite a 2% reduction in the net loss from $1,766,000 in fiscal 1994 to $1,740,000 in fiscal 1995, the net loss per share remained constant due to the reduction in the number of shares of Common Stock outstanding. The net loss per share of Common Stock is computed using the weighted average number of shares of Common Stock outstanding during the period.

     In both calculations, the effect of stock options and warrants are excluded from the computation as their effect is anti-dilutive. However, Common Stock options issued during the 12 month period prior to the initial public offering at prices below the public offering price of $7.00 per share have been included in the 1994 calculation as if they were outstanding for the period presented (using the treasury share method).


LIQUIDITY AND CAPITAL RESOURCES

     Cash flow from operations has been negative each year since inception as research and development, selling, general and administrative and advertising and promotional expenses have exceeded revenues from ICG's products and services. For the year ended June 30, 1996, the cash flow deficiency from operations was $1,380,000 compared to a cash flow deficiency of $1,650,000 for the year ended June 30, 1995. The impact of a $130,000 reduction in the net loss was increased by significantly higher accounts payable and accrued expense levels.

     ICG purchased approximately $3,000 in office and product manufacturing equipment in fiscal 1996. During the 1995 and 1994 fiscal years, ICG's purchases of equipment were $34,000 and $28,000 respectively. ICG expects to continue to invest in equipment based on its need for enhanced capabilities to support research, product development, manufacturing, warehousing and product distribution and to accommodate increased sales.

     On August 17, 1995, S. R. One, Limited invested an additional $850,000 less expenses of $50,000 associated with the investment and converted $400,000 of demand notes plus accrued interest of $10,144 into 1,008,155 shares of Common Stock at a price of $1.25 per share. On December 22, 1995, S. R. One, Limited advanced to ICG $500,000 under the terms of a demand note bearing interest at the prime rate plus two points.

     On October 19, 1995, ICG signed an agreement with the Cornell Research Foundation, the University of Medicine and Dentistry of New Jersey and New York University for the exclusive rights to the U.S. patent entitled "Relaxin Testing for Early Detection of Pregnancy in Dogs." Payments associated with this agreement and legal fees incurred with this transaction amounted to $41,000. In addition, ICG has entered into a Sponsored Research Agreement with each university for the co-development of a canine pregnancy test kit based on the underlying technology covered by the patent.

     At June 30, 1996, ICG had a net working capital deficit of $836,000 and for the 1996 fiscal year operated at a deficit of $1,380,000. ICG has suffered losses from operations since inception which causes substantial doubt about its ability to continue as a going concern. ICG will require funds in addition to those currently available to continue its sales, marketing and product development activities for the next twelve months. ICG continues to explore financing options; however, no assurances can be given that such funds will be available on terms which are satisfactory to ICG or its stockholders.

                    DIRECTORS AND EXECUTIVE OFFICERS OF ICG

     Paul A. Rosinack is the only current director or executive officer of ICG who will serve as a director or executive officer of Synbiotics after the Acquisition.

     MR. PAUL A. ROSINACK, 49, has served as the President, Chief Executive Officer and a Director of ICG since December 1992. Mr. Rosinack joined ICG in December 1991. He was appointed a Director in August 1992 and President and Chief Executive Officer in December 1992. From December 1991 to December 1992, he served as ICG's Chief Operating Officer and directed all marketing and veterinary services activities. From June 1990 to December 1991 Mr. Rosinack was an independent consultant to biotechnology companies. Mr. Rosinack has over twenty years of diversified management experience in marketing, finance, product development and manufacturing with biotechnology and diagnostic product companies. Most recently, he was Chief Executive Officer and Director from March 1989 to June 1990 of Leeco Diagnostics, Inc., a company which researches, develops, manufactures and markets in-vitro immunodiagnostic test kits and reagents. Prior to Leeco, from November 1983 to March 1989 he served as President and Chief Executive Officer and as a Director of Cytotech, Inc., a biotechnology company engaged in the development, manufacturing and marketing of autoimmune disease in-vitro diagnostic kits and reagents. While at Cytotech, Mr. Rosinack served as a Director of the San Diego Venture Group. From May 1980 to February 1983, Mr. Rosinack served as the Vice President, Sales and Marketing for Hybritech, Inc., a company which develops and markets in-vitro diagnostic products. Mr. Rosinack received a BA from Otterbein College. Mr. Rosinack will serve as Vice President and General Manager, Animal Health of Synbiotics after the Acquisition.

       EXECUTIVE COMPENSATION AND CERTAIN OTHER EMPLOYMENT MATTERS OF ICG

     Summary Compensation Table

     The following table sets forth certain information concerning the compensation paid during the fiscal years ended June 30, 1996, 1995, and 1994 to ICG's Chief Executive Officer who will continue to serve as an executive officer of Synbiotics after the Acquisition.

 Name and Principal     Fiscal                     Other Annual     Restricted                  LTIP      All Other
      Position           Year    Salary    Bonus   Compensation    Stock Awards   Options(#)   Payouts   Compensation
- ---------------------   ------   -------   -----   -------------   ------------   ----------   -------   ------------
Paul A. Rosinack          1996   145,042   None              (1)       None          30,000     None         None
 President &              1995   146,200   None              (1)       None            None     None         None
 CEO                      1994   136,000   None              (1)       None          45,000     None         None

- ---------------------------

/(1)/ Amount does not exceed the lesser of $50,000 or 10% of total salary and bonus.

     1996 Fiscal Year-End Option Values

     The following table provides information relating to the number and value of employee options held by ICG's Chief Executive Officer at the end of the 1996 fiscal year. The Chief Executive Officer did not exercise any options during the 1996 fiscal year. None of the options were in-the-money at fiscal year-end.

                               Number of
                              Unexercised Options
                              at Fiscal Year-End(#)
         Name                 --------------------------
    ----------------          Exercisable  Unexercisable
                              -----------  -------------
    Paul A. Rosinack......      64,583        43,750

     Pursuant to the Purchase Agreement, upon the Acquisition Date Paul A. Rosinack, now the Chief Executive Officer and President of ICG, will become Vice President and General Manager, Animal Health of Synbiotics at an annual salary of $160,000. In addition, he will receive stock options to purchase 25,000 shares of Synbiotics Common Stock and an interest-free loan of up to $50,000 to cover relocation expenses. The loan will be forgiven over time if Mr. Rosinack continues as a Synbiotics employee.

                             SECURITY OWNERSHIP OF
                  CERTAIN ICG BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, according to information supplied to ICG regarding the number and percentage of shares of ICG's Common Stock beneficially owned on September 1, 1996: (i) by each person who is the beneficial owner of more than 5% of the Common Stock; (ii) by each director (who is a nominee or continuing director); (iii) by each executive officer named in the Summary Compensation Table and (iv) by all directors and executive officers of ICG as a group.


                                                                                Percentage
Name of                                             Amount and Nature            of Shares
Beneficial Owner                              of Beneficial Ownership(1)       Outstanding(1)
- ------------------------------------------   -----------------------------   ----------------

S. R. One, Limited                               2,283,941 (2)                        73.3
Bay Colony Executive Park
Suite 315
565 East Swedesford Road
Wayne, PA  19087

Michael Cuneo                                       11,957 (3)                          *
c/o Howard Larson & Co.
Two Penn Center Plaza
Suite 140
Philadelphia, PA  19102

Paul A. Rosinack                                    71,270 (4)                         2.5
271 Great Valley Parkway
Malvern, PA  19355

Peter A. Sears                                   2,283,941 (5)                        73.3
S. R. One, Limited
Bay Colony Executive Park
Suite 315
565 East Swedesford Road
Wayne, PA  19087

R. Grady Rankin                                     77,183 (6) (7)                     2.7
c/o State Capital Resource Center, Inc.
4010 Barrett Drive, Suite 205
Raleigh, NC  27609

Donald Lein, DVM, PhD                               14,986 (7)                         *
Cornell University Veterinary School
Diagnostic Laboratories
NY State College of
  Veterinary Medicine
Ithaca, NY  14851-0786

Stephen Hartogensis                                 22,693 (8)                         *
1070 Broadmoor Road
Bryn Mawr, PA  19010

All directors and officers                       2,507,691 (9)                      77.0
as a group (seven persons)

- -----------------------------------
* Denotes less than 1%

(1) Except as indicated in the footnotes to this table, the stockholders named in this table have sole voting and investment power with respect to all shares of Common Stock owned based upon information provided to ICG by such stockholders. Includes shares issuable upon exercise of options and warrants exercisable within 60 days of September 1, 1996.

(2) S.R. One, Limited ("S.R. One") is a wholly-owned subsidiary of SmithKline Beecham plc, a publicly-owned health care company. Peter A. Sears, the President of S.R. One, is a member of the Board of Directors of ICG. See "Purchase Agreement--S.R. One Closing" for information regarding S.R. One's agreement to invest in Synbiotics pursuant to the terms of the Purchase Agreement. Includes warrants to purchase 296,070 shares of Common Stock.

(3) Includes 9,600 shares issuable upon exercise of options and 2,236 issuable upon exercise of warrants.

(4) Includes 69,270 shares issuable upon the exercise of options.

(5) Represents shares beneficially owned by S.R. One, of which Mr. Sears is President. Mr. Sears disclaims beneficial ownership as to such shares.

(6) Includes 12,600 shares issuable upon the exercise of options held by Mr. Rankin.

(7) Includes 12,600 shares issuable upon the exercise of options and 2,236 shares issuable upon exercise of warrants.

(8) Includes 13,457 shares issuable upon the exercise of options and 2,236 shares issuable upon exercise of warrants.

(9) Includes 439,258 shares issuable upon the exercise of options and warrants and the shares referenced in footnote 6 above.

                          CERTAIN TRANSACTIONS OF ICG

    During the fourth quarter of fiscal 1995, S.R. One, a principal stockholder of ICG, advanced $400,000 to ICG under various demand notes bearing interest at an annual rate of 11%.

    On August 17, 1995, S.R. One invested an additional $850,000 less expenses of $50,000 associated with the investment and converted the principal balances of the demand notes plus accrued interest into 1,008,115 shares of ICG Common Stock at a price of $1.25 per share. Peter A. Sears, the Chairman of the Board of Directors of ICG, is the president of S.R. One.

     On December 22, 1995, ICG borrowed $500,000 from S.R. One pursuant to a demand note bearing interest at prime plus two points.

     On August 28, 1996, ICG borrowed $400,000 from S.R. One, which included a $42,497 placement fee payable to S.R. One, pursuant to a demand note bearing interest at prime plus two points.

                 SECTION 16(a) BENEFICIAL REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the ICG's officers and directors, and persons who own more than 10% of a registered class of ICG's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish ICG with copies of all Section 16(a) forms they file.

    Based solely on review of the copies of such forms furnished to ICG, or written representations that no Forms 5 were required, ICG believes that, during the fiscal year ended June 30, 1996, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with by such persons or entities.


               STOCKHOLDER PROPOSALS FOR ICG 1997 PROXY STATEMENT

    In the event that the sale of ICG's assets to Synbiotics is not consummated as contemplated in this Joint Proxy Statement, any properly submitted proposal which a stockholder intends to present at the 1997 Annual Meeting of Stockholders must be received by ICG by June 29, 1997 if it is to be included in ICG's proxy statement and form of proxy relating to the next Annual Meeting.

                    DESCRIPTION OF SYNBIOTICS CAPITAL STOCK

     The authorized capital stock of Synbiotics consists of 24,800,000 shares of Common Stock, no par value per share, and 200,000 shares of Series B Common Stock, no par value per share.

COMMON STOCK

     The holders of Synbiotics Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Holders of Synbiotics Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors of Synbiotics out of funds legally available. In the event of liquidation, dissolution or winding up of Synbiotics, holders of Synbiotics Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, such that the holders of Common Stock shall be entitled to receive, prior and in preference to any distribution to the holders of Series B Common Stock the greater of (a) ten dollars for each share of Common Stock then held by them or (b) an amount for each share of Common Stock then held by them equal to ten times the amount which, after such distribution, would remain available for distribution to holders of Series B Common Stock for each share of Series B common Stock then held by them. If the assets available for distribution among the holders of the stock are insufficient to permit the payment to the holders of Common Stock of the indicated preferential amount, then the entire amount of assets available for distribution to the holders of the stock shall be distributed among the holders of Common Stock ratably. Holders of Synbiotics Common Stock have no preemptive rights. There are no redemption or sinking fund provisions applicable to the Synbiotics Common Stock. All outstanding shares of Synbiotics Common Stock are fully paid and nonassessable.

     If the Synbiotic Charter Amendment is approved by the shareholders of Synbiotics, Synbiotics' Restated Articles will contain no provision relating to dividends or to the liquidation, dissolution or winding up of Synbiotics, whether voluntary or involuntary.

SERIES B COMMON STOCK

     The holders of Synbiotics Series B Common Stock are entitled to one-tenth vote for each share held of record on all matters submitted to a vote of the shareholders. No dividends may be declared or paid with respect to any share of Series B Common Stock. In the event of liquidation, dissolution or winding up of Synbiotics, holders of Synbiotics Series B Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and a certain liquidation preference to the holders of Common Stock, such that the largest amount that the holders of Series B Common Stock, as a class, shall be entitled to receive is one-eleventh of any distribution of assets. Holders of Synbiotics Series B Common Stock have no preemptive rights. There are no redemption or sinking fund provisions applicable to the Synbiotics Series B Common Stock.

     There are no outstanding shares of Synbiotics Series B Common Stock.

     At September 6, 1996, there were 6,000,706 shares of Synbiotics Common Stock outstanding and held of record by approximately 574 shareholders.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for Synbiotics' Common Stock is ChaseMellon Shareholder Services L.L.C. (effective September 3, 1996).

                        COMPARISON OF RIGHTS OF HOLDERS
                       OF SYNBIOTICS AND ICG COMMON STOCK

     Upon distribution of Acquisition Shares to the Redeeming Stockholders as contemplated following the Acquisition, such Redeeming Stockholders will no longer be stockholders of ICG, which is a corporation organized under Delaware law, and instead will become shareholders of Synbiotics, a corporation governed by the laws of California, as well as by the Restated Articles and Bylaws of Synbiotics. There are substantial similarities between California and Delaware law, as well as between the corporation charters and Bylaws of Synbiotics and ICG; however, a number of differences do exist. The following is a summary of those differences that might significantly affect the rights of ICG stockholders.

     Stockholder Approval of Acquisitions, Reorganizations and Certain Business
     --------------------------------------------------------------------------
Combinations.  Both  the California Law and the Delaware General Corporation Law
- ------------
(the "Delaware Law") generally require that a majority of the stockholders of both the acquiring and target corporations approve statutory mergers. The Delaware Law does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if (i) the merger agreement does not amend the existing certificate of incorporation, (ii) each share of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger and (iii) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the merger. The California Law contains a similar exception to its voting requirements for reorganizations of corporations whose shareholders immediately prior to the reorganization, or the corporation itself, or both, will, immediately after the reorganization, own equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity.

     Both the California Law and the Delaware Law also require that a sale of all or substantially all of the assets of a corporation be approved by a majority of the voting shares of the corporation transferring such assets.

     The Delaware Law generally does not require class voting, except in certain transactions involving an amendment to the certificate of incorporation which adversely affects a specific class of shares. In contrast, with certain exceptions, the California Law requires that mergers, reorganizations, certain sales of assets and similar transactions be approved by a majority vote of each class of shares outstanding, subject to certain exceptions. Therefore, should Synbiotics authorize and issue shares of a new class of capital stock, the holders thereof would generally vote as a separate class.

     Section 1203 of the California Law also provides that, except in certain circumstances, when a tender offer or a proposal for a reorganization or for a sale of assets is made by an interested party (generally a controlling or managing party of the target corporation), an affirmative opinion in writing as to the fairness of the consideration to be paid to the shareholders must be delivered to shareholders. This fairness opinion requirement does not apply to a corporation which does not have shares held of record by a least 100 persons, or to a transaction which has been qualified under California state securities laws. Furthermore, if a tender of shares or vote is sought pursuant to an interested party's proposal and a later proposal is made by another party at least ten days prior to the date of acceptance of the interested party proposal, the shareholder must be informed of the later offer and be afforded a reasonable opportunity to withdraw any vote, consent or proxy, or to withdraw any tendered shares.

     The California Law also requires that holders of nonredeemable common stock receive nonredeemable common stock in a merger of the corporation with the holder of more than 50% but less than 90% of such common stock or its affiliate unless all of the holders of such common stock consent to the transaction. This provision of the California Law may have the effect of making a "cash-out" merger by a majority shareholder more difficult to accomplish.

     Although the Delaware Law does not parallel the California Law in this respect, under some circumstances, Section 203 of the Delaware Law ("Section 203") does provide similar protection against coercive two-tiered bids for a corporation in which the stockholders are not treated equally. Section 203 only applies to Delaware corporations which have a class of voting stock that is listed on a national securities exchange, are quoted on an interdealer quotation system or are held of record by more than 2,000 stockholders. A Delaware corporation may elect not to be governed by
Section 203 by a provision in its original certificate of incorporation or an amendment thereto or to the bylaws, which amendment must be approved by majority stockholder vote and may not be further amended by the board of directors.

     Section 203 prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for three years following the date that such person becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or group who or which owns 15% or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

     For purposes of Section 203, the term "business combination" is defined broadly to include mergers with or caused by the interested stockholder, sales or other dispositions to the interested stockholder (except proportionately with the corporation's other stockholders) of assets of the corporation or a subsidiary equal to 10% or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock; the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested stockholder (except for transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock); or receipt by the interested stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

     The three-year moratorium imposed on business combinations by Section 203 does not apply if: (i) prior to the date on which such stockholder becomes an interested stockholder the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested stockholder; (ii) the interested stockholder owns 85% of the corporation's voting stock upon consummation of the transaction which made him an interested stockholder (excluding from the 85% calculation shares owned by directors who are also officers of the target corporation and shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer); or (iii) on or after the date such person becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholder meeting by 66-2/3% of the voting stock not owned by the interested stockholder.

     Section 203 has been challenged in lawsuits arising out of ongoing takeover disputes, and it is not yet clear whether and to what extent its constitutionality will be upheld by the courts. Although the United States District Court for the District of Delaware has consistently upheld the constitutionality of Section 203, the Delaware Supreme Court has not yet considered the issue. Section 203 has the effect of limiting the ability of a potential acquiror to make a two-tiered bid for a corporation in which all stockholders would not be treated equally. Section 203 should also discourage certain potential acquirors unwilling to comply with its provisions.

     Rights Upon Liquidation.  ICG's Restated Certificate of Incorporation (the
     -----------------------
"Restated Certificate") permits the Board of Directors to fix by resolution any provisions relating to the rights, preferences and privileges of its preferred stock upon any liquidation, dissolution or winding up of ICG.

     Synbiotics's Restated Articles state that in the event of liquidation, dissolution or winding up of Synbiotics, holders of Synbiotics Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, such that the holders of Common Stock shall be entitled to receive, prior and in preference to any distribution to the holders of Series B Common Stock the greater of (a) ten dollars for each share of Common Stock then held by them or
(b) an amount for each share of Common Stock then held by them equal to ten times the amount which, after such distribution, would remain available for distribution to holders of Series B Common Stock for each share of Series B common Stock then held by them. If the assets available for distribution among the holders of the stock are insufficient to permit the payment to the holders of Common Stock of the indicated preferential amount, then the entire amount of assets available for distribution to the holders of the stock shall be distributed among the holders of Common Stock ratably.

     However, if the Synbiotics Charter Amendment is approved by the shareholders of Synbiotics, Synbiotics' Restated Articles will contain no provision relating to the liquidation, dissolution or winding up of Synbiotics, whether voluntary or involuntary.

     Cumulative Voting.  Both the California Law and Synbiotics's Bylaws provide
     -----------------
for cumulative voting of shares by any shareholder in any election of directors provided that (i) the name of the candidate for whom the shareholder wishes to cumulate votes has been placed in nomination prior to commencement of the voting and (ii) the shareholder has given notice prior to commencement of the voting of his, her or its intent to cumulate votes. If any shareholder has given the notice set forth in clause (ii) above, all shareholders are entitled to cumulate votes.

     Under the Delaware Law, cumulative voting in the election of directors is not mandatory, and ICG's Bylaws do not provide for cumulative voting.

     Classified Board of Directors.  A classified board is one in which a
     -----------------------------
certain number, but not all, of the directors are elected on a rotating basis each year. ICG's Restated Certificate and Bylaws do not provide for a classified Board of Directors. Likewise, Synbiotics' Restated Articles and Bylaws do not provide for a classified Board of Directors.

     Size of the Board of Directors.  The Bylaws of ICG provide for a Board of
     -------------------------------
Directors of from three to 12 members, with the number of directors currently set at six. This fixed number may be changed within the stated range by the ICG Board of Directors or a vote of a majority of the outstanding shares of ICG stock entitled to vote.

     The Bylaws of Synbiotics provide for a Synbiotics Board of Directors of from five to nine members, with the exact number currently set at six members, to be changed to five effective upon the Synbiotics Meeting. The indefinite number of directors may be changed, or a definite number may be fixed without provision for an indefinite number, by the vote of the holders of a majority of the outstanding Synbiotics shares entitled to vote, provided, however, that an amendment reducing the fixed number or the minimum number of directors to a number less than five cannot be adopted if the votes cast against its adoption are equal to more than 16-2/3% of the outstanding shares entitled to vote thereon.

     Removal of Directors.  Section 141(k) of the Delaware Law provides that (i)
     --------------------
in the case of a Delaware corporation having cumulative voting, if less than the entire board is to be removed, a director may not be removed without cause unless the number of shares voted against such removal would not be sufficient to elect the director under cumulative voting and, in the case where the holders of a class or series are entitled to elect one or more directors, any director so elected may not be removed without cause unless the number of shares voted against such removal (based on the vote of the holders of the outstanding shares of that class or series) would not be sufficient to elect the director under cumulative voting and (ii) a director of a corporation with a classified board of directors may be removed only for cause, unless the certificate of incorporation otherwise provides. ICG does not have cumulative voting and does not have a classified board of directors, therefore Section 141(k) of the Delaware Law does not restrict the ability of ICG's stockholders to remove directors. Any individual ICG director may be removed from office at any time with or without cause, by the affirmative vote of a majority of shares entitled to vote at an election of directors.

     Section 303 and 304 of the California Law provide that (i) directors may be removed by the remainder of the board, without cause, upon approval by the holders of a majority of the outstanding shares of common stock entitled to vote (subject to certain limitations which prevent any such removal where the removal is opposed by a number of votes sufficient to elect a director, if the corporation's board were elected by a cumulative vote) and (ii) directors may be removed for fraudulent or dishonest acts or gross abuses of authority or discretion following a suit brought by shareholders holding at least 10% of the outstanding shares of any class of capital stock. In addition, Section 302 of the California Law permits a corporation's board to remove directors declared of unsound mind by a court or convicted of a felony.

     Filling Vacancies on the Board of Directors.  ICG's Restated Certificate
     -------------------------------------------
and Bylaws provide that any vacancy on the ICG Board of Directors that results from an increase in the number of directors and any other vacancy on the ICG Board of Directors may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director. If, at the time of filling any vacancy or newly created directorship, the directors then in office shall constitute less than a majority of the Board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholder's holding at least 10% of the total number of shares of the time outstanding having the right to vote for such directors, order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

     Synbiotics's Bylaws provide that any vacancy on the Synbiotics Board of Directors other than one created by removal of a director may be filled by a majority of the remaining directors even if less than a quorum, or by a sole remaining director. In addition, California Law provides that a vacancy created by the removal of a director by a shareholder vote or by a court order may be filled only (i) by a vote of the holders of a majority of shares entitled to vote at a duly called shareholder meeting or (ii) by the unanimous written consent of all outstanding shares entitled to vote thereon, unless the Bylaws of Articles of Incorporation of such corporation provide otherwise. Each director so elected shall hold office until the next annual meeting of the shareholders and until a successor has been elected and qualified. Any vacancies on the Board of Directors (other than those created by removal) not filled by the directors may be filled by written consent of the holders of a majority of the outstanding shares entitled to vote thereon.

     Amendments to Charter Documents.  Pursuant to the Delaware Law and ICG's
     -------------------------------
Restated Certificate, the Restated Certificate may be amended with the approval of the ICG Board of Directors and upon adoption thereof by the affirmative vote of a majority of the votes cast by the holders of ICG capital stock entitled to vote thereon; however, any amendment to Article V, VII, XI, XII, XIII or XIV of the Restated Certificate requires the affirmative vote of at least 66-2/3% of the holders of all the outstanding shares entitled to vote thereon.

     In contrast, neither Synbiotics' Restated Articles nor Bylaws contain any provisions relating to amendments to the Articles of Incorporation of Synbiotics. However, under the California Law, Synbiotics' Restated Articles may be amended with the approval of the Synbiotics Board of Directors and, in certain instances, the approval of the holders of a majority (or, in certain instances, a super majority) of the outstanding Synbiotics shares entitled to vote.

     Amendments to Bylaws.  Under the Delaware Law, bylaws may be amended or
     --------------------
repealed or new bylaws adopted by action of the stockholders entitled to vote thereon; provided, however, that any corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon its Board of Directors; provided that no amendment or supplement to the bylaws adopted by the Board of Directors may vary or conflict with any amendment or supplement adopted by the stockholders. The Restated Certificate confers upon the Board of Directors and stockholders of ICG the right to alter or repeal any bylaw at any regular meeting of the stockholders or of the Board of Directors or at any special meeting of the stockholders or of the Board of Directors if notice of such alteration or repeal be contained in the notice of such special meeting.

     Synbiotics's Bylaws may be amended or repealed or new bylaws may be adopted by either the Synbiotics Board of Directors or by the holders of Synbiotics Common Stock entitled to exercise a majority of the voting power; provided that
(i) if the Articles of Incorporation of Synbiotics set forth the number of authorized directors, then the authorized number of directors may be changed only by an amendment of the Articles of Incorporation, and (ii) the authority of the Synbiotics Board of Directors to amend or repeal bylaws or adopt new bylaws is subject to the authority of the Synbiotics shareholders.

     Power to Call Special Shareholders' Meetings; Shareholder Action by Written
     ---------------------------------------------------------------------------
Consent; Requiring Shareholder Notice of New Business at Synbiotics Meeting.
- ----------------------------------------------------------------------------
Pursuant to ICG's Bylaws, special meetings of ICG's stockholders may be called at any time by the ICG President or Chairman of the Board and will be called by the President or Secretary at the request in writing of a majority of the Board of Directors or stockholders owning at least 10% of the capital stock of ICG issued and outstanding and entitled to vote. ICG's Bylaws permit the stockholders to act by the written consent of the outstanding shares having not less than the minimal number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. ICG's Bylaws do not require the stockholders of ICG to provide prior written notice to ICG in order to submit new matters at the stockholders' annual meeting or at a special meeting.

     Similarly, pursuant to Synbiotics' Bylaws, special meetings of Synbiotics' shareholders may be called at any time by the Board of Directors, the chairman of the Board, the President, a Vice President, the Secretary or by one or more shareholders holding not less than 10% of the voting power of the corporation. Synbiotics's Bylaws permit the Synbiotics shareholders to act by the written consent of the outstanding shares having not less than the minimal number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, provided that in acting to elect a director, other than to fill a vacancy on the Board of Directors, Synbiotics' Bylaws require shareholders to fill such vacancy by the unanimous written consent of holders of the shares entitled to vote for the election of directors. Synbiotics' Bylaws do not require its shareholders to provide prior written notice to Synbiotics in order to submit new matters at the shareholders' annual meeting.

     Loans to Officers and Employees. Under the Delaware Law, a corporation may
     -------------------------------
make loans to, guarantee the obligations of or otherwise assist its officers or other employees and those of its subsidiaries (including directors who are also officers of employees) when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation.

     Under the California Law, Synbiotics may, upon approval of the Board of Directors alone, make loans of money or property to, or guarantee the obligations of, any officer of Synbiotics or its parent or subsidiary, whether or not a director, or adopt an employee benefit plan or plans authorizing such loans or guaranties provided that (i) the Board of Directors determines that such a loan or guaranty or plan may reasonably be expected to benefit Synbiotics, (ii) Synbiotics has outstanding shares held of record by 100 or more persons (as determined in Section 605 of the California Law) on the date of approval by the Board of Directors, and (iii) the approval of the Board of Directors is a vote sufficient without counting the vote of any interested director or directors.

     Indemnification and Limitation of Liability. There are certain differences
     -------------------------------------------
between the California Law and the Delaware Law respecting indemnification and limitation of liability. The laws of both states permit corporations to adopt a provision in their articles of incorporation eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty of care. ICG's Restated Certificate eliminates the liability of directors for monetary damages to the corporation to the fullest extent permitted by the Delaware Law. The Delaware Law does not permit the elimination of monetary liability where such liability is based on: (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) transactions from which the director received an improper personal benefit. Such limitations of liability provision also may not limit a director's liability for violation of, or otherwise relieve ICG or its directors from the necessity of complying with federal or state securities laws, or affect the availability of nonmonetary remedies such as injunctive relief or rescission.

     Synbiotics' Restated Articles eliminate the liability of directors for monetary damages to the corporation to the fullest extent currently permissible under the California Law. The California Law does not permit the elimination of monetary liability where such liability is based on: (i) intentional misconduct or knowing and culpable violation of law; (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith in the part of the director; (iii) receipt of an improper personal benefit; (iv) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders; (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders; (vi) interested transactions between the corporation and a director in which a director has a material financial interest; and (vii) liability for improper distributions, loans or guarantees.

     The Bylaws of ICG provide for indemnification of its officers and directors to the fullest extent permitted by the Delaware Law. The Delaware Law generally permits indemnification of expenses incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a disinterested quorum of the directors, by independent legal counsel or by a majority vote of a quorum of the stockholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in or (in contrast to the California Law) not opposed to the best interests of the corporation. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his duty to the corporation. The Delaware Law requires indemnification of expenses when the individual being indemnified has successfully defended the action on the merits or otherwise.

     Likewise, the Restated Articles of Synbiotics provide for indemnification of its officers and directors to the fullest extent permitted by the California Law. The California Law permits indemnification of expenses incurred in derivative or third-party actions, except that with respect to derivative actions (i) no indemnification may be made without court approval when a person is adjudged liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless a court determines such person is entitled to indemnity for expenses, and then such indemnification may be made only to the extent that such court shall determine, and (ii) no indemnification may be made without court approval in respect of amounts paid or expenses incurred in settling or otherwise disposing of a threatened or pending action or amounts incurred in defending a pending action which is settled or otherwise disposed of without court approval.

     Indemnification is permitted by the California Law only for acts taken in good faith and believed to be in the best interests of the corporation and its shareholders, as determined by a majority vote of a disinterested quorum of the directors, independent legal counsel (if a quorum of independent directors is not obtainable), a majority vote of a quorum of the shareholders (excluding shares owned by the indemnified party) or the court handling the action.

     The California Law requires indemnification when the individual has successfully defended the action on the merits (as opposed to Delaware law which requires indemnification relating to a successful defense on the merits or otherwise).

     The Delaware Law provides that the indemnification provided by statute shall not be deemed exclusive of any other rights under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Both the California Law and the Restated Articles of Synbiotics provide for indemnification of agents (as defined in Section 317 of the California Law) through bylaws, agreements with agents, vote of shareholders or disinterested directors or otherwise in excess of that specifically authorized by Section 317 of the California Law, subject to certain limits set forth in Section 204 of the California Law. Synbiotics has entered into indemnification agreements with its officers and directors.

     Inspection of Stockholder List. Both the California Law and the Delaware
     ------------------------------
Law allow any stockholder to inspect the stockholder list for a purpose reasonably related to such person's interest as stockholder. The California Law provides, in addition, for an absolute right to inspect and copy the corporation's shareholder list by persons holding an aggregate of 5% or more of a corporation's voting shares or shareholders holding an aggregate of 1% or more of such shares who have filed a Schedule 14B with the Securities and Exchange Commission relating to the election of directors.

     The Delaware Law does not provide for any such absolute right of inspection, and no such right is granted under the Restated Certificate or Bylaws of ICG, except with respect to the right of stockholders to examine a complete list of the stockholders entitled to vote at a meeting of stockholders, for any purpose germane to the meeting, for a period of at least 10 days prior to the meeting. Lack of access to stockholder records, even though unrelated to the stockholder's interest as a stockholder, could result in impairment of the an unexcused pattern stockholder's ability to coordinate opposition to management proposals, including proposals with respect to a change in control of the corporation.


                            INDEPENDENT ACCOUNTANTS

     Price Waterhouse LLP serves as Synbiotics' independent accountants. Representatives of Price Waterhouse LLP are expected to be present at the Synbiotics Meeting, will be given the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

     Coopers & Lybrand L.L.P. serves as ICG's independent accountants. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the ICG Meeting, will be given the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.


                                 LEGAL MATTERS

     Certain legal matters with respect to the legality of the issuance of the shares of Synbiotics Common Stock offered hereby will be passed upon for Synbiotics by Brobeck, Phleger & Harrison LLP, San Diego, California.

     McCausland, Keen & Buckman, Radnor, Pennsylvania, is acting as counsel for ICG in connection with certain legal matters relating to the Acquisition and the transactions contemplated thereby.


                                    EXPERTS

     The financial statements as of December 31, 1995 and 1994 and for the year ended December 31, 1995, the nine months ended December 31, 1994 and the year ended March 31, 1994 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The balance sheets as of June 30, 1995 and June 30, 1996 and the statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended June 30, 1996 of International Canine Genetics, Inc. included in this Registration Statement, have been included herein in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in auditing and accounting.

                                 OTHER MATTERS

     Synbiotics.  Price Waterhouse LLP has served as the independent accountants
     ----------
of Synbiotics for a number of years. Although management anticipates that this relationship will continue to be maintained during fiscal 1996, it is not proposed that any formal action be taken at the Synbiotics Meeting with respect to the continued engagement of price Waterhouse LLP.

     The Synbiotics Board of Directors knows of no other business which will be presented at the Synbiotics Meeting. If any other business is properly brought before the Synbiotics Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SYNBIOTICS MEETING, YOU ARE URGED TO COMPLETE, SIGN AND RETURN YOUR PROXY PROMPTLY.

     ICG.  The ICG Board of Directors knows of no other business which will be
     ---
presented at the ICG Meeting. If any other business is properly brought before the ICG Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ICG MEETING, YOU ARE URGED TO COMPLETE, SIGN AND RETURN YOUR PROXY PROMPTLY.

                                  BY ORDER OF THE SYNBIOTICS BOARD OF DIRECTORS


September 16, 1996                                  Michael K. Green, Secretary
San Diego, California


                                         BY ORDER OF THE ICG BOARD OF DIRECTORS


September 16, 1996                                     John R. Bauer, Secretary
Malvern, Pennsylvania

                         INDEX TO FINANCIAL STATEMENTS

SYNBIOTICS FINANCIAL STATEMENTS

   Condensed Balance Sheet as of June 30, 1996 (unaudited)..............    F-2

   Condensed Statement of Operations for the six months ended
   June 30, 1996 (unaudited)............................................    F-3

   Condensed Statement of Cash Flows for the six months ended
   June 30, 1996 (unaudited)............................................    F-4

   Notes to Financial Statements for the six months ended
   June 30, 1996 (unaudited)............................................    F-5

   Report of Independent Accountants....................................    F-6

   Balance Sheet as of December 31, 1995 and 1994.......................    F-7

   Statement of Operations for the year ended December 31, 1995, the nine months ended December 31, 1994 and the year ended
   March 31, 1994                                                           F-8

   Statement of Cash Flows for the year ended December 31, 1995, the nine months ended December 31, 1994 and the year ended
   March 31, 1994.......................................................    F-9

   Statement of Shareholders' Equity for the year ended December 31,
   1995, the nine months ended December 31, 1994 and the year ended
   March 31, 1994.......................................................    F-10

   Notes to Financial Statements for the year ended
   December 31, 1995, the nine months ended December 31, 1994
   and the year ended March 31, 1994....................................    F-11

ICG FINANCIAL STATEMENTS

   Report of Independent Accountants....................................    F-20

   Balance Sheet as of June 30, 1995 and 1996...........................    F-21

   Statement of Operations for the years ended
   June 30, 1994, 1995 and 1996.........................................    F-22

   Statement of Cash Flows for the years ended
   June 30, 1994, 1995 and 1996.........................................    F-23

   Statements of Stockholders' Equity (Deficit) for each of the three
   years in the period ended June 30, 1996..............................    F-24

   Notes to Financial Statements for the years
   ended June 30, 1994, 1995 and 1996...................................    F-25

                             SYNBIOTICS CORPORATION
                            CONDENSED BALANCE SHEET
                                  (Unaudited)

                                                                      JUNE 30,      DECEMBER 31,
                                                                        1996            1995
                                                                    -------------   -------------
ASSETS

Current assets:
  Cash and equivalents...........................................   $  2,970,000    $  1,017,000
  Securities available for sale..................................      3,087,000
  Accounts receivable............................................      2,124,000       1,430,000
  Inventories....................................................      4,824,000       3,439,000
  Other current assets...........................................        565,000         578,000
                                                                    ------------    ------------
     Total current assets........................................     13,570,000       6,464,000

Property and equipment, net......................................        715,000         879,000
Securities available for sale....................................             --       2,533,000
Other assets.....................................................      1,778,000       1,582,000
                                                                    ------------    ------------
                                                                    $ 16,063,000    $ 11,458,000
                                                                    ============    ============

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses..........................   $  1,590,000    $  1,613,000
  Other current liabilities......................................        671,000         697,000
                                                                    ------------    ------------
     Total current liabilities...................................      2,261,000       2,310,000
                                                                    ------------    ------------

Shareholders' equity:
  Common stock, no par value, 24,800,000 shares authorized,
     6,000,000 and 5,816,000 shares issued and outstanding at
     June 30, 1996 and December 31, 1995.........................     29,801,000      29,351,000
  Unrealized holding losses from securities available for sale...                     (1,035,000)
  Accumulated deficit............................................    (15,999,000)    (19,168,000)
                                                                    ------------    ------------

     Total shareholders' equity..................................     13,802,000       9,148,000
                                                                    ------------    ------------
                                                                    $ 16,063,000    $ 11,458,000
                                                                    ============    ============




           See accompanying notes to condensed financial statements.

                             SYNBIOTICS CORPORATION
                 CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)

                                                                    SIX MONTHS ENDED
                                                                        JUNE 30,
                                                               --------------------------
                                                                   1996          1995
                                                               ------------   -----------
Revenues:
  Product sales.............................................    $10,851,000    $8,637,000
  License fees and other....................................        230,000       148,000
  Interest..................................................         54,000        17,000
                                                                -----------    ----------
                                                                 11,135,000     8,802,000
                                                                -----------    ----------

Costs and expenses:
  Cost of sales.............................................      5,334,000     4,487,000
  Research and development..................................        461,000       418,000
  Selling and marketing.....................................      2,358,000     2,360,000
  General and administrative................................        854,000       712,000
                                                                -----------    ----------
                                                                  9,007,000     7,977,000
                                                                -----------    ----------

Income before gain on sale of securities
  available for sale and gain on disposition of
  investment in affiliated company..........................      2,128,000       825,000

Gain on sale of securities available for sale...............      1,159,000
Gain on disposition of investment in affiliate..............             --       931,000
                                                                -----------    ----------

Income before income taxes..................................      3,287,000     1,756,000

Provision for income taxes..................................        118,000        22,000
                                                                -----------    ----------
Net income..................................................    $ 3,169,000    $1,734,000
                                                                ===========    ==========
Net income per share........................................    $       .53    $      .30
                                                                ===========    ==========
Weighted average shares outstanding.........................      5,968,000     5,805,000
                                                                ===========    ==========

Net income per share was computed based upon the weighted average number of shares outstanding, including common stock equivalents.




           See accompanying notes to condensed financial statements.

                             SYNBIOTICS CORPORATION
                 CONDENSED STATEMENT OF CASH FLOWS (UNAUDITED)


                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                            ---------------------------
                                                                1996           1995
                                                            ------------   ------------
Cash flows from operating activities:
   Net income............................................   $ 3,169,000     $1,734,000
   Adjustments to reconcile net income to net cash
    provided by operating activities:
     Depreciation and amortization.......................       417,000        507,000
     Gain on sale of securities available for sale.......    (1,159,000)
     Gain on disposition of investment in affiliate......                     (931,000)
       Changes in assets and liabilities:
           Accounts receivable...........................      (694,000)      (385,000)
           Inventories...................................    (1,385,000)       111,000
           Other assets..................................            --         35,000
           Accounts payable and accrued expenses.........       (23,000)      (144,000)
           Other liabilities.............................       (26,000)         2,000
                                                            -----------     ----------
Net cash provided by operating activities................       299,000        929,000
                                                            -----------     ----------

Cash flows from investing activities:
   Acquisition of property and equipment.................       (37,000)       (75,000)
   Investment in securities available for sale...........    (3,087,000)            --
   Proceeds from sale of securities available for sale...     4,727,000             --
                                                            -----------     ----------
Net cash provided by (used for) investing activities.....     1,603,000        (75,000)
                                                            -----------     ----------

Cash flows from financing activities:
   Proceeds from issuance of common stock, net...........        51,000        (10,000)
                                                            -----------     ----------

Net cash provided by (used for) financing activities.....        51,000        (10,000)
                                                            -----------     ----------

Net increase in cash and equivalents.....................     1,953,000        844,000

Cash and equivalents -- beginning of year................     1,017,000        447,000
                                                            -----------     ----------

Cash and equivalents -- end of period....................   $ 2,970,000     $1,291,000
                                                            ===========     ==========




           See accompanying notes to condensed financial statements.

                         NOTES TO FINANCIAL STATEMENTS
               FOR THE SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED)



1.   SIGNIFICANT ACCOUNTING POLICIES

The accompanying balance sheet as of June 30, 1996 and the statements of operations and of cash flows for the six month periods ended June 30, 1996 and 1995 have been prepared by Synbiotics Corporations (the Company) and have not been audited. These financial statements, in the opinion of management, include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial position, results of operations and cash flows for all periods presented. The financial statements should be read in conjunction with the financial statements and the notes thereto as of and for the year ended December 31, 1995, included elsewhere herein. Interim operating results are not necessarily indicative of operating results for the full year.

2.   SECURITIES AVAILABLE FOR SALE

Included in current assets are securities for sale which consist primarily of short-term commercial paper.

3.   INVENTORIES

Inventories consist of the following:

                              June 30,     December 31,
                                1996           1995
                             -----------   ------------

       Raw materials          $  911,000     $  665,000
       Work in progress          636,000        633,000
       Finished goods          3,277,000      2,141,000
                              ----------     ----------

                              $4,824,000     $3,439,000
                              ==========     ==========


                       REPORT OF INDEPENDENT ACCOUNTANTS
                       ---------------------------------



To the Board of Directors and Shareholders of Synbiotics Corporation


In our opinion, the accompanying balance sheet and the related statements of operations, of cash flows and of shareholders' equity present fairly, in all material respects, the financial position of Synbiotics Corporation at December 31, 1995 and 1994, and the results of its operations and its cash flows for the year ended December 31, 1995, the nine months ended December 31, 1994 and the year ended March 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts of disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



PRICE WATERHOUSE LLP

San Diego, California
February 15, 1996

                             SYNBIOTICS CORPORATION
                                 BALANCE SHEET

                                                                              December 31,
                                                                      -----------------------------
                                                                          1995            1994
                                                                      -------------   -------------
ASSETS

Current assets:
  Cash and equivalents.............................................   $  1,017,000    $    447,000
  Accounts receivable (net of allowance for doubtful accounts of
     $51,000 and $82,000 at December 31, 1995 and 1994)............      1,430,000       1,444,000
  Inventories......................................................      3,439,000       2,763,000
  Securities available for sale....................................            ---         502,000
  Other current assets.............................................        578,000         963,000
                                                                      ------------    ------------
  Total current assets.............................................      6,464,000       6,119,000

Property and equipment, net........................................        879,000       1,329,000
Securities available for sale......................................      2,533,000         942,000
Other assets.......................................................      1,582,000       1,921,000
                                                                      ------------    ------------
                                                                      $ 11,458,000    $ 10,311,000
                                                                      ============    ============

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses............................   $  1,613,000    $  1,662,000
  Other current liabilities........................................        697,000         695,000
                                                                      ------------    ------------
  Total current liabilities........................................      2,310,000       2,357,000
                                                                      ------------    ------------

Commitments (Note 9)

Shareholders' equity:
  Common stock, no par value, 24,800,000 shares authorized,
     5,816,000 and 5,803,000 shares issued and outstanding at
     December 31, 1995 and 1994....................................     29,351,000      29,318,000
  Unrealized holding losses from securities available for sale.....     (1,035,000)     (1,695,000)
  Accumulated deficit..............................................    (19,168,000)    (19,669,000)
                                                                      ------------    ------------

  Total shareholders' equity.......................................      9,148,000       7,954,000
                                                                      ------------    ------------
                                                                      $ 11,458,000    $ 10,311,000
                                                                      ============    ============


                See accompanying notes to financial statements.

                             SYNBIOTICS CORPORATION
                            STATEMENT OF OPERATIONS



                                                                     NINE MONTHS
                                                     YEAR ENDED         ENDED        YEAR ENDED
                                                    DECEMBER 31,    DECEMBER 31,     MARCH 31,
                                                        1995            1994            1994
                                                    -------------   -------------   ------------
Revenues:
  Products.......................................    $13,676,000     $ 6,233,000     $14,144,000
  Interest.......................................         46,000          75,000         137,000
  License fees and others........................        396,000         234,000         352,000
                                                     -----------     -----------     -----------
                                                      14,118,000       6,542,000      14,633,000
                                                     -----------     -----------     -----------

Cost and expenses:
  Cost of products...............................      8,009,000       3,835,000       6,700,000
  Research and development.......................        906,000         833,000         611,000
  Selling and marketing..........................      4,147,000       3,338,000       4,264,000
  General and administrative.....................      1,486,000       1,630,000       2,701,000
                                                     -----------     -----------     -----------
                                                      14,548,000       9,636,000      14,276,000
                                                     -----------     -----------     -----------

(Loss) income before gain on disposition of
  investment in affiliate........................       (430,000)     (3,094,000)        357,000

Gain on disposition of investment in affiliate...        931,000       2,036,000              --
                                                     -----------     -----------     -----------

Net income (loss)................................    $   501,000     $(1,058,000)    $   357,000
                                                     ===========     ===========     ===========

Net income (loss) per share......................    $       .09     $      (.18)    $       .06
                                                     ===========     ===========     ===========

Weighted average shares outstanding..............      5,832,000       5,803,000       5,859,000
                                                     ===========     ===========     ===========




                See accompanying notes to financial statements.

                             SYNBIOTICS CORPORATION
                            STATEMENT OF CASH FLOWS


                                                                             NINE MONTHS
                                                             YEAR ENDED         ENDED        YEAR ENDED
                                                            DECEMBER 31,    DECEMBER 31,     MARCH 31,
                                                                1995            1994            1994
                                                            -------------   -------------   ------------

Cash flows from operating activities:
  Net income (loss)......................................     $  501,000     $(1,058,000)   $   357,000
  Adjustments to reconcile net income (loss) to net
     cash provided by (used for) operating activities:
     Depreciation and amortization.......................      1,028,000         677,000      1,003,000
     Gain on disposition of investment in affiliate......       (931,000)     (2,036,000)
     Changes in assets and liabilities:
        Accounts receivable..............................         14,000       1,691,000     (1,297,000)
        Receivables from affiliates......................                         88,000        (58,000)
        Inventories......................................       (676,000)       (615,000)      (504,000)
        Other assets.....................................        334,000        (472,000)      (172,000)
        Accounts payable and accrued expenses............        (43,000)       (379,000)       878,000
        Other liabilities................................          2,000          (8,000)        40,000
                                                              ----------     -----------    -----------

Net cash provided by (used for) operating activities.....        229,000      (2,112,000)       247,000
                                                              ----------     -----------    -----------

Cash flows from investing activities:
  Acquisition of property and equipment..................       (189,000)       (424,000)      (295,000)
  Investment in securities available for sale............        502,000        (502,000)
  Loans to affiliate.....................................                       (150,000)    (1,200,000)
  Payment received on loans to affiliate.................                                       600,000
                                                              ----------     -----------    -----------

Net cash provided by (used for) investing activities.....        313,000      (1,076,000)      (895,000)
                                                              ----------     -----------    -----------

Cash flows from financing activities:
  Principal payments of long-term debt...................                                        (3,000)
  Proceeds from issuance of common stock, net............         28,000                        634,000
                                                              ----------     -----------    -----------

Net cash provided by financing activities................         28,000                        631,000
                                                              ----------     -----------    -----------

Net increase (decrease) in cash..........................        570,000      (3,188,000)       (17,000)

Cash and equivalents -- beginning........................        447,000       3,635,000      3,652,000
                                                              ----------     -----------    -----------

Cash and equivalents -- ending...........................     $1,017,000     $   447,000    $ 3,635,000
                                                              ==========     ===========    ===========

                See accompanying notes to financial statements.

                             SYNBIOTICS CORPORATION
                       Statement of Shareholders' Equity

                                                                                       Unrealized
                                                                                        Holding
                                                                                      Losses from
                                      Common Stock          Series B Common Stock      Securities
                                ------------------------   -----------------------      Available       Accumulated
                                 Shares        Amount       Shares       Amount         for Sale          Deficit          Total
                                ---------   ------------   --------   ------------   --------------   -------------   --------------
Balance at March 31, 1993....   5,248,000    $28,671,000     2,000        $ 1,000               --    $(18,968,000)     $ 9,704,000

Issuance of subscribed            530,000             --        --             --               --              --               --
 common stock................

Collection of receivable for
  subscribed common stock....          --        570,000        --             --               --              --               --

Issuance of common stock
 pursuant                          23,000         73,000        --             --               --              --               --
  to exercise of stock
   options...................

Cancellation of stock options          --          2,000        --             --               --              --            2,000

Conversion of Series B
 common stock                       2,000          1,000    (2,000)        (1,000)              --              --               --
  to common stock............

Net income for the year......          --             --        --             --               --         357,000          357,000
                                ---------    -----------   -------    -----------    -------------    ------------      -----------

Balance at March 31, 1994....   5,803,000     29,317,000        --             --               --     (18,611,000)      10,706,000

Cancellation of stock options          --          1,000        --             --               --              --            1,000

Unrealized holding losses
 from                                  --             --        --             --      $(1,695,000)             --               --
  securities available for
   sale......................

Net loss for the period......          --             --        --             --               --      (1,058,000)      (1,058,000)

                                ---------    -----------   -------    -----------    -------------    ------------      -----------

Balance at December 31, 1994.   5,803,000     29,318,000        --             --       (1,695,000)    (19,669,000)       7,954,000

Issuance of common stock
 pursuant to                       13,000         33,000        --             --               --              --               --
  exercise of stock options..

Unrealized holding gains from
  securities available for             --             --        --             --          660,000              --               --
   sale......................

Net income for the year......          --             --        --             --               --         501,000          501,000
                                ---------    -----------   -------    -----------    -------------    ------------      -----------

Balance at December 31, 1995.   5,816,000    $29,351,000        --    $        --      $(1,035,000)   $(19,168,000)     $ 9,148,000
                                =========    ===========   =======    ===========    =============    ============      ===========

                See accompanying notes to financial statements.

                             SYNBIOTICS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS



THE COMPANY

Synbiotics Corporation (the "Company"), incorporated in 1982, is an animal health business which develops, manufactures and markets biological products and monoclonal antibody based diagnostic products for use in the animal health care field. The Company's principal markets are veterinarians and veterinary clinical laboratories in the United States and Europe. The Company's products are sold primarily to wholesale distributors.

INVENTORIES

Inventories are stated at the lower of cost or market; cost is determined using the first-in, first-out method.

PROPERTY AND EQUIPMENT

Property and equipment, including leasehold improvements, are recorded at cost. Maintenance costs are charged to operations as incurred. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of five to eight years or the lease terms, if shorter.

CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES

Effective April 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115") on a prospective basis. In accordance with SFAS 115, the Company determines the appropriate classification of its U.S. Government and equity securities at the time of acquisition and reevaluates such designation as of each balance sheet date. The Company has recorded these investments at fair market value as it has designated them as "available for sale". Unrealized holding losses on these investments, which are classified as a separate component of shareholders' equity, totalled $1,035,000 and $1,695,000 at December 31, 1995 and 1994, respectively.

PATENTS AND LICENSES

Patent and license costs are amortized ratably over the life of the respective patent or license.

INVESTMENTS IN FORMER AFFILIATES

UniSyn Technologies, Inc. ("UniSyn"), of which the Company was a 23% shareholder at March 31, 1994, provides research, pilot and production scale bioreactors and disposables, and contract production, for the manufacture and purification of mammalian cell-derived products. In June 1994, the Company entered into a bridge loan agreement whereby $150,000 was loaned to UniSyn. In December 1994, UniSyn issued additional shares of voting stock through a private placement offering, which reduced the Company's effective ownership to 6%. In connection with this private placement, the Company converted into common stock all of its shares of convertible preferred stock, and exchanged the $150,000 note receivable into convertible preferred stock. The conversion of the note receivable is considered to be a non-cash investing activity for the purposes of the statement of cash flows. As a result of the change in effective ownership, the Company began utilizing the cost method to account for its investment in UniSyn, which is included in other assets at December 31, 1995 and 1994.

ImmunoPharmaceutics, Inc. ("IPI"), of which the Company was a 41% shareholder at March 31, 1994, is engaged in human drug discovery utilizing proprietary
rational drug design technology.   In July 1994, IPI was acquired by Texas
Biotechnology Corporation (Note 3).

                             SYNBIOTICS CORPORATION

REVENUE RECOGNITION

Revenue from products is recognized when the products are shipped.

ADVERTISING COSTS

The Company recognizes the production costs of advertising at the time such charges are incurred. Advertising expense totalled $629,000, $393,000 and $706,000 during the year ended December 31, 1995, the nine months ended December 31, 1994 and the year ended March 31, 1994, respectively.

STOCK-BASED COMPENSATION

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", which is effective for years beginning after December 15, 1995. SFAS 123 defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and including pro forma disclosures of net income and earnings per share as if the fair value method had been applied. The Company has elected to continue to measure its stock-based compensation in accordance with APB 25 and, accordingly, does not expect the adoption of SFAS 123 to have a significant effect on its financial position or results of operations.

INCOME TAXES

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

NET INCOME (LOSS) PER SHARE

Computations of net income (loss) per share are based on the weighted average number of common shares outstanding during each year. Shares issuable upon the exercise of outstanding stock options have not been considered in the computations for the nine months ended December 31, 1994 because their effect is anti-dilutive.

STATEMENT OF CASH FLOWS

For purposes of this statement, cash includes cash investments which are highly liquid and, generally, have an original maturity of three months or less.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                             SYNBIOTICS CORPORATION

2.  CHANGE IN FISCAL YEAR

During 1994, the Company changed its fiscal year from March 31 to December 31. Accordingly, the Company's transition period, which ended on December 31, 1994, includes the nine months from April 1 to December 31, 1994. The Company's full fiscal year ending March 31, 1994 includes twelve months.

The following unaudited results of operations for the year ending December 31, 1994 and the nine months ending December 31, 1993 include all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for that period.

                                                                                NINE MONTHS
                                                                 YEAR ENDED        ENDED
                                                                 DECEMBER 31,   DECEMBER 31,
                                                                    1994           1993
                                                             ----------------  -------------
                                                                (unaudited)     (unaudited)
Revenues:
 Products                                                    $    11,718,000    $ 8,658,000
 Interest                                                             90,000        122,000
 License fees and other                                              299,000        287,000
                                                             ----------------  -------------
                                                                  12,107,000      9,067,000
                                                             ----------------  -------------

Cost and expenses:
 Cost of products                                                  6,519,000      3,918,000
 Research and development                                          1,091,000        362,000
 Selling and marketing                                             4,756,000      2,875,000
 General and administrative                                        2,415,000      1,974,000
                                                             ----------------  -------------
                                                                  14,781,000      9,129,000
                                                             ----------------  -------------
Loss before gain on disposition of investment in affiliate        (2,674,000)       (62,000)

Gain on disposition of investment in affiliate                     2,036,000             --
                                                             ----------------  -------------
Net loss                                                     $      (638,000)   $   (62,000)
                                                             ================  =============
Net loss per share                                           $          (.11)   $      (.01)
                                                             ================  =============


3.  DISPOSITION OF INVESTMENT IN AFFILIATED COMPANY

In February 1994, the Company entered into a bridge loan agreement whereby $600,000 was loaned to IPI. The note was due on March 31, 1994, bore interest at the rate of prime plus 1% and was secured by substantially all of the assets of IPI. On July 25, 1994, IPI, of which the Company was a 41% shareholder, was acquired by Texas Biotechnology Corporation ("TBC") in a triangular merger transaction whereby unregistered shares of TBC common stock were issued in exchange for all of the outstanding stock of IPI. The Company's TBC shares were registered effective December 6, 1995.

The carrying value of the Company's investment in IPI had previously been reduced to zero due to the application of the equity method of accounting for the investment in IPI. In conjunction with the acquisition by TBC, the Company exchanged its $600,000 note receivable from IPI into voting stock of IPI, which is considered to be a non-cash investing activity for purposes of the statement of cash flows.

As a result of the transaction, the Company received approximately 655,000 shares of TBC common stock. The Company valued its investment in TBC, which is accounted for utilizing the cost method, at $4.025 per share, and, as a result, recognized a gain for financial reporting purposes of approximately $2,036,000.

                             SYNBIOTICS CORPORATION

On June 30, 1995, the Company received an additional 573,000 shares of TBC common stock resulting from the satisfaction of a certain contingency on May 31, 1995 related to the acquisition of IPI by TBC. Accordingly, the Company recognized a gain for financial reporting purposes in the amount of $931,000, based on the closing price of TBC common stock on May 31, 1995 of $1.625 per share as reported on the American Stock Exchange.

The Company may receive an additional 409,000 shares of TBC common stock (the "Contingent Shares") pending the outcome of certain remaining contingencies. No amounts have been recorded related to the Contingent Shares, and no amounts will be recorded until such time as the contingencies are satisfied.


4.  PRODUCT AGREEMENTS

In December 1992, the Company entered into an agreement with SmithKline Beecham Animal Health, a division of SmithKline Beecham Corporation, whereby the Company acquired certain distribution, manufacturing and licensing rights to ten companion animal biological products in exchange for $1,000,000. As of December 31, 1995, $453,000 had been paid, and the remaining $547,000, which is included in other liabilities, will be paid based on sales of the acquired products. Any remaining balance, plus interest in the amount of $150,000, shall be due and payable in October 1996. Sales of the related products, which commenced in November 1993, totalled $757,000, $258,000 and $618,000 during the year ended December 31, 1995, the nine months ended December 31, 1994 and the year ended March 31, 1994, respectively.


5.  COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS

                                December 31,
                      ---------------------------------
                             1995                  1994
                      -----------------    -------------
Inventories:
 Raw materials          $     665,000      $   576,000
 Work in process              633,000          756,000
 Finished goods             2,141,000        1,431,000
                      -----------------    -------------
                        $   3,439,000      $ 2,763,000
                      =================    =============

                            SYNBIOTICS CORPORATION

                                                                 DECEMBER 31,
                                                       -----------------------------------
                                                             1995              1994
                                                       ----------------    ---------------
Property and equipment:
 Laboratory equipment                                  $      2,098,000    $    1,968,000
 Leasehold improvements                                       1,826,000         1,826,000
 Office equipment                                               468,000           529,000
                                                       ----------------    ---------------
                                                              4,392,000         4,323,000

 Less accumulated depreciation and amortization              (3,513,000)       (2,994,000)
                                                       ----------------    ---------------
                                                       $        879,000    $    1,329,000
                                                       ================    ===============

Depreciation expense was $639,000, $381,000 and $426,000 during the year ended December 31, 1995, the nine months ended December 31, 1994 and the year ended March 31, 1994, respectively.

                                                                DECEMBER 31,
                                                   ------------------------------------
                                                      1995                      1994
                                                   -----------           --------------
Other assets:
 Patents                                           $   79,000            $      142,000
 Licenses                                           1,556,000                 1,825,000
 Other                                                525,000                   917,000
                                                   -----------           --------------
                                                    2,160,000                 2,884,000

 Less current portion                                (578,000)                 (963,000)
                                                   -----------           --------------
                                                   $1,582,000            $    1,921,000
                                                   ===========           ==============

Accumulated amortization of patents and licenses was $1,406,000 and $1,016,000 at December 31, 1995 and 1994, respectively.

                                                              DECEMBER 31,
                                                 ----------------------------------
                                                        1995              1994
                                                 ----------------    --------------
Accounts payable and accrued liabilities:
 Accounts payable                                $     1,101,000     $   1,235,000
 Accrued vacation                                        125,000           109,000
 Accrued compensation                                     72,000            78,000
 Other                                                   315,000           240,000
                                                 ----------------    --------------
                                                 $     1,613,000     $   1,662,000
                                                 ================    ==============



                            SYNBIOTICS CORPORATION

6. RELATED PARTY TRANSACTIONS

The Company charged its former affiliates, UniSyn and IPI, and currently charges IPI, now a wholly-owned subsidiary of TBC (Note 3), for shared costs including, but not limited to, rent, utilities and property taxes. In addition, the Company charged IPI for employee benefits, insurance and certain administrative services during the nine months ended December 31, 1994 and the year ended March 31, 1994. Such charges to UniSyn, which terminated in June 1993, totalled $51,000 during the year ended March 31, 1994. IPI was charged $357,000, $388,000 and $624,000 during the year ended December 31, 1995, the nine months ended December 31, 1994 and the year ended March 31, 1994, respectively.

In June 1991, the Company entered into a three year agreement with IPI whereby IPI provided certain raw materials and/or services to the Company. The agreement called for guaranteed quarterly payments of $50,000, totalling $200,000 per year. Raw materials received by the Company were not significant during the year ended March 31, 1994. During the nine months ended December 31, 1994 and the year ended March 31, 1994, the Company charged $33,000 and $200,000, respectively, to income relating to the agreement. The agreement was terminated in May 1994.

7.  SHAREHOLDERS' EQUITY

SERIES B COMMON STOCK

In March 1994, all outstanding shares of Series B common stock were converted into shares of common stock.

STOCK OPTION PLANS

The Company had adopted a series of non-qualified and incentive stock option plans (the "Predecessor Plans"). In April 1995, the Company adopted the 1995 Stock Option/Stock Issuance Plan (the "1995 Plan") whereby an aggregate of 1,300,000 shares of the Company's common stock, inclusive of all optioned shares that were exercisable and/or issuable under the Predecessor Plans, were reserved for issuance. No further option grants may be made under the Predecessor Plans. The 1995 Plan is administered by the Board of Directors and provides that exercise prices shall not be less than 85 percent (non-qualified options) and 100 percent (incentive options) of the fair market value of the shares at the date of grant. Options will generally vest at the rate of 1/16th of the granted shares in each continuous quarter of employment and have an exercise period not more than ten years from date of grant. At December 31, 1995 options to purchase 620,000 shares are exercisable and 383,000 shares are available for future grant under the 1995 Plan.

                            SYNBIOTICS CORPORATION

The following is a summary of the stock option plans' activity:

                                        Shares of
                                       Common Stock
                       Option Prices   Underlying
                         Per Share       Options
                       --------------  -------------
March 31, 1993           $2.45-$9.25      519,000

Options granted          $3.25-$4.88       92,000
Options canceled         $2.55-$5.50      (20,000)
Options exercised        $2.45-$3.72      (23,000)
March 31, 1994           $2.45-$9.25   -------------
                                          568,000

Options granted          $2.38-$3.88      193,000
Options canceled         $2.45-$7.87      (45,000)
December 31, 1994        $2.45-$9.25   -------------
                                          716,000

Options granted          $1.63-$3.25      209,000
Options canceled         $2.45-$6.59      (13,000)
Options exercised        $2.00-$3.72      (13,000)
December 31, 1995        $1.63-$9.25   -------------
                                          899,000
                                       =============

8.  INCOME TAXES


The Company did not record a provision for Federal income taxes during the year ended December 31, 1995 and the nine months ended December 31, 1994 due to net operating losses for tax purposes. The Company did not record a provision for Federal income taxes during the year ended March 31, 1994 due to the utilization of net operating loss carryforwards. The provisions for state income taxes were $2,000 during the year ended December 31, 1995, the nine months ended December 31, 1994 and the year ended March 31, 1994, and represent minimum franchise taxes and are included in general and administrative expenses.

                            SYNBIOTICS CORPORATION

Deferred tax assets comprise the following:

                                                                             December 31,
                                                                -------------------------------------
                                                                       1995                1994
                                                                ------------------    ---------------
Federal:
 Net operating loss carryforwards                                   $    5,626,000     $    5,487,000
 Equity in losses of investees                                             714,000          1,031,000
 Investment tax, research and development and alternative
  minimum tax credit carryforwards                                         859,000           848,000
                                                                ------------------    ---------------
                                                                         7,199,000         7,366,000

 Less valuation allowance                                               (7,199,000)       (7,366,000)
                                                                ------------------    ---------------
                                                                    $           --     $          --
                                                                ==================    ===============

State:
 Net operating loss carryforwards                                   $      634,000     $     721,000
 Equity in losses of investees                                             195,000           282,000
 Investment tax and research and development credit carryforwards          216,000           215,000
                                                                ------------------    ---------------
                                                                         1,045,000         1,218,000

 Less valuation allowance                                               (1,045,000)       (1,218,000)
                                                                ------------------    ---------------
                                                                    $           --     $          --
                                                                ==================    ===============

A reconciliation of the provision for income taxes to the amount computed by applying the statutory federal income tax rate to income before income taxes follows:

                                                                              NINE MONTHS
                                                             YEAR ENDED         ENDED           YEAR ENDED
                                                             DECEMBER 31,     DECEMBER 31,       MARCH 31,
                                                                 1995             1994             1994
                                                            -------------     ------------     -------------
Amounts computed at statutory Federal rate                   $ 170,000        $  (360,000)     $    121,000
State income taxes, net of Federal benefit                      31,000            (98,000)           33,000
(Deductions) income for financial reporting purposes
 for which there is no current tax (benefit) provision        (201,000)           458,000                --
Utilization of Federal net operating loss carryforwards                                            (121,000)
Utilization of state net operating loss carryforwards                                               (33,000)
State minimum franchise tax                                      2,000              2,000             2,000
                                                            -------------     ------------     -------------
                                                             $   2,000        $     2,000       $     2,000
                                                            =============     ============     =============


                            SYNBIOTICS CORPORATION

The net changes in the valuation allowances for the year ended December 31, 1995 for Federal and state deferred tax assets were a decrease of $167,000 and $173,000 for Federal and state tax purposes, respectively, and are due to the net operating loss incurred during the year ended December 31, 1995, offset by the realization of a portion of the equity in losses of IPI due to the acquisition by TBC (Note 3). In addition, the valuation allowance for state deferred tax assets was further reduced due to the expiration of a portion of the state net operating loss carryforwards. The net changes in the valuation allowances for the nine months ended December 31, 1994 for Federal and state deferred tax assets were an increase of $167,000 and a decrease of $64,000 for Federal and state tax purposes, respectively. The changes are due to the net operating loss incurred during the nine months ended December 31, 1994, offset by the realization of a portion of the equity in losses of IPI due to the acquisition by TBC (Note 3).

The Company has available Federal net operating loss carryforwards at December 31, 1995 of approximately $16,548,000, which expire between 2001 and 2010. Available state net operating loss carryforwards at December 31, 1995 total approximately $6,816,000, which expire between 1996 and 2000. If certain substantial changes in the Company's ownership should occur, there would be an annual limitation on the amount of carryforwards which can be utilized. Unused investment tax and research and development credits at December 31, 1995 aggregate approximately $1,075,000 and expire between 1998 and 2006.


9.  COMMITMENTS

The Company leases office, laboratory and manufacturing facilities and equipment under operating leases. The facilities leases provide for escalating rental payments. Future minimum rentals under noncancelable operating leases as of December 31, 1995 are $435,000, all of which are due in 1996. Total rent expense under noncancelable operating leases was $377,000, $282,000 and $351,000 during the year ended December 31, 1995, the nine months ended December 31, 1994 and the year ended March 31, 1994, respectively.

10. SIGNIFICANT CUSTOMERS

The Company had sales to two customers totalling 44% of gross revenues during the year ended December 31, 1995. During the nine months ended December 31, 1994, sales to two customers totalled 35% of gross revenues. Sales totalling 40% of gross revenues during the year ended March 31, 1994 were made to two customers. Sales to foreign customers totalled 12%, 13%, 15% of product revenues during the year ended December 31, 1995, the nine months ended December 31, 1994 and the year ended March 31, 1994, respectively. The Company grants credit to all of its customers, substantially all of whom are in the animal health products industry.

                       REPORT OF INDEPENDENT ACCOUNTANTS
                       ---------------------------------



To the Board of Directors and Stockholders of International Canine Genetics, Inc.

We have audited the accompanying balance sheets of International Canine Genetics, Inc. as of June 30, 1996 and 1995, and the related statements of operations, stockholders equity (deficit) and cash flows for each of the three years in the period ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of International Canine Genetics, Inc. as of June 30, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1996 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


COOPERS & LYBRAND L.L.P.


2400 Eleven Penn Center
Philadelphia, Pennsylvania
August 7, 1996

                      INTERNATIONAL CANINE GENETICS, INC.
                                 BALANCE SHEETS


                                                                         June 30,        June 30,
                                                                           1995            1996
                                                                       -------------  -------------
ASSETS
Current assets:
     Cash and cash equivalents                                         $    247,559    $     26,104
     Accounts receivable, less allowance for doubtful accounts of
     $47,792 and $47,226 at June 30, 1995 and June 30, 1996,
     respectively                                                            97,018          93,986
     Inventories                                                             64,864          92,357
     Prepaid expenses                                                        17,768          37,342
     Other current assets                                                    18,167          12,316
                                                                        ------------  -------------
     Total current assets                                                   445,376         262,105

     Property and equipment, net                                            236,156         235,841
     Intangible assets, net                                                  65,882          96,961
     Security deposits                                                       36,209          48,664
     Other assets                                                            21,838          29,920
                                                                       -------------  -------------
     Total assets                                                      $    805,461    $    673,491
                                                                       =============  =============

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Notes payable                                                          $    400,000    $    500,000
Notes payable-funding agreements                                            107,162         128,955
Capital leases-current portion                                               44,877          50,843
Accounts payable                                                            165,087         283,536
Accrued expenses                                                             89,940         135,106
                                                                       -------------  -------------
Total current liabilities                                                   807,066       1,098,440
                                                                       -------------  -------------

Notes payable-funding agreements                                            362,769         327,886
Capital leases-long term                                                    102,747          89,891
Notes payable-shareholder                                                     8,880           9,471
Deferred compensation                                                       168,851         193,068
                                                                       -------------  -------------
Total liabilities                                                         1,450,313       1,718,756
                                                                       -------------  -------------

Stockholders' deficit:

Common stock, par value $.00006, authorized 10,000,000 shares,                  109             169
   issued 1,835,000 and 2,843,115 shares at June 30, 1995 and
   June 30, 1996, respectively

Additional paid-in capital                                               10,341,478      11,551,560

Treasury stock, at cost, 23,960 shares                                       (8,439)         (8,439)

Accumulated deficit                                                     (10,978,000)    (12,588,555)
                                                                       -------------  -------------
Total stockholders' deficit                                                (644,852)     (1,045,265)
                                                                       -------------  -------------
Total liabilities and stockholders' deficit                            $    805,461    $    673,491
                                                                       =============  =============

                 See accompanying notes to financial statements

                      INTERNATIONAL CANINE GENETICS, INC.
                            Statements of Operations

                                                                        YEARS ENDED JUNE 30,
                                                               1994            1995            1996
                                                           ------------    ------------    ------------
Net revenues                                               $  1,114,676    $  1,501,864    $  1,651,220
Cost of revenues                                                645,516         814,038         889,240
                                                           ------------    ------------    ------------
Gross profit                                                    469,160         687,826         761,980
                                                           ------------    ------------    ------------

Operating expenses:
Research and development expenditures                           380,893         548,852         554,807
Selling, general and administrative                           1,557,658       1,587,902       1,478,634
Advertising and promotional expense                             348,318         282,254         278,764
                                                           ------------    ------------    ------------
                                                              2,286,869       2,419,008       2,312,205
                                                           ------------    ------------    ------------

Loss from operations                                         (1,817,709)     (1,731,182)     (1,550,225)
Interest expense                                                (27,562)        (52,023)        (73,808)
Other income, net                                                78,788          43,044          13,478
                                                           ------------    ------------    ------------
Net loss                                                    $(1,766,483)    $(1,740,161)    $(1,610,555)
                                                           ============    ============    ============

Net loss per share of common stock                          $     (0.96)     $    (0.96)    $     (0.60)
                                                           ============    ============    ============

Shares of common stock outstanding (weighted average)         1,844,974       1,811,040       2,689,343
                                                           ============    ============    ============

                 See accompanying notes to financial statements

                      INTERNATIONAL CANINE GENETICS, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                   YEARS ENDED JUNE 30,
                                                                            1994           1995            1996
                                                                       ------------    ------------    ------------
Cash flow from operating activities:
     Net loss                                                           ($1,766,483)    ($1,740,161)    ($1,610,555)
                                                                       ------------    ------------    ------------
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization                                                40,169          47,096          50,818
Deferred compensation                                                        48,440          48,448          24,217
Provision for uncollectible accounts                                         13,615           5,039             ---
Loss (gain) on sale of property and equipment                                851            (17,500)            ---
Change in operating assets and liabilities:
(Increase) decrease in accounts receivable                                  (23,137)        (26,300)          3,032
Increase in prepaid expenses                                                 (4,317)         (2,131)        (19,574)
Increase in inventories                                                     (30,273)         (4,398)        (27,493)
Decrease in other current assets                                                ---             ---           5,851
Increase in accounts payable                                                 48,589          44,412         118,449
Increase (decrease) in accrued expenses                                      16,390         (30,494)         55,308
Increase in accrued interest payable-note payable-shareholder                   591             591             591
Increase in accrued interest payable-funding agreements                      16,570          25,378          21,495
                                                                       ------------    ------------    ------------
Total adjustments                                                           127,488          90,141         232,691
                                                                       ------------    ------------    ------------
Net cash used in operating activities                                    (1,638,995)     (1,650,020)     (1,377,861)
                                                                       ------------    ------------    ------------


Cash flow from investing activities:
Capital expenditures                                                        (27,772)        (33,810)         (2,644)
Purchase of technology license and trademark                                (76,381)            ---         (40,938)
Proceeds from notes receivable                                                  ---             811             ---
Proceeds from sale of property and equipment                                    ---           1,750             ---
                                                                       ------------    ------------    ------------
Net cash (used in) investing activities                                    (104,513)        (31,249)        (43,582)
                                                                       ------------    ------------    ------------

Cash flow from financing activities:
Net proceeds from issuance of common stock                                      ---             ---         800,000
Borrowings under note payable                                                   ---         400,000         500,000
Payments under notes payable-funding agreements                             (30,665)        (15,209)        (34,585)
Payments under notes payable-shareholder                                       (591)           (295)            ---
(Increase) decrease in security deposits and other assets                   (23,477)          4,492         (20,537)
Payment of obligations under capital leases                                 (21,217)        (35,833)        (44,890)
                                                                       ------------    ------------    ------------
Net cash (used in) provided by financing activities                         (75,950)        353,155       1,199,988
                                                                       ------------    ------------    ------------
 Net decrease in cash and cash equivalents                               (1,819,098)     (1,328,114)       (221,455)
Cash and cash equivalents at beginning of period                          3,394,771       1,575,673         247,559
                                                                       ------------    ------------    ------------
Cash and cash equivalents at end of period                             $  1,575,673    $    247,559    $     26,104
                                                                       ============    ============    ============

Supplemental cash flow disclosures:
Cash used in operating activities include:
Cash paid for interest                                                 $     47,743    $     36,682    $     52,820

Noncash investing and financing activities:
Sale of asset in exchange for note                                               --    $     17,500              --
Conversion of note payable and accrued interest into common stock                --              --    $    410,142
Capital lease obligation                                                         --              --    $     38,000

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                             Common             Additional    Treasury                  Total
                                             Stock               Paid In       Stock                 Accumulated      Stockholders
                                             Shares     Total     Capital      Shares     Total        Deficit       Equity Deficit
                                             ------     -----   ----------    --------   --------   ------------    ----------------

Balances at June 30, 1993                   1,835,000    $109   $10,341,478     23,960   $(8,439)   $ (7,471,356)      $  2,861,792
Net Loss                                          ---     ---           ---        ---       ---      (1,766,483)        (1,766,483)

- -----------------------------------------------------------------------------------------------------------------------------------

Balances at June 30, 1994                   1,835,000     109    10,341,478     23,960    (8,439)     (9,237,839)         1,095,309
Net Loss                                          ---     ---           ---        ---       ---      (1,740,161)        (1,740,161)

- -----------------------------------------------------------------------------------------------------------------------------------

Balances at June 30, 1995                   1,835,000     109    10,341,478     23,960    (8,439)    (10,978,000)          (644,852)

Net proceeds from issuance of common          680,000      41       799,959        ---       ---             ---            800,000
 stock
Conversion of bridge notes and accrued        328,115      19       410,123        ---       ---             ---            410,142
 interest
Net Loss                                           --      --            --        ---       ---      (1,610,555)        (1,610,555)

- -----------------------------------------------------------------------------------------------------------------------------------

Balances at June 30, 1996                   2,843,115    $169   $11,551,560     23,960   $(8,439)   $(12,588,555)      $ (1,045,265)

===================================================================================================================================

                      INTERNATIONAL CANINE GENETICS, INC.

                         NOTES TO FINANCIAL STATEMENTS


NOTE 1.  BACKGROUND OF THE COMPANY:

      International Canine Genetics, Inc. (the Company) was formed on July 14, 1986. The Company is primarily engaged in the business of developing, manufacturing and marketing products and services which address the needs of owners and breeders of purebred dogs and the veterinarians providing services to them. The Company currently markets artificial insemination products and services and in-clinic ovulation and laboratory timing diagnostic tests, pregnancy and DNA paternity testing services, which collectively comprise the majority of the Company's sales, the PennHIP/(R)/ diagnostic technology for the early detection of Canine Hip Dysplasia to breeders and owners of purebred dogs and their veterinarians, nutritional supplements and grooming products. All product and service revenues are shipped from or performed at the Company's Malvern, PA facility and sold to end users and distributors throughout the world, with the vast majority of the sales made throughout the United States.

NOTE 2.  LIQUIDITY:

      The Company has incurred losses from operations since inception as it has been developing its products and marketing channels and has a net capital deficiency which raises substantial doubt about the entity's ability to continue as a going concern. The Company's ability to support its operations with product sales is dependent on the Company's ability to raise additional funds to finance further product development and marketing as well as the successful completion of such activities.

      Management believes that the Company will be able to attract new sources of funds to enable the Company to continue the development and marketing of its products and services until completion of the acquisition by and integration into Synbiotics Corporation (see Note 4). However, no assurance can be given that such funds will be available or that the funds will be available on terms which are satisfactory or advantageous to the Company or its shareholders.

NOTE 3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

      Cash Equivalents:

      For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

      Inventories:

      Inventories are stated at the lower of cost (first in, first out method) or market.

      Property and Equipment:

      Property and equipment are stated at cost. Equipment acquired under capital leases is stated at the lesser of the present value of the minimum lease payments or the fair value of the equipment at the inception of the lease. Depreciation and amortization, which includes the amortization of assets recorded under capital leases, are computed using both the straight line and accelerated methods over the estimated useful lives of the related assets ranging from three to ten years. Leasehold improvements are amortized over the lives of the respective leases or the lives of the improvements, whichever is shorter.

      Technology and Trademark License:

      Purchased technology and licenses are capitalized at cost and are amortized on a straight-line basis over the remaining life of the license agreement and the patent (10 and 15 years, respectively).

      Research and Development:

      Research and development costs are expensed in the period incurred.

      Advertising and Promotional:

                         INTERNATIONAL CANINE GENETICS

      Advertising and promotional costs are expensed in the period incurred.

      Income Taxes:

      The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

      Concentrations of Credit Risk:

      Financial instruments which potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents, which are maintained in a high quality credit institution, and accounts receivable.

      The Company markets its products and services primarily to two specific classes of customers, namely dog breeders and veterinarians, which may subject the Company to credit risk. Such risk is mitigated, however, because the Company's markets are geographically dispersed. The Company performs ongoing credit evaluations of its customers and generally does not require collateral.

      Fair Value of Financial Instruments

      The carrying value of the Company's short-term financial instruments, such as receivables and payables, approximate their fair values, based on the short-term maturities of these instruments. As of June 30, 1996, the fair value of the Company's demand notes payable, notes payable funding agreements and capital lease obligations, using rates currently available to the Company for such financial instruments with similar terms and remaining maturities, approximate their carrying amounts.

      Net Loss Per Share of Common Stock and Pro Forma Net Loss Per Share of Common Stock:

      The net loss per share of Common Stock is computed using the weighted average number of shares of Common Stock outstanding during the period.

      The effect of stock options and warrants are excluded from the computation as their effect is anti-dilutive, except that, pursuant to Securities and Exchange Commission staff accounting bulletins, Common Stock options issued during the 12 month period prior to the initial public offering at prices below the public offering price of $7.00 per unit have been included in the 1994 computation as if they were outstanding for the period presented (using the treasury stock method).

      Stock-Based Compensation

      In October, 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", which is effective for years beginning after December 15, 1995. SFAS 123 defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and including pro forma disclosures of net income and earnings per share as if the fair value method had been applied. The Company has elected to continue to measure its stock-based compensation in accordance with APB 25 and, accordingly, does not expect the adoption of SFAS 123 to have a significant effect on its financial position or results of operations.

      Use of Estimates

                         INTERNATIONAL CANINE GENETICS

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 4.  ACQUISITION:

      On July 23, 1996, the Company entered into a definitive purchase agreement for Synbiotics Corporation to acquire substantially all of the assets and certain liabilities of the Company in exchange for the issuance of 1,400,000 shares of registered Synbiotics Common Stock, a transaction valued at between $3,500,000 and $4,900,000. The number of shares is subject to adjustment if the market price per share of Synbiotics' stock is above $3.50 per share or below $2.50 per share at the closing. A portion of the 1,400,000 shares of Synbiotics Common Stock will be used to satisfy the Company's debt and the balance will be distributed to the holders of Common Stock. All of the Company's outstanding warrants and stock options will similarly be assumed by Synbiotics and will be exercisable for shares of Synbiotics Common Stock. Additionally, S. R. One, Limited, the Company's largest stockholder, will purchase $1,000,000 of newly issued restricted shares of Synbiotics Common Stock at the closing. The transaction is subject to certain regulatory review and Board of Directors and shareholder approval of both companies. The transaction is expected to close in October, 1996.

NOTE 5. INVENTORIES:

      At June 30, 1995 and 1996, inventories were as follows:

                            1995      1996
                           -------   -------

       Components          $34,747   $61,345

       Finished Goods       30,117    31,012
                           -------   -------

                           $64,864   $92,357
                           =======   =======

NOTE 6. TECHNOLOGY AND TRADEMARK LICENSE:

     On December 21, 1993, the Company finalized an agreement with the University of Pennsylvania for the exclusive worldwide rights to commercialize a new proprietary technology for the diagnosis of Canine Hip Dysplasia. Under the agreement, the Company also obtained the exclusive worldwide rights to use the University of Pennsylvania trademark PennHIP/(R)/. At June 30, 1996, the Company has capitalized costs and accumulated amortization of $76,381 and $18,405, respectively, related to the licensing and transfer to the Company of this technology and trademark.

     On November 6, 1995, the Company concluded an agreement with the Cornell Research Foundation, the University of Medicine and Dentistry of New Jersey-New Jersey Medical School and New York University for the exclusive rights to a U.S. patent entitled "Relaxin Testing for Early Detection of Pregnancy in Dogs." At June 30, 1996, the Company has capitalized costs and accumulated amortization of $40,938 and $1,952, respectively, related to the licensing and transfer to the Company of this technology.

NOTE 7. PROPERTY AND EQUIPMENT:

     At June 30, property and equipment were as follows:

                         INTERNATIONAL CANINE GENETICS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                                      1995        1996
                                                    --------    --------

Lab equipment....................................    $214,045   $214,045
Marketing equipment..............................      44,740     44,740
Furniture and fixtures...........................     197,991    238,634
Warehouse equipment..............................      16,218     16,218
Leasehold improvements...........................       8,464      8,464
                                                     --------   --------
                                                      481,458    522,101
Less accumulated depreciation and amortization...    $245,302   $286,260
                                                     --------   --------
                                                     $236,156   $235,841
                                                     ========   ========

     At June 30, 1996, assets recorded under capital leases and related accumulated amortization are $204,674 and $49,377, respectively.

NOTE 8.  NOTES PAYABLE:

     During fiscal 1995, the Company borrowed $400,000 from S. R. One, Limited, a majority stockholder, under the terms of two demand note agreements bearing interest at the prime rate plus two points. On August 17, 1995, S. R. One, Limited invested cash of $850,000 and converted the $400,000 of demand notes and accrued interest of $10,144 into 1,008,115 newly issued shares of common stock at $1.25 per share.

     On December 22, 1995, the Company borrowed $500,000 from S. R. One, Limited under the terms of a demand note agreement bearing interest at the prime rate plus two points.

NOTE 9.  NOTES PAYABLE - FUNDING AGREEMENTS:

     During fiscal years 1988 through 1991, the Company received $145,090 and $51,578 under three separate funding agreements (the "first and second" and "third" agreements, respectively) from the Ben Franklin Technology Center of Southeastern Pennsylvania (BFTC).

     Under the first and second agreements, the Company is required to repay three times the disbursed funds in quarterly installments of 1% of total Company revenues. The full amount of the obligation under the first and second agreements, $435,270, has been accrued by charges to interest expense during fiscal years 1988 through 1991.

     Under the third agreement, the Company is required to repay up to a maximum of three times the disbursed funds in quarterly installments of 3% of total Company revenues subject to annual dollar caps as set forth below.

          Year Ending

          September 30,             Annual Dollar Cap
          ------------              -----------------
          1996        ..................  37,136

          1997        ..................  46,422

     Under the third agreement, the Company is accruing interest using the effective interest method over the anticipated repayment period. Interest expense related to the agreement amounted to $16,570, $24,768 and $21,060 for the years ended June 30, 1994, 1995 and 1996, respectively, and is included in the statement of operations.


     On February 27, 1995, the Company entered into a supplemental agreement with BFTC to temporarily modify the repayment requirements until the Company has obtained additional funding. Under the terms of this

                         INTERNATIONAL CANINE GENETICS
supplemental agreement, the Company's quarterly repayments under the first, second and third agreements are not to exceed $3,000. The unpaid balance accrues interest at the prime rate. All amounts in arrears, including accrued interest, under this agreement are payable within seven days following completion of the Company obtaining additional funding as defined by the supplemental agreement. At June 30, 1995, the unpaid balance under this agreement was $30,557 and accrued interest amounted to $610. Interest expense on the supplemental agreement incurred in fiscal 1996 was $435.

     The amounts outstanding under these agreements, including accrued interest, are as follow:

                                               June 30,
                                        -----------------------
                                             1995         1996
                                        ---------    ---------

First and Second Agreements..........   $ 435,270    $ 435,270

Third Agreement......................     120,525      141,585
Interest on Supplemental Agreement...         610        1,045

Less payments........................     (86,474)    (121,059)
                                        ---------    ---------

                                          469,931      456,841

Less current portion.................    (107,162)    (128,955)
                                        ---------    ---------

                                        $ 362,769    $ 327,886
                                        =========    =========

NOTE 10.  STOCK OPTION PLAN

     The Company maintains a stock option plan whereby employees, consultants and advisors may be granted incentive stock options ("ISO") or non-qualified stock options to purchase up to 275,000 shares of the Company's Common Stock. The ISO option exercise price is determined by the Compensation and Stock Option Committee subject to a minimum exercise price equal to the fair market value of the Company's Common Stock on the date of the grant. The exercise price of non-qualified options is determined by the Compensation and Stock Option Committee. The options vest over a four year period and expire 10 years from the date of grant.

                      INTERNATIONAL CANINE GENETICS, INC.

A summary of stock option activity is as follows:

                                     Number of   Option Price
                                      Shares       per Share
                                     ---------   -------------

Outstanding as of June 30, 1993         42,042   $        1.35
Granted                                 82,332   $        7.00
Granted                                 99,250   $        2.00
Exercised                                    -               -
Canceled                                     -               -
                                     ---------   -------------
Outstanding as of June 30, 1994        223,624   $  1.35-$7.00
Granted                                      -               -
Exercised                                    -               -
Canceled                                 5,510   $  2.00-$7.00
                                     ---------   -------------

Outstanding as of June 30, 1995        218,114   $1.35 - $7.00
                                       =======   =============

Granted                                152,950   $        1.25

Exercised                                   --              --

Canceled                                11,465   $  1.25-$7.00


Outstanding as of June 30, 1996        359,599   $  1.25-$7.00
                                       =======   =============

     At June 30, 1996, options for 218,218 shares were exercisable and 130,401 shares were available for future grants under the plan.

     During the twelve months ended June 30, 1995 and 1996, the Company recognized $48,448 and $24,217, respectively, as compensation expense in connection with options granted prior to the Company's initial public offering.

NOTE 11.  STOCK WARRANTS:

     In January, 1993, in accordance with a Recapitalization Agreement, 62,075 shares of Preferred-B warrants were exchanged for 10,346 common stock warrants exercisable at $8.40 per share over five years, and 300,000 common share warrants were exchanged for 50,000 common stock warrants exercisable at $8.40 per share over five years.

     In March 1993, 715,000 warrants ("Public Warrants") to purchase common stock were issued as part of the Company's initial public offering. In this offering, the Company sold 715,000 Units, each consisting of one share of common stock and one common stock warrant. The warrants are exercisable over a five year period at an initial exercise price of $10.00 per warrant. However, as the Company did not generate revenues of $7 million during the fiscal year ended June 30, 1995, the exercise price was reduced to $5.00 per warrant in accordance with the terms of the offering document.

                      INTERNATIONAL CANINE GENETICS, INC.

     In addition, the underwriter of the Company's initial public offering received, as part of its compensation, warrants ("Underwriters' Warrants") to purchase 71,500 Units (each unit consisting of one share of common stock and one redeemable common stock warrant.). The Underwriters' Warrants are exercisable over five years at a price of $8.40 per warrant. The common stock warrants contained in the Unit warrant have the same terms and characteristics as the public warrants issued as part of the initial public offering.

     The terms of the Public Warrant and Underwriters' Warrant agreements provide the holders of the warrants with anti-dilution protection if the Company issues common stock or equivalents, including stock options, at a price below the original exercise prices per warrant of $10.00 and $8.40, respectively. During the year ended June 30, 1994, the Company issued stock options under its 1992 Stock Option Plan at $7.00 per share and $2.00 per share (see Note 10). As a result, the Public Warrants have an adjusted exercise price of $9.66 per warrant and may be redeemed for 740,166 shares of common stock. The Underwriters' Warrant have an adjusted exercise price of $1.76 and can be redeemed for 341,250 shares of Common Stock and 341,250 redeemable warrants.
The redeemable warrants have an adjusted exercise price of $9.66 and can be redeemed for 353,538 shares of Common Stock.

     On August 16, 1995, the Board of Directors approved modifications to the 715,000 Public Warrants. The exercise price of the Public Warrants was reduced from $5.00 per warrant to $1.25 per warrant and the term of each Public Warrant was extended from March 24, 1988 to March 24, 2000.

     In addition, in order to simplify the Company's capital structure and eliminate certain onerous anti-dilution provisions which have had and would have an adverse impact on the shareholders, the holders of 60,346 warrants to purchase common stock at an exercise price of $8.40 per warrant agreed to exchange their warrants for 245,692 warrants to purchase common stock with the same terms and conditions as the Public Warrants. Also, the underwriter of the Company's initial public offering agreed to exchange 71,500 unit warrants (each unit consisting of one share of common stock and one redeemable common stock warrant) for 71,500 warrants to purchase Common Stock on the same terms and conditions as the Public Warrants. Warrants outstanding as of June 30, 1996 total 1,032,192 (exercisable for 1,067,525 shares of Common Stock) at an exercise price of $1.25 per share.

NOTE 12.  COMMITMENTS AND CONTINGENCIES:

     The Company leases equipment and office, research, manufacturing/warehouse space under various non-cancelable leases with third parties. The leases range from three to five years and require the Company to pay all insurance, taxes and operating expenses.

     The Company entered into a 5-year lease agreement and expanded its Malvern, PA facility from 4,725 square feet to 9,240 square feet. Payments under this lease commenced on September 20, 1993, upon substantial completion of improvements to the facility. For the years ended June 30, 1994 and 1995, the Company acquired office, product development, manufacturing and warehouse equipment under non-cancelable capital lease agreements.

                      INTERNATIONAL CANINE GENETICS, INC.

     Future minimum obligations under non-cancelable lease agreements at June 30, 1996 are as follows:

                                            Capital    Operating
       For years ending June 30,            Leases      Leases
- ----------------------------------------   ---------   --------
                  1997                      $ 63,163   $121,201
                  1998                        44,498    119,104
                  1999                        11,497     39,440
                                            --------   --------
   Total Minimum Payments                    119,158   $279,745
                                                       ========

   Less amount representing interest          16,424
                                            --------
   Present value of net minimum lease
      payments under capital leases         $102,734(1)
                                             =======

- ------------------------

     (1)  Does not include a $38,000 capital lease obligation.

     Rent expense under operating leases for the years ended June 30, 1994, 1995 and 1996 was $83,504, $115,319 and $159,825 respectively.

     At June 30, 1996, the Company has a letter of credit outstanding in the amount of $19,800 which guarantees a telephone equipment lease. The contract amount of the letter of credit was for approximately 40% of the fair value of the lease at its inception and decreases annually over the life of the lease.


NOTE 13.  INCOME TAXES:

     Effective July 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109). There was no cumulative effect of the accounting change and prior periods were not restated.

     At June 30, 1995 and 1996, the Company had a deferred tax asset comprised of the following:


                                                1995         1996
                                             ----------   ----------

       Net operating loss carryforwards      $3,917,000   $4,418,000

       Receivables                               31,000       19,000

       Inventory                                  4,000        4,000
                                             ----------   ----------
       Deferred tax asset                    $3,952,000   $4,441,000
                                             ==========   ==========

     The Company has recorded a valuation allowance for the full amount of the deferred tax asset at June 30, 1995 and 1996, since the likelihood of the realization of the tax benefits cannot be established.

     At June 30, 1996, the Company had net operating loss carryforwards for federal income tax purposes of approximately $11.7 million, which expire in varying amounts through 2011.

                      INTERNATIONAL CANINE GENETICS, INC.

NOTE 14. SUBSEQUENT EVENT:

     On August 28, 1996, the Company borrowed $400,000 from S.R. One, Limited, which included a $42,497 placement fee payable to S.R. One, Limited, pursuant to a demand note bearing interest at prime plus two points.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     (a) Section 317 of the California General Corporation Law provides for the indemnification of officers and directors of Synbiotics against expenses, judgments, fines and amounts paid in settlement under certain conditions and subject to certain limitations.

     (b) Article VIII, Section 4 of the Bylaws of Synbiotics provides that Synbiotics shall have the power to indemnify any person who is or was a director, officer, employee or agent of Synbiotics or any person who is or was serving at the request of Synbiotics as a director, officer, employee or agent of another corporation, subject to certain limitations. The rights to indemnity thereunder continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director, officer, employee or agent in defending a civil or criminal action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of Synbiotics (or was serving at the Synbiotics' request as a director, officer, employee or agent of another corporation) may be paid by Synbiotics in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Synbiotics.

     (c) Article Seventh of Synbiotics' Restated Articles of Incorporation provides that liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under California Law. Article Eighth of Synbiotics' Restated Articles of Incorporation further provides that Synbiotics is authorized to indemnify agents (as defined in Section 317 of the California Law) in excess of the indemnification otherwise permitted by Section 317, subject to the limits set forth in Section 204 of the California Law.

     (d) Pursuant to authorization provided under the Articles of Incorporation, Synbiotics has entered into indemnification agreements with its directors and officers. Generally, the indemnification agreements attempt to provide the maximum protection permitted by California Law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. The indemnification agreements provided for Synbiotics to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending an action, suit or proceeding. In order to receive an advance of expenses, the individual must undertake to repay such advance upon a determination that he or she is not entitled to indemnification. Synbiotics' Bylaws contain a provision of similar effect relating to advancement of expenses to a director or officer, subject to an undertaking to repay if it is ultimately determined that indemnification is unavailable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
          ------------------------------------------

     (a)  Exhibit Index
          -------------

          Exhibits marked with an asterisk have not been included with this Form S-4 Registration Statement, but instead have been incorporated by reference to other documents filed by Synbiotics with the Securities and Exchange Commission. Synbiotics will furnish a copy of any one or more of these exhibits to a shareholder who so requests upon receipt of payment for the cost of duplicating and mailing the requested items.

Exhibit     Title                                               Method of Filing
- ---------   -----                                               ----------------
     2.1*   Plan and Agreement of Merger of Texas               Incorporated herein by reference to
            Biotechnology Corporation, TBC Acquisition          Exhibit 2.1 to the Registrant's Current
            Company No. 1 and ImmunoPharmaceutics,              Report on Form 8-K, as amended, dated
            Inc. dated as of June 17, 1994.                     July 25, 1994.

      2.2   Purchase Agreement dated July 23, 1996 by           Filed herewith.
            and among Synbiotics, ICG and S.R. One.

      2.3   Amendment to Purchase Agreement dated               Filed herewith.
            September 7, 1996 by and among Synbiotics,
            ICG and S.R. One.

     3.1*   Articles of Incorporation, as amended.              Incorporated by reference to Exhibit 3.1 to
                                                                the Registrant's Annual Report on Form
                                                                10-KSB for its fiscal year ended December
                                                                31, 1995.

     3.2*   Bylaws, as amended.                                 Incorporated herein by reference to
                                                                Exhibit 3.2 to the Registrant's Quarterly
                                                                Report on Form 10-QSB for the quarterly
                                                                period ended June 30, 1995.

      5.1   Opinion of Brobeck, Phleger & Harrison              Filed herewith.
            LLP with respect to the Common Stock
            being registered.

    10.1*   Lease of Premises by Registrant located at          Incorporated herein by reference to
            11011 Via Frontera, San Diego, California,          Exhibit 10.1 to the Registrant's Annual
            dated November 28, 1989.                            Report on Form 10-K for its fiscal year
                                                                ended March 31, 1991.

   10.4*+   1983 Stock Option Plan.                             Incorporated herein by reference to the
                                                                Registrant's Registration Statement on
                                                                Form S-18, Registration No. 2-83602, dated
                                                                August 25, 1983.

     10.2   Employment Agreement between the                    Filed herewith.
            Registrant and Kenneth M. Cohen dated
            May 7, 1996.

     10.3   General Release and Severance Agreement             Filed herewith.
            between the Registrant and Robert L.
            Widerkehr dated July 31, 1996.

 10.4.1*+   First Amendment to 1983 Stock Option                Incorporated herein by reference to
            Plan.                                               Exhibit 10.4.1 to the Registrant's Annual
                                                                Report on Form 10-K for its fiscal year
                                                                ended March 31, 1988.

   10.5*+   1984 Stock Option Plan.                             Incorporated herein by reference to
                                                                Exhibit 10.5 to the Registrant's
                                                                Registration Statement on Form S-1,
                                                                Registration No. 33-5292, dated July 16,
                                                                1986.




Exhibit     Title                                               Method of Filing
- -------     -----                                               ----------------
 10.5.1*+   First and Second Amendments to 1984 Stock           Incorporated herein by reference to
            Option Plan.                                        Exhibit 10.5.1 to the Registrant's Annual
                                                                Report on Form 10-K for its fiscal year
                                                                ended March 31, 1988.

   10.6*+   1986 Stock Option Plan.                             Incorporated herein by reference to
                                                                Exhibit 10.6 to the Registrant's
                                                                Registration Statement on Form S-1,
                                                                Registration No. 33-5292, dated July 16,
                                                                1986.

 10.6.1*+   First Amendment to 1986 Stock Option                Incorporated herein by reference to
            Plan.                                               Exhibit 10.6.1 to the Registrant's Annual
                                                                Report on form 10-K for its fiscal year
                                                                ended March 31, 1988.

   10.21*   Distribution Agreement between Vedco, Inc.          Incorporated herein by reference to
            and the Registrant, dated October 15, 1986.         Exhibit 10.21 to the Registrant's
                                                                Registration Statement on Form S-1,
                                                                Registration No. 33-5292, dated July 16,
                                                                1986.

  10.26*+   1987 Stock Option Plan.                             Incorporated herein by reference to
                                                                Exhibit 28 to the Registrant's Registration
                                                                Statement on Form S-8, Registration No.
                                                                33-15712, dated July 9, 1987.

10.26.1*+   First Amendment to 1987 Stock Option                Incorporated herein by reference to
            Plan.                                               Exhibit 10.26.1 to the Registrant's Annual
                                                                Report on Form 10-K for its fiscal year
                                                                ended March 31, 1988.

   10.33*   Lease of Premises (expansion) by the                Incorporated herein by reference to
            Registrant located at 16410 Via Esprillo, San       Exhibit 10.33 to the Registrant's Annual
            Diego, California, dated February 25, 1988.         Report on Form 10-K for its fiscal year
                                                                ended March 31, 1988.

 10.33.1*   First Amendment to Lease of Premises by             Incorporated herein by reference to
            the Registrant located at 16410 Via Esprillo,       Exhibit 10.33.1 to the Registrant's Annual
            San Diego, California, dated August 9, 1988.        Report on Form 10-K for its fiscal year
                                                                ended March 31, 1989.

   10.36*   Marketing Agreement between the                     Incorporated herein by reference to
            Registrant and Bio-Trends International,            Exhibit 10.36 to the Registrant's Annual
            Inc., dated May 10, 1989.                           Report on form 10-K for its fiscal year
                                                                ended March 31, 1989.

 10.36.1*   Distribution Agreement between the                  Incorporated herein by reference to
            Registrant and Bio-Trends International,            Exhibit 10.36.1 to the Registrant's Annual
            Inc., dated February 7, 1990.                       Report on Form 10-K for its fiscal year
                                                                ended March 31, 1990.

   10.39*   Distribution Agreement between the                  Incorporated herein by reference to
            Registrant and Bio-Trends International,            Exhibit 10.39 to the Registrant's Annual
            Inc., dated August 1, 1990.                         Report on Form 10-K for its fiscal year
                                                                ended March 31, 1991.


Exhibit     Title                                               Method of Filing
- -------     -----                                               ----------------
   10.40*   Framework Agreement between Pitman-                 Incorporated herein by reference to
            Moore, Inc. and the Registrant, dated June          Exhibit 7.01 to the Registrant's Current
            26, 1992.                                           Report on Form 8-K dated July 13, 1992,
                                                                as amended Form 8 on November 4, 1992
                                                                and December 10, 1992.

   10.41*   Agreement between the Registrant and                Incorporated herein by reference to
            Rhone Merieux, dated July 9, 1992.                  Exhibit 7.01 to the Registrant's current
                                                                Report on Form 8-K dated July 23, 1992.

  10.43*+   1991 Stock Option Plan, as amended.                 Incorporated herein by reference to
                                                                Exhibit 4.1 to the Registrant's Registration
                                                                Statement on Form S-8 , Registration No.
                                                                33-55992, dated December 21, 1992.

   10.44*   Purchase Agreement between SmithKline               Incorporated herein by reference to
            Beecham Animal Health and the Registrant,           Exhibit 7.01 to the Registrant's Current
            dated December 10, 1992.                            Report on Form 8-K dated December 30,
                                                                1992.

   10.46*   Agreement Regarding Licensing,                      Incorporated herein by reference to
            Development, Marketing and Manufacturing            Exhibit 10.46 to the Registrant's Quarterly
            between the Registrant and Binax, Inc.,             Report on Form 10-QSB for the quarter
            dated as of June 30, 1993.                          ended December 31, 1993.

   10.47*   Amendment No. One to Agreement                      Incorporated herein by reference to
            Regarding Licensing, Development,                   Exhibit 10.47 to the Registrant's Quarterly
            Marketing and Manufacturing between the             Report on Form 10-QSB for the quarter
            Registrant and Binax, Inc., dated December          ended December 31, 1993.
            9, 1993.

   10.48*   Amendment No. Two to Agreement                      Incorporated herein by reference to
            Regarding Licensing, Development,                   Exhibit 10.48 to the Registrant's Annual
            Marketing and Manufacturing between the             Report on Form 10-KSB for its fiscal year
            Registrant and Binax, Inc., dated as of July        ended December 31, 1995.
            27, 1994.

  10.50*+   1995 Stock Option/Stock Issuance Plan, as           Incorporated herein by reference to
            amended.                                            Exhibit 10.50 to the Registrant's Quarterly
                                                                Report on Form 10-QSB for the quarterly
                                                                period ended September 30, 1995.

  10.51*+   Form of Notice of Grant/Stock Option                Incorporated herein by reference to
            Agreement, as used under the 1995 Stock             Exhibit 99.2 to the Registrant's
            Option/Stock Issuance Plan.                         Registration Statement on Form S-8,
                                                                Registration No. 33-61103, dated July 17,
                                                                1995.


Exhibit     Title                                               Method of Filing
- ---------   -----                                               ----------------
    10.52   Contract Manufacturing Agreement, dated             Certain confidential portions of this
            as of March 31, 1995.                               exhibit
                                                                have been omitted by means of blacking
                                                                out the text (the "Mark").  This exhibit has
                                                                been filed separately with the Secretary of
                                                                the Commission without the Mark
                                                                pursuant to the Company's Application
                                                                Requesting Confidential Treatment under
                                                                Rule 24b-2 under the Securities Exchange
                                                                Act of 1934, as amended.

    11.1*   Computation of Earnings Per Share.                  Incorporated herein by reference to
                                                                Exhibit 11.1 to the Registrant's Annual
                                                                Report on Form 10-KSB for its fiscal year
                                                                ended December 31, 1995 and to Exhibit
                                                                11.1 to the Registrant's Report on Form
                                                                10-QSB for the quarter ended June 30,
                                                                1996.

     23.1   Consent of Price Waterhouse LLP.                    Filed herewith.


     23.2   Consent of Coopers & Lybrand L.L.P.                 Filed herewith.

     24.1   Power of Attorney.                                  Filed with original Form S-4 Registration
                                                                Statement.

*  Incorporated by reference.

+  Management contract or compensatory plan or arrangement.


ITEM 22.  UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This means information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, County of San Diego, State of California, on September 12, 1996.

                                 SYNBIOTICS CORPORATION

                                 By:*  Kenneth M. Cohen
                                    --------------------
                                    Kenneth M. Cohen
                                    President and Chief Executive Officer

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth M. Cohen and Michael K. Green, or either of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement related to this Registration Statement and filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


      Signature                     Title                       Date
- ----------------------  ------------------------------   -------------------

*   KENNETH M. COHEN         Chief Executive Officer      September 12, 1996
- ----------------------    (Principal Executive Officer)
Kenneth M. Cohen

/s/ MICHAEL K. GREEN      Vice President-Finance and      September 12, 1996
- ----------------------      Chief Financial Officer
Michael K. Green         (Principal Financial Officer)

*   KEITH A. BUTLER
- ----------------------     Corporate Controller and       September 12, 1996
Keith A. Butler            Chief Accounting Officer


*   DONALD E. PHILLIPS      Chairman of the Board         September 12, 1996
- ----------------------
Donald E. Phillips

*   PATRICK OWEN BURNS             Director               September 12, 1996
- ----------------------
Patrick Owen Burns

*   JAMES C. DECESARE              Director               September 12, 1996
- ----------------------
James C. DeCesare

*   M. BLAKE INGLE                 Director               September 12, 1996
- ----------------------
M. Blake Ingle

*   ROBERT J. KUNZE                Director               September 12, 1996
- ----------------------
Robert J. Kunze

*By: /s/ MICHAEL K. GREEN
     ----------------------
       Attorney-in-fact

COMMON STOCK PROXY                                           COMMON STOCK PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                            SYNBIOTICS CORPORATION
                11011 VIA FRONTERA, SAN DIEGO, CALIFORNIA 92127

  The undersigned hereby appoints Kenneth M. Cohen and Michael K. Green, jointly and severally, as proxyholders, each with full power to appoint his substitute, and hereby authorizes them to vote as designated below, all the shares of Common Stock of Synbiotics Corporation held of record by the under-signed on September 6, 1996, at the Annual Meeting of Shareholders to be held on October 24, 1996, or any postponement or adjournment thereof, and to vote in their discretion on such other business as may come before the Annual Meet-ing.

      (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

                                 Please mark
                                 your votes as   [X]
                                 indicated in
                                 this example


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
PROPOSALS 1, 2 AND 3.
                                             FOR       AGAINST       ABSTAIN
ITEM 1-APPROVAL OF THE PRINCIPAL            [___]       [___]         [___]
       TERMS OF THE ACQUISITION BY
       SYNBIOTICS OF SUBSTANTIALLY
       ALL OF THE ASSETS OF
       INTERNATIONAL CANINE GENETICS,
       INC. PURSUANT TO A PURCHASE
       AGREEMENT DATED JULY 23, 1996,
       AS AMENDED.
                                                              WITHHELD
                                             FOR               FOR ALL
ITEM 2-ELECTION OF DIRECTORS                [___]               [___]
      Nominees:

      Kenneth M. Cohen
      James C. DeCesare
      Brenda D. Gavin
      M. Blake Ingle
      Donald E. Phillips

WITHHELD FOR: (Write that nominee's name in the space provided below).

- -------------------------------------------------------------------------------
                                              FOR       AGAINST       ABSTAIN
ITEM 3-APPROVAL OF THE AMENDMENT             [___]       [___]         [___]
       OF ARTICLE FOURTH OF THE
       RESTATED ARTICLES OF
       INCORPORATION

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER AND WILL BE VOTED BY THE PROXYHOLDERS AT THEIR DISCRETION AS TO ANY OTHER MATTERS PROPERLY TRANSACTED AT THE ANNUAL MEETING. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

           PLEASE CHECK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING. [_]

Signature(s) ____________________________   Date ______________________________
NOTE: PLEASE SIGN EXACTLY YOUR NAME APPEARS ON THIS PROXY. IF SIGNING FOR TRUSTS, ESTATES OR CORPORATIONS, TITLE OR CAPACITY SHOULD BE STATED. IF SHARES ARE HELD JOINTLY, EACH HOLDER SHOULD SIGN.

PROXY                                                                      PROXY
                      INTERNATIONAL CANINE GENETICS, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Paul A. Rosinack and John R. Bauer, and either of them, proxies (each with full power of substitution) to vote, as indicated below and in their discretion upon such other matters as may properly come before a Special Meeting of Stockholders of the Company to be held on October 17, 1996 at the Desmond Hotel, One Liberty Boulevard, Malvern, Pennsylvania.

  This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the proposal described in the Joint Proxy Statement, and otherwise at the discretion of the proxies.

  Please mark boxes [_] or [X] in blue or black ink.

 1. Approval of the principal terms of the sale of substantially all of the assets of the Company to Synbiotics Corporation pursuant to a Purchase Agreement dated July 23, 1996, as amended on September 7, 1996, in exchange for Synbiotics Common Stock, as described in the Joint Proxy Statement.


                      [_] FOR   [_] AGAINST   [_] ABSTAIN

                      -----------------------------------
                (Continued, and to be signed, on the other side)

- --------------------------------------------------------------------------------

                         (continued from reverse side)

 2. In their discretion, upon other matters as may properly come before the Special Meeting.

                                           NOTE: Please sign exactly as
                                                 name(s) appear hereon. Execu-
                                                 tors, administrators, trust-
                                                 ees, etc., should give full
                                                 title as such

                                           Signature
                                                    ---------------------------

                                           Signature
                                                    ---------------------------

                                           Date                          , 1996
                                               --------------------------


     PLEASE SIGN AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE